UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
SCHEDULE 14A
INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

LIGAND PHARMACEUTICALS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The purchase price payable under the asset purchase agreement consists of an aggregate upfront cash consideration of $265 million, assumption by King of payment obligations of Ligand of $47.75 million (or reimbursement to Ligand at closing of the asset sale to the extent any such amounts have been paid) and specified existing royalty obligations to third parties, and receipt of certain royalty payments based on King’s annual net sales of AVINZA® through AVINZA®’s patent expiration in November 2017.

Solely for purposes of calculating the amount of the filing fee, the registrant estimates a purchase price of approximately $480.8 million.

4)	Proposed maximum aggregate value of transaction: $480.8 million

5)	Total fee paid: $51,445.60

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED          , 2006

Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California 92121

          , 2006

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Ligand Pharmaceuticals Incorporated to be held at the La Jolla Marriott located at 4240 La Jolla Village Drive, La Jolla, California 92037 on          , 2006 at 9:00 a.m., local time.

We have agreed to sell all of our rights in and to AVINZA® (morphine sulfate extended-release capsules), in the United States, its territories and Canada to King Pharmaceuticals, Inc. (“King”), and its wholly-owned subsidiary King Pharmaceuticals Research and Development, Inc. (“King R&D”), pursuant to an asset purchase agreement, dated as of September 6, 2006. In exchange for our rights in and to AVINZA®, King and King R&D have agreed to pay us $265 million in cash, subject to specific inventory adjustments, assume a payment obligation of Ligand of approximately $48 million (or reimburse Ligand at closing of the asset sale to the extent any such amounts have been paid ) and specified existing royalty obligations to third parties, and pay Ligand certain royalty payments based on King’s annual net sales of AVINZA® through AVINZA®’s patent expiration in November 2017. The full text of the asset purchase agreement is included as Annex A to the proxy statement that accompanies this letter.

The proposed asset sale will not become effective until such time as we receive not less than the minimum number of votes necessary to approve the sale of all or substantially all of our assets, under Delaware law. We have scheduled a special meeting of our stockholders for this vote on          , 2006. YOUR VOTE IS VERY IMPORTANT.

After careful consideration, our board of directors has unanimously determined that the proposed sale of assets is in the best interest of Ligand Pharmaceuticals Incorporated and our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED SALE AND THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE PROPOSED SALE.

We are also asking for your approval of a proposal to amend Ligand’s 2002 Stock Incentive Plan (the “2002 Plan”) to allow equitable adjustments to be made to options outstanding under the 2002 Plan in the event of a payment of a special cash dividend to our stockholders.

Our board of directors has approved the amendment to the 2002 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENTS TO OUR 2002 PLAN.

Please review in detail the attached proxy statement for a more complete statement regarding the proposal to approve the asset sale (proposal 1 in this proxy statement), which includes a description of the asset purchase agreement, the background of the decision to enter into the asset purchase agreement, and the reasons that our board of directors has decided to recommend that you approve the asset sale; and the amendment to the 2002 Plan (proposal 2 in this proxy statement).

Your vote is very important to us regardless of the number of shares you own. Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of our common stock directly in your name, you may also grant a proxy using the Internet or by telephone by following the instructions printed on your proxy card. Granting a proxy by mail, telephone or the Internet will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” each of the proposals described in this proxy statement.

By Order of the Board of Directors,

Henry F. Blissenbach
Chairman and Interim Chief Executive Officer

San Diego, California
          , 2006

The notice and proxy statement are first being mailed to our stockholders on or about          , 2006.

Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2006

To our stockholders:

A special meeting of stockholders of Ligand Pharmaceuticals Incorporated will be held at the La Jolla Marriott located at 4240 La Jolla Village Drive, La Jolla, California 92037 on          , 2006 at 9:00 a.m., local time. At this meeting you will be asked:

1. To consider and to vote on a proposal to approve the sale of all or substantially all of our assets under Delaware law through the sale of our rights in and to AVINZA® (morphine sulfate extended-release capsules), in the United States, its territories and Canada, pursuant to the asset purchase agreement attached as Annex A to this proxy statement;

2. To consider and to vote on a proposal to amend Ligand’s 2002 Stock Incentive Plan to allow equitable adjustments to be made to options outstanding under the plan in the event of the payment of a large non-recurring cash dividend;

3. To approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposals, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the preceding proposals; and

4. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.

After careful consideration, our board of directors has unanimously determined that the proposed sale of assets is in the best interest of Ligand Pharmaceuticals Incorporated and our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED SALE AND THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE PROPOSED SALE.

Our board of directors has approved the amendment to our 2002 Stock Incentive Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN.

Only holders of record of our common stock at the close of business on          , 2006, will be entitled to notice of and to vote at the special meeting or any adjournment thereof. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.

Your vote is important, regardless of the number of shares you own. The proposed sale of AVINZA® will not be completed unless it is authorized by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or grant a proxy by the telephone or using the Internet to ensure that your shares will be represented at the meeting if you are unable to attend. Your prompt cooperation will be greatly appreciated.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the special meeting.

The notice and proxy statement are first being mailed to stockholders on or about          , 2006.

Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet.

By Order of the Board of Directors,

Warner R. Broaddus
Secretary

San Diego, California
          , 2006

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Ligand,” “company,” “we,” “our,” “ours,” and “us” refer to Ligand Pharmaceuticals Incorporated, a Delaware corporation, and its subsidiaries.

Parties to the Asset Sale

Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California 92121
Telephone No.: (858) 550-7500

Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Telephone No.: (423) 989-8000

King Pharmaceuticals, Inc., or King, is a vertically integrated branded pharmaceutical company. King seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

King Pharmaceuticals Research and Development, Inc.
4000 CentreGreen Way, Suite 300
Cary, North Carolina 27513
Telephone No.: (919) 653-7099

King Pharmaceuticals Research and Development, Inc., or King R&D, is a Delaware corporation and a wholly-owned subsidiary of King.

The Special Meeting

Date, Time, Place and Purpose (Page 11)

The special meeting will be held on          , 2006, starting at 9:00 a.m., local time, at the La Jolla Marriott located at 4240 La Jolla Village Drive, La Jolla, California 92037.

You will be asked to consider and vote upon approval of: (i) the asset sale and adoption of the asset purchase agreement; and (ii) the amendment of our 2002 Stock Incentive Plan, referred to in this proxy statement as the 2002 Plan, to allow equitable adjustments to be made to options subject to the 2002 Plan in the event of the payment of a special cash dividend. In addition, you will be asked to approve the adjournment of the special meeting, if necessary, in order to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the forgoing proposals.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment of the special meeting.

Record Date, Voting and Quorum (Page 11)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on          , 2006, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were           shares of our common stock outstanding and entitled to be voted.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Security Ownership of Certain Beneficial Owners, Directors and Management (Page 92)

As of the record date, the directors and current executive officers of Ligand collectively beneficially owned in the aggregate           shares, representing approximately     % of the shares of our common stock entitled to vote at the special meeting.

Revocability of Proxies (Page 12)

Any Ligand registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the asset sale.

Any Ligand registered stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	delivering to the Secretary of Ligand a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your instructions.

The Asset Sale

The Asset Sale (Page 14)

On September 6, 2006, our board of directors, at a meeting duly called and held, approved the asset sale by and between Ligand, King and King R&D, pursuant to an asset purchase agreement, dated as of September 6, 2006, a copy of which is included as Annex A to this proxy statement. Please read it carefully. Ligand, King and King R&D may sometimes be referred to in this proxy statement as a party, or collectively as the parties. Pursuant to the terms of the asset purchase agreement:

•	we intend to sell all of our rights in and to AVINZA® (morphine sulfate extended-release capsules), in the United States, its territories and Canada, which would constitute a sale of all or substantially all of our assets under Delaware law; and

•	in exchange for our rights in and to AVINZA®, King and King R&D have agreed to pay us $265 million in cash, subject to specific inventory adjustments, assume a payment obligation of Ligand to Organon of approximately $48 million (or reimburse Ligand at closing of the asset sale to the extent any such amounts have been paid), assume the Company’s existing co-promote termination obligation to make payments to Organon based on net sales of AVINZA®, and assume specified existing royalty obligations to other third parties. The Company will also receive certain royalty payments based on King’s annual net sales of AVINZA® through AVINZA®’s patent expiration in November 2017. At closing of the asset sale $15 million of the cash payment will be funded into an escrow to support any indemnification claims made by King within the first year of closing.

If all necessary approvals have been obtained, including stockholder and regulatory approvals and any third party consents, we hope to complete the asset sale shortly after this special meeting scheduled for          , 2006

Reasons for the Asset Sale (Page 22)

In evaluating the asset sale, our board of directors considered the recommendations of the strategic alternatives committee, its consultations with our management and financial and legal advisors and various factors. For the material factors considered by our board of directors in reaching its decision to approve the asset sale and adopt the asset purchase agreement, see “The Asset Sale — Reasons for the Asset Sale,” beginning on page 21.

Recommendation of Our Board of Directors (Page 24)

After careful consideration, our board of directors has unanimously:

•	determined that the asset sale, the asset purchase agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Ligand and our stockholders; and

•	approved the asset sale and adopted the asset purchase agreement.

Opinion of Our Financial Advisor (Page 25 and Annex B)

In connection with the asset sale, Ligand’s board of directors received a written opinion, dated September 6, 2006, from Ligand’s financial advisor, UBS Securities LLC, or UBS, as to the fairness, from a financial point of view and as of the date of such opinion, to Ligand of the aggregate consideration to be received by Ligand in the asset sale. The full text of UBS’ written opinion, dated September 6, 2006, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion, which was provided to Ligand’s board in connection with its evaluation of the aggregate consideration from a financial point of view, does not address any other aspect of the asset sale and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the transaction. Under the terms of UBS’ engagement, Ligand has agreed to pay UBS for its financial advisory services in connection with the transaction an aggregate fee of approximately $4.5 million, a portion of which was payable in connection with UBS’ opinion and approximately $3.4 million of which is contingent upon completion of the transaction.

Proceeds from the Asset Sale (Page 29)

While we are evaluating a distribution of a substantial portion of the net cash proceeds from the asset sale to our stockholders in the form of a special dividend, we cannot predict the timing or amount of such distribution, if any, to be made to our stockholders. The amount, if any, available to our stockholders will be determined by our board of directors, after weighing the company’s remaining liabilities and operational needs. In addition, since our board of directors has not conducted the analyses necessary to determine the amount and timing of any special dividend, we cannot guarantee that the Company will distribute any of the net cash proceeds from the asset sale to our stockholders in the event the asset sale is approved. Consequently, we would advise our stockholders that they should not vote in favor of the asset sale based upon the assumption that they will receive a special dividend out of the net cash proceeds of the asset sale. We anticipate that any such dividend would be paid to our stockholders on a pro rata basis.

Effects of the Asset Sale (Page 29)

If the asset sale is approved and the asset purchase agreement is adopted by our stockholders and the other conditions to closing of the asset sale are satisfied, King and King R&D will acquire all of our rights in and to AVINZA(R) in the United States, its territories and Canada. This will constitute the sale of substantially all of our assets under Delaware law. If approved, we expect to become a highly-specialized research and development and royalty company following the consummation of the asset sale. If the asset sale is not approved by the holders of a majority of our outstanding shares, then either we or King may terminate the asset purchase agreement and our board of directors, along with management, will reassess our options in light of our long-term strategic goals.

Other Agreements and Transactions Related to the Asset Sale (Page 30)

In addition to the asset purchase agreement, we also entered into the following related agreements and transactions in connection with the asset sale:

•	a contract sales force agreement with King, pursuant to which King agreed to conduct a detailing program to promote the sale of AVINZA®, which agreement is not a condition to the asset sale;

•	a loan arrangement with King, pursuant to which King loaned to us, $37.75 million, which arrangement is not a condition to the asset sale; and

•	as a condition to closing the asset sale, we are also required to mail a notice of redemption to each of the holders of our 6% Convertible Subordinated Notes, due 2007, which we mailed on October 30, 2006.

Other Agreements and Transactions Related to our Strategic Review Process (Page 30)

In connection with our overall strategic review process we also entered into the following agreements, neither of which is a condition to the asset sale:

•	an asset purchase agreement with Eisai Inc. and Eisai Co., Ltd., pursuant to which we sold to Eisai Inc. and Eisai Co., Ltd. all of our rights to our marketed oncology products; and

•	a sale and leaseback transaction for our corporate headquarters with Slough Estates USA Inc.

Interests of Ligand’s Directors and Executive Officers in the Asset Sale (Page 31)

After the closing of the asset sale, King and King R&D have agreed to indemnify and hold our executive officers and directors harmless from any loss arising out of any breach of representations and warranties by King, or a failure by King to perform covenants applicable to them under the asset purchase agreement. All of our directors and executive officers own shares of our common stock and/or options to purchase shares of our common stock, and to that extent, their interests in the asset sale are the same as that of other holders of our common stock. See “Security Ownership of Certain Beneficial Owners, Directors and Management,” beginning on page 92.

Dissenters Rights (Page 32)

You will not experience any change in your rights as a stockholder as a result of the asset sale. None of Delaware law, our certificate of incorporation or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, you will have no right to dissent and obtain payment for your shares.

Material U.S. Federal and State Income Tax Consequences (Page 32)

The asset sale will not result in any U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event to Ligand for U.S. federal income tax purposes, but Ligand anticipates that a substantial portion or all of the taxable gain resulting from the asset sale will be offset by net operating losses. For a complete description of the material tax consequences of the asset sale to Ligand, please see “Material U.S. Federal and State Income Tax Consequences,” beginning on page 32.

Regulatory Matters (Page 32)

On October 5, 2006, we were notified that we had been granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act, which is a federal antitrust regulation law.

Asset Purchase Agreement (Page 32)

No Negotiation (Page 35)

The asset purchase agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Ligand. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an alternative acquisition proposal, change its recommendation with respect to the asset sale and/or terminate the asset purchase agreement and enter into an alternative agreement if it constitutes a superior proposal under the asset purchase agreement after paying the termination fee specified in the asset purchase agreement.

Conditions to Completion of the Asset Sale (Page 37)

Before we can complete the asset sale, a number of conditions must be satisfied. These include, among other things:

•	the absence of any governmental or court order that enjoins, restrains, prohibits, or makes illegal the asset sale;

•	the expiration or termination of the applicable waiting period under the HSR Act, which condition was satisfied on October 5, 2006, when we were notified that we had been granted early termination of the waiting period under the HSR Act;

•	the receipt of our stockholder approval;

•	the accuracy of the parties’ representations and warranties, subject to specified materiality qualifications;

•	the performance by each party of its obligations under the asset purchase agreement in all material respects;

•	the delivery of specified third-party consents;

•	the execution and delivery of specified agreements; and

•	the redemption or conversion of all outstanding Ligand 6% Convertible Subordinated Notes due 2007, which occurred on November 29, 2006.

Other than the conditions pertaining to our stockholder approval and the absence of governmental or court orders, either Ligand on the one hand, or King on the other hand, may elect to waive conditions to their respective performance and consummate the asset sale.

Termination (Page 38)

The asset purchase agreement may be terminated and the asset sale may be abandoned at any time prior to consummation of the asset sale by:

•	the mutual written consent of both parties;

•	either King or us, if the asset sale has not been completed by December 31, 2006 and, in either case, the failure to complete the asset sale by such date is not the result of the failure of the party seeking to terminate the asset purchase agreement of its obligations under the asset purchase agreement;

•	either King or us, if our stockholders do not adopt the asset purchase agreement at the special meeting;

•	either King or us, if the other party is in material breach of the asset purchase agreement, which breach is not cured within 10 days of the breaching party being notified of such breach;

•	us, if our board of directors has determined that an acquisition proposal is a superior proposal;

•	King, if, prior to the adoption of the asset purchase agreement by our stockholders, our board of directors:

•	fails to include in this proxy statement its recommendation of the asset purchase agreement; or

•	approves or recommends an acquisition proposal to our stockholders or approves or recommends that our stockholders tender their shares of common stock in any tender offer or exchange offer that is an acquisition proposal;

•	King, if it receives written notice from us that our board of directors has determined that an acquisition proposal is a superior proposal.

Termination Fee (Page 39)

We are obligated to pay King a termination fee of $12 million if we or King terminates the asset purchase agreement under certain circumstances.

Proposed Amendments to the Asset Purchase Agreement (Page 39)

On December 11, 2006, we entered into a non-binding term sheet with King, pursuant to which the parties agreed to negotiate in good faith to conclude an amendment to the asset purchase agreement, pursuant to which the parties shall agree to amend the date either party may terminate the asset purchase agreement in the event the asset sale has not been consummated from December 31, 2006 to February 28, 2007 and to allow King to make offers of employment to specified employees of the Company effective upon the closing of the asset sale.

The 2002 Plan

Plan Structure (Page 79)

Issuable Shares (Page 79)

As of November 30, 2006, options for 6,228,913 shares of common stock were outstanding under the 2002 Plan, and 640,830 shares remained available for future grant or direct issuance. We do not currently intend to amend the 2002 Plan to increase the number of shares that may be granted under the 2002 Plan. We do not foresee issuing additional stock options to our existing executive officers or directors, other than in the ordinary course of business.

Adjustments (Page 80)

If the proposed amendment to the 2002 Plan is approved our board of directors or a designated plan administer will be able to adjust the outstanding options issued under the 2002 Plan to reflect the payment of a special cash dividend to our stockholders after the consummation of the asset sale. Such adjustments may take the form of either an adjustment to each outstanding option’s “strike price” and/or the number of shares granted under such option in order to reflect a decline in the value of our stock which may occur as a result of an extraordinary cash dividend. Without such adjustment, the option holders would be inequitably disadvantaged by such a dividend. No cash or other consideration would be paid to option holders as a result of the adjustment.

Eligibility (Page 80)

Officers, directors and employees of Ligand and its subsidiaries are eligible to participate in the 2002 Plan.

Valuation (Page 80)

The fair market value per share of common stock on any relevant date under the 2002 Plan is deemed to be equal to the closing selling price per share on that date on the Nasdaq Global Market.

Amendment and Termination (Page 84)

The board may amend or modify the 2002 Plan at any time, subject to any required stockholder approval pursuant to applicable laws. The 2002 Plan will terminate on the earlier of March 7, 2012 or the termination of all outstanding options in connection with certain changes in control or ownership of the company.

Proposed Amendment (Page 85)

The proposed amendment would allow for equitable adjustments to be made to outstanding options together with or after a large non-recurring cash dividend is paid to our stockholders. The proposed amendment does not allow option holders to participate in any dividend.

Interests of Directors and Officers (Page 85)

As of November 30, 3006, our directors and executive officers owned options to purchase 2,560,129 shares of our common stock. If our stockholders amend the 2002 Plan, then any adjustment made to each outstanding option’s “strike price” and/or the number of shares granted under such option would also be applied to the options held by our directors and executive officers.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The Special Meeting

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card because you owned shares of our common stock as of the record date. This proxy statement and proxy card relate to Ligand’s special meeting of stockholders (and any adjournment thereof) and describes the matters on which we would like you, as a stockholder, to vote.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy for use at the special meeting.

Q:	What proposals will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the sale of all or substantially all of our assets under Delaware law through the sale of our rights in and to AVINZA® (morphine sulfate extended-release capsules), in the United States, its territories and Canada, pursuant to the asset purchase agreement attached as Annex A to this proxy statement;

•	to approve the amendment of our 2002 Plan, to allow equitable adjustments to be made to options subject to the 2002 Plan in the event of the payment of a large non-recurring cash dividend; and

•	to approve adjournment of the special meeting, if necessary, to facilitate the approval of the foregoing, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the foregoing.

Q:	Why are we asking for a stockholder vote?

A:	Delaware law requires that a Delaware corporation obtain approval from its stockholders for the sale of “all or substantially all of its property and assets.” Obtaining stockholder approval is also a condition to closing of the asset sale under the terms of the asset purchase agreement we negotiated with King. In addition, Nasdaq rules require that stockholder approval be obtained for any material amendment to an equity compensation plan such as the 2002 Plan.

Q:	How does our Board of Directors recommend that I vote?

A:	The board of directors unanimously recommends that you vote:

•	“FOR” the proposal to approve the asset sale and adopt the asset purchase agreement;

•	“FOR” the proposal to approve the amendment to the 2002 Plan; and

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the asset sale.

Q:	What vote of our stockholders is required to approve the asset sale and adopt the asset purchase agreement?

A:	For us to complete the asset sale, stockholders holding at least a majority of the shares of our outstanding common stock at the close of business on the record date must vote “FOR” the resolution approving the asset sale and adopting the asset purchase agreement.

Q:	What vote of our stockholders is required to approve the amendment to the 2002 Plan?

A:	For us to amend the 2002 Plan, stockholders holding at least a majority of the shares of our outstanding common stock represented in person or by proxy and entitled to vote at the special meeting must vote “FOR” the proposal.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the asset sale?

A:	No. Holders of shares of our outstanding common stock will not have appraisal or dissenters’ rights in connection with either the asset sale or amendments to the 2002 Plan.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope, by granting a proxy using the telephone number printed on your proxy card; or by granting a proxy using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. The special meeting will take place on , 2006. Our board of directors unanimously recommends that you vote “FOR” the asset sale and amendments to the 2002 Plan.

Q:	Can I change my vote after I have mailed in my signed proxy card?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in three ways. First, you can send written notice stating that you would like to revoke your proxy to our Secretary at the address given below. Second, you can request a new proxy card and complete and send it to our Secretary at the address given below. Third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of the Secretary, 10275 Science Center Drive, San Diego, California 92121.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker or other nominee will vote your shares only if you provide instructions on how to vote to such broker or other nominee. Following the directions provided by your broker or other nominee, you should instruct your broker or other nominee to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a vote against the asset sale.

Q:	How will we solicit proxies?

A:	Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by our directors, officers and employees without additional compensation. Brokers, nominees, fiduciaries, and other custodians have been requested to forward soliciting material to the beneficial owners of shares of our common stock held of record by them, and we will reimburse such custodians for their reasonable expenses.

Q:	Who can help answer further questions about the asset sale?

A:	If you have more questions about the asset sale, the amendment to the 2002 Plan, the special meeting or this proxy statement, you should contact Ligand’s Secretary at 10275 Science Center Drive, San Diego, California 92121.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Ligand, the expected completion and timing of the asset sale and other information relating to the asset sale. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Effects of the Asset Sale,” and in statements containing the words “believes,” “expects,” “estimates,” “forecasts,” “seeks”, “may”, “will,” and “continues” or other similar words or expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the asset sale due to the failure to satisfy the conditions to consummation of the asset sale, including the failure to obtain stockholder approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement;

•	the failure of the asset sale to close for any other reason;

•	the ability to recognize the benefits of the asset sale;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the asset purchase agreement;

•	the amount of the costs, fees, expenses and charges related to the asset sale; and

•	the effect of the announcement of the asset sale on our client relationships, operating results and business generally, including the ability to retain key employees.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. All forward-looking statements contained in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Ligand, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders. In this proxy statement, the terms “Ligand,” “company,” “we,” “our,” “ours,” and “us” refer to Ligand Pharmaceuticals Incorporated, a Delaware corporation, and its subsidiaries. The term “asset purchase agreement” refers to the Purchase Agreement, dated as of September 6, 2006, by and between Ligand Pharmaceuticals Incorporated, King Pharmaceuticals, Inc., and King Pharmaceuticals Research and Development, Inc. The term “asset sale” refers to the proposed sale of all of our rights in and to AVINZA® to King and King R&D pursuant to the asset purchase agreement. The term “King” refers to King Pharmaceuticals, Inc., and the term “King R&D” refers to King Pharmaceuticals Research and Development, Inc.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at that special meeting to be held at the La Jolla Marriott located at 4240 La Jolla Village Drive, La Jolla, California 92037 on          , 2006 at 9:00 a.m., local time. The purpose of the special meeting is:

•	to consider and to vote on a proposal to approve the asset sale, which will constitute the sale of substantially all of the assets of Ligand to King and King R&D and approve the asset purchase agreement;

•	to consider and to vote on a proposal to amend Ligand’s 2002 Stock Incentive Plan, referred to herein as the 2002 Plan, to allow equitable adjustments to be made to options outstanding under the 2002 Plan in the event of the payment of a large non-recurring cash dividend;

•	to approve adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve the asset sale and adopt the asset purchase agreement; and

•	to transact such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.

Our board of directors has unanimously determined that the approval of the asset sale is advisable and that the asset sale is fair and in the best interest of our stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the approval of the asset sale.

In addition, our board of directors has approved the amendment of the amendment of the 2002 Plan that would allow equitable adjustments to be made to options outstanding under the 2002 Plan in the event a special cash dividend is paid to our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” the approval of the amendment of the 2002 Plan.

Record Date, Voting and Quorum

Our board of directors fixed the close of business on          , 2006, as the record date for the determination of holders of our outstanding shares entitled to notice of and to vote on all matters presented at the special meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the special meeting. As of the record date, there were          shares of our common stock, $0.001 par value per share, issued and outstanding, each of which is entitled to one vote on each matter to be voted upon. You may vote in person or by proxy.

The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the record date. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the special meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such proposal. Broker “non-votes” and the shares of common stock as to which a stockholder abstains are included for purposes of determining whether a quorum of shares of common stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

Approval of the asset sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The proposals to amend the 2002 Plan and to adjourn the meeting, if necessary, to solicit additional proxies, each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote by proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone and Internet voting) or to vote in person will not count as votes cast or shares voting on the proposals. Since the first proposal requires the approval of the holders of a majority of our shares outstanding, both broker “non-votes” and abstentions would have the same effect as votes against such proposal. With respect to the second, third and fourth proposals, to approve the adjournment of the special meeting, if necessary, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes against such proposals.

Voting

Stockholders may vote their shares:

•	by attending the special meeting and voting their shares of our common stock in person;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;

•	by using the telephone number printed on your proxy card; or

•	by using the Internet by going to http://www.proxyvoting.com/lgnd and following the instructions printed on your proxy card.

Our board of directors is asking for your proxy. Giving the board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the proposals or abstain from voting. All valid proxies received prior to the special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the approval of the asset sale and adoption of the asset purchase agreement, the amendment to the 2002 Plan and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the special meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact us at 1-800-356-2017.

Stockholders who have their shares in “street name”, meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to the Secretary of Ligand a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instruction of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxyholders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters which may properly come before the special meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the special meeting which are not referred to in the accompanying Notice of Special Meeting.

Attendance at the Special Meeting

Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and identification with a photo at the special meeting. For example, you could bring an account statement showing that you beneficially owned shares of common stock of Ligand as of the record date as acceptable proof of ownership.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of common stock.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

PROPOSAL ONE:
THE ASSET SALE

The following is a description of the material aspects of the asset sale, including background information relating to the proposed terms of the asset purchase agreement. While we believe that the following description covers the material terms of the asset sale, the asset purchase agreement and other arrangements between King and King R&D and us, the description may not contain all of the information that is important to you. In particular, the following summary of the asset purchase agreement is not complete and is qualified in its entirety by reference to the copy of the asset purchase agreement attached to this proxy statement as Annex A and incorporated by reference herein. You should carefully read this proxy statement and the other documents to which we refer, including the asset purchase agreement, for a complete understanding of the terms of the asset sale.

Background of the Asset Sale

Ligand’s board of directors and management have from time to time evaluated and considered a variety of strategic alternatives as part of our long-term strategy to maximize stockholder value.

In September 2005, as we neared the end of our financial restatement process (in 2005 we restated our consolidated financial statements for the years 2002 and 2003, the quarters of 2003, and the first three quarters of 2004, to correct errors related to revenue recognition and other matters), we considered retaining an investment banker to help us in evaluating strategic alternatives, including the sale of the company as a whole. UBS Securities LLC, or UBS, was subsequently engaged as our financial advisor to assist us in our review of near-term and long-term business and financial objectives and financial and strategic alternatives. In addition, in late September 2005, Third Point LLC, one of our largest shareholders, began urging our board of directors and management to take a number of actions, including the creation of a special committee of directors to evaluate our strategic alternatives, including the sale of the entire company or the sale or divesture of our separate assets, and the engagement of an investment banking firm.

On October 31, 2005, our board of directors held a special meeting, together with management, our financial advisor and our outside legal advisor, Latham & Watkins LLP, at which management presented to and discussed with our board of directors, its proposed business plan and the process for reviewing and evaluating various potential business and strategic alternatives available to us as part of our effort to maximize shareholder value, such as a sale of the company or business combination, a sale of assets, a spin-out or other restructuring of assets, partnerships with other companies, and product or company acquisitions. Our board of directors also asked our financial advisor to assist the board and management in investigating possible business and strategic alternatives.

On November 18, 2005, we announced that we would be exploring strategic alternatives to enhance shareholder value and that we had engaged UBS as our financial advisor to assist our board of directors and management in this process.

At regularly scheduled meetings held on December 8th and 9th of 2005, our board of directors met and discussed Ligand’s strategic review process with management and our financial and legal advisors. Management presented to and discussed with our board of directors its current strategic plan, including financial projections and product trends, and other strategic alternatives. Our board of directors also discussed with our financial advisor possible business and strategic alternatives available to us. As part of this discussion and in response to the board’s request made at the October 31, 2005 board meeting, our financial advisor discussed with the board the potential sale or divesture of our separate assets, including our rights in AVINZA®, which we refer to herein as the AVINZA® assets, the potential establishment of a royalty trust, and a potential combination of a sale of the company as a whole or selected commercial assets with the establishment of a royalty trust and possible process for evaluating these potential alternatives. In addition, our legal advisor discussed with our board of directors its fiduciary duties under Delaware law in connection with this process. After extended discussion, our board of directors directed management and our financial advisor to conduct further work to evaluate the strategic alternatives that had been discussed at the meeting and to contact third parties regarding their interest in pursuing a possible transaction with us.

Between December 2005 and February 2006, in accordance with our board of directors’ directives, our financial advisor contacted 78 interested parties, including 64 strategic parties and 14 financial parties, regarding their interest in pursuing a possible transaction with us. Confidentiality agreements were executed with 38 interested parties, 24 other strategic parties and 13 financial parties, each of which was provided with a confidential information memorandum regarding Ligand. During this period, an electronic and a physical data room were assembled that contained, among other things, financial, legal and operational due diligence materials related to Ligand and the AVINZA® assets.

On December 28, 2005, we executed a confidentiality agreement with King and a copy of the confidential information memorandum regarding Ligand was provided.

On January 17, 2006, we entered into a termination and return of rights agreement with Organon USA, Inc., or Organon, that terminated the AVINZA® co-promotion agreement between Ligand and Organon. Pursuant to the termination and return of rights agreement Organon agreed to continue to promote AVINZA® through September 30, 2006. The termination and return of rights agreement also obligates Ligand to pay Organon an approximately $48 million termination payment, with approximately $38 million due on or before October 15, 2006, and an additional $10 million due on or before January 15, 2007, and a royalty payment based upon net sales of AVINZA®. Under certain circumstances, including the sale of the AVINZA® assets, these cash payments will accelerate.

On or about January 19, 2006, at our board of director’s direction, our financial advisor contacted representatives of King and the 38 interested parties, which received confidential information memoranda, including King, to inform them that Ligand had established February 10, 2006, as the deadline for submission by interested parties of preliminary, non-binding indications of interest with respect to an acquisition of Ligand as a whole or the acquisition of one or more of our assets, including the AVINZA® assets.

On or about February 10, 2006, we received preliminary, non-binding indications of interest from King, and two other strategic parties referred to herein as Company A and Company B, for an acquisition of either the company as a whole or an acquisition of the AVINZA® assets.

On February 16, 2006, our board of directors held a special meeting, together with management and our financial and legal advisors, to review and discuss the indications of interest received to date. At the meeting, our financial advisor updated our board of directors regarding the overall strategic review process and reviewed with our board of directors the terms of the indications of interest that had been received and certain publicly available information relating to each of the companies that had submitted bids. Following a discussion of the bids received, our board of directors authorized management and our financial advisor to continue discussions with the parties that had submitted indications of interest, including inviting these companies to conduct comprehensive due diligence and participate in management presentations. Our board of directors also instructed management and our financial advisor to continue to evaluate our transaction options, including those discussed at the board meetings held on December 8th and 9th of 2005, and invite other companies into the process. Director John W. Kozarich was not present at this meeting.

From February 16 to mid-April 2006, our management made presentations to Company A, Company B and King on March 6, 2006. The management presentations included a general overview of our business, including the AVINZA® assets and our historical and projected financial performance. In addition, during this time, our representatives conducted due diligence calls with representatives of the interested parties and responded to requests for additional due diligence materials.

During the week of February 20, 2006, Company A and Company B indicated that they would not be submitting a second round of non-binding indications of interest. Both Company A and Company B indicated an interest in participating in the process but each concluded that the price level at which they were interested was not likely to be successful.

During the week of March 6, 2006, in accordance with our board of directors’ directives, our financial advisor contacted an additional financial party, referred to herein as Company C. On March 16, 2006, we executed a confidentiality agreement with Company C, which submitted a preliminary non-binding indication of interest on April 7, 2006.

On or about April 6, 2006, at our board of director’s direction, our financial advisor informed the interested parties that Ligand had established April 24, 2006 as the deadline for submission by interested parties of a second round of non-binding indications of interest with respect to an acquisition of the AVINZA® assets.

On April 11, 2006, King and Company C were provided a draft asset purchase agreement for their review and comment.

On April 24, 2006, we received a second round non-binding indication of interest from King for an acquisition of the AVINZA® assets, along with a mark-up of the draft asset purchase agreement previously provided by Ligand. Company C declined to submit a second indication of interest, citing issues with its financing.

On April 28, 2006, our board of directors held a special meeting, together with management and our financial and legal advisors, to review and discuss the strategic review process, including King’s indication of interest. At the meeting, our financial advisor updated our board of directors regarding the overall strategic review process and reviewed with our board the financial terms of King’s indication of interest which reflected a decrease in the proposed purchase price from $600 million in cash, plus the assumption of payment obligations of Ligand to Organon of approximately $48 million and the Company’s obligation to make payments to Organon based on net sales of AVINZA® under the Organon termination agreement, to a range of $500 million to $600 million, plus the assumption of payment obligations of Ligand to Organon of approximately $48 million and the Company’s obligation to make payments to Organon based on net sales of AVINZA® under the Organon termination and return of rights agreement. Our board was informed by our financial advisor that King had indicated that this reduction in King’s proposed purchase price was a result of unidentified issues that King had raised in its due diligence investigation which it had conducted to date. In addition, our legal advisors reviewed with our board of directors the principal legal matters reflected in the mark-up of the draft asset purchase agreement submitted by King. Management provided our board of directors with an update on general business matters, including our preliminary financial results for the first quarter of 2006, and discussed with the board financial reporting requirements for 2006. After extended discussion, our board of directors directed management and our financial advisor to continue to evaluate Ligand’s strategic alternatives, including pursuing a potential transaction with King. Directors Henry F. Blissenbach and Mr. Kozarich were not present at this meeting.

During May 2006, representatives of King conducted additional due diligence.

On May 25, 2006, our board of directors held a regular meeting, together with management and our financial and legal advisors, at which our financial advisor updated our board with respect to the strategic review process, including efforts to provide King with the additional due diligence materials. Also at the meeting, management and our financial advisor discussed with our board of directors the other strategic alternatives, initially discussed at the board meetings held on December 8th and 9th of 2005. Directors Daniel S. Loeb and Jeffrey R. Perry were not present at this meeting.

On June 6, 2006, King submitted a revised indication of interest which contained a proposed purchase price for the acquisition of the AVINZA® assets of $250 million, plus the assumption of payment obligations of Ligand to Organon of approximately $48 million and the Company’s obligation to make payments to Organon based on net sales of AVINZA® under the Organon termination and return of rights agreement. In King’s revised indication of interest, King noted that this price reflected concerns raised during its due diligence investigation with respect to our current inventory levels, which exceeded the level King had targeted in calculating its bid, uncertainties related to the formulation’s possible interactions with alcohol and existing intellectual property indemnifications contained in our manufacturing agreements.

On June 8, 2006, our board of directors held a special meeting, together with management and our financial and legal advisors, at which management and our financial advisor reviewed with our board of directors King’s June 6, 2006 indication of interest. After extended conversation, our board of directors decided to suspend negotiations with King at that time, based upon concerns with respect to King’s willingness to consummate a transaction and the reduced purchase price reflected in King’s revised indication of interest. Following this determination, management led a discussion of the status of the strategic review process in general and its proposed business plan, which included a discussion regarding the possibility of partnering with another pharmaceutical company to market AVINZA®, the sale of our oncology assets and steps to cut spending.

During June 2006, at our board of director’s direction, our financial advisor contacted parties which previously had expressed an interest in the AVINZA® assets but had declined to submit either a preliminary or second round indication of interest, including Company A and Company B, and an additional four potential parties which had not been contacted previously.

On June 13, 2006, our board of directors held a special meeting at which the board of directors and management discussed the formation of a strategic alternatives committee of our board of directors to oversee the strategic review process. Our legal advisor also discussed with our board of directors its fiduciary duties under Delaware law with respect to the formation of a strategic alternatives committee to oversee the strategic review process. Following a discussion of these matters and the responsibilities to be delegated to the strategic alternatives committee, our board of directors established the strategic alternatives committee, comprised of independent directors of our board of directors John Groom and Michael A. Rocca and board member Brigette Roberts, to assist our board of directors and management with its review and supervision of the strategic review process and any resulting transactions. Director Alexander D. Cross was not present at this meeting.

On June 14, 2006, the strategic alternatives committee held a regular meeting, together with management and our financial advisor, to review and discuss the strategic review process. At the meeting, our financial advisor updated the committee regarding the overall strategic review process, including efforts to divest the AVINZA® assets. In addition, management presented and discussed with the committee several contingency options should Ligand be unable to divest the AVINZA® assets prior to the Organon termination date, including expanding Ligand’s sales force, engaging a contract sales organization and identifying a new co-promotion partner. These topics were also discussed on June 21, 2006, and at our board of directors regular meeting, which was also attended by management and our financial advisor.

Between early and mid-July 2006, our management made presentations, which included a general overview of our business, including the AVINZA® assets and our historical and projected financial performance, to each of Company A and Company B. During this time, our representatives also conducted diligence calls with representatives of each of Company A and Company B and responded to requests for additional due diligence materials. In addition, on July 13, 2006 Company A and Company B were provided with a draft asset purchase agreement for their review and comment.

On or about July 13, 2006, at the strategic alternative committee’s direction, our financial advisor informed Company A and Company B that Ligand had established July 31, 2006 as the deadline for submission by interested parties of a second round of non-binding indications of interest with respect to an acquisition of the AVINZA® assets.

On or about July 25, 2006, Jason Aryeh, the general partner of JALAA Equities, LP, had a telephonic conversation with Adriann W. Sax, Executive Vice President, Business Development and Strategic Planning of King, during which Ms. Sax indicated that King was still interested in a possible transaction with Ligand for the AVINZA® assets. Dating back to early 2005, Mr. Aryeh had been independently contacting potential purchasers of Ligand to gauge their interest in purchasing either Ligand as a whole or its individual assets. As of July 31, 2005, Mr. Aryeh was a beneficial holder of approximately 1.93% of our common stock. It was in this context that Mr. Aryeh began to develop a relationship with representatives of King, including Ms. Sax and Neil Morton, Associate Director of Business Development and Strategic Planning of King. From their first telephone conversation on November 18, 2005, Mr. Aryeh, Ms. Sax and Mr. Morton spoke on a regular basis regarding a possible transaction with Ligand for the AVINZA® assets. Shortly after Mr. Aryeh’s initial conversation with Ms. Sax and Mr. Norton, Mr. Aryeh contacted David E. Robinson, a director and our then President, Chief Executive Officer and Chairman of the Board, Jeffrey R. Perry, one of our directors and a representative of UBS, to inform each of them of his conversations with Ms. Sax and Mr. Morton and his belief that an agreement could be reached between King and the Company for the sale of AVINZA® assets. In addition, Mr. Aryeh provided King with diligence materials that he had independently developed to aid King in its due diligence process.

On July 26, 2006, our board of directors, together with our legal advisors, and representatives of Dorsey & Whitney LLP, counsel to the non-management members of the board of directors, held a special meeting at which management updated our board of directors regarding the overall strategic review process and presented and discussed with our board of directors management’s current operational initiatives to support Ligand’s ongoing business. Following management’s presentation, the non-management members of the board of directors discussed the strategic review process in an executive session.

On July 27, 2006, our board of directors reconvened at a regular meeting, together with management, our financial and legal advisors, and representatives of Dorsey & Whitney. Following a discussion with management and our financial advisor regarding the strategic review process, the non-management members of our board of directors met in executive session. During the executive session our non-management board members discussed whether the Company and our strategic review process might benefit from, a change in executive leadership. Following the executive session, the non-management board members met with Mr. Robinson to update him with respect to the matters discussed during the executive session. Following this meeting, Mr. Robinson offered his resignation from his positions as director, President, Chief Executive Officer, and Chairman of the Board, to be effective as of July 31, 2006. In accepting his resignation, our board of directors thanked Mr. Robinson for his 15 years of service to the Company, during which time he had transformed the Company from a small private research-stage company in 1991 into a publicly traded specialty pharmaceutical company.

On July 28, 2006, Mr. Aryeh contacted Dr. Roberts and Mr. Perry, regarding his conversations with King and relayed Ms. Sax’s statement that King remained interested in a possible transaction with Ligand for the AVINZA® assets.

On or about July 29, 2006, Dr. Roberts had conversations with her fellow strategic alternative committee members, Messrs. Groom and Rocca, regarding Mr. Aryeh’s discussion with Ms. Sax.

On July 31, 2006, our board of directors held a special meeting, together with our legal advisor and representative of Dorsey & Whitney at which Dr. Blissenbach was appointed as Chairman of the Board and Interim Chief Executive Officer. Mr. Groom updated the board of directors regarding the overall strategic review process and summarized for the board King’s expression of interest in reengaging in the process. In addition, our board of directors discussed the possibility of utilizing Mr. Aryeh to help facilitate a possible transaction with King regarding the sale of the AVINZA® assets. Following an extended discussion, our board of directors authorized the strategic alternatives committee to ask Mr. Aryeh to help facilitate a possible transaction with King regarding the sale of the AVINZA® assets for which Mr. Aryeh was to receive no consideration or other remuneration. On August 1, 2006, Mr. Aryeh entered into a confidentiality agreement with Ligand.

On July 31 and August 1, 2006, we received a second round non-binding indication of interest from Company A and Company B, respectively. In addition, Company A provided Ligand and our outside counsel with a mark-up of the draft asset purchase agreement. Pursuant to its written proposal, Company A proposed to purchase the AVINZA® assets for a purchase price of $325 million in cash, but did not offer to assume Ligand’s payment obligations under the Organon termination and return of rights agreement. Pursuant to its written proposal, Company B proposed to purchase the AVINZA® assets for a purchase price of $300 million in cash and assume Ligand’s payment obligations of approximately $48 million under the Organon termination and return of rights agreement.

On August 1, 2006, Dr. Roberts and Mr. Aryeh met with Brian A. Markison, President and Chief Executive Officer of King, Ms. Sax, Steve Andrzejewski, Chief Commercial Officer of King, and Mr. Morton at King’s offices in Bridgewater, New Jersey, to discuss a possible transaction with Ligand regarding the AVINZA® assets. At this meeting the parties discussed financial terms of King’s bid for the AVINZA® assets and process matters such as the status of King’s due diligence.

On August 2, 2006, the strategic alternatives committee held a meeting, together with management and our financial and legal advisors, to review and discuss Company A’s and Company B’s respective indications of interest. At the meeting, our financial advisor updated the committee regarding the overall strategic review process and reviewed with the committee the financial terms of Company A’s and Company B’s indications of interest, respectively. The committee was informed by our financial advisor that each of Company A and Company B had indicated that its proposed acquisition was not fully funded, but that it was either working with a current financing source or its existing equity sponsors to develop a fully financed bid. Following an extensive discussion of the bids received, the committee authorized management and our financial advisor to continue discussions with Company A and Company B, including inviting these companies to conduct comprehensive due diligence and participate in management presentations. Director Dr. Brigette Roberts was not present at this meeting.

On August 4, 2006, the strategic alternatives committee held a meeting with management and our financial and legal advisors, to review and discuss the strategic review process. At the meeting the committee was updated regarding the status of discussions with Company A and Company B. The committee was also updated with respect to the status of discussions with King, including King’s request for an onsite due diligence visit and concerns raised by King regarding Ligand’s current inventory levels, which exceeded the level king had targeted in calculating its bid. After a discussion, the committee directed management and Messrs. Perry and Aryeh to arrange a due diligence visit at Ligand’s offices in San Diego, California for August 7 through August 9, 2006.

From August 7 through August 9, 2006, representatives of King, including Ms. Sax, Mr. Morton and representatives of King’s financial advisor, Citigroup Global Markets Inc., met with representatives of Ligand, including Dr. Roberts, Mr. Aryeh, Andres Negro-Vilar, M.D., Ph.D., Executive Vice President, Research and Development, and Chief Scientific Officer of Ligand, James L’Italien, Ph.D., Senior Vice President, Regulatory Affairs and Compliance of Ligand, and Tod G. Mertes, CPA, Vice President, Controller and Treasurer of Ligand, at Ligand’s offices in San Diego, California to discuss King’s open diligence issues, including dialogue with the FDA regarding AVINZA® alcohol interaction studies and AVINZA® product revenue models.

On August 10, 2006, the strategic alternatives committee held a meeting, together with management, Mr. Perry, Mr. Aryeh and our financial and legal advisors, to receive an update on the status of discussions with Company A, Company B and King. The committee was updated regarding the discussions with Company A and Company B, and with respect to the status of discussions with King, including King’s recent diligence visit to Ligand’s offices and ongoing negotiations by King regarding Ligand’s current inventory levels, which exceeded King’s target levels used to calculate its bid. Mr. Aryeh suggested and discussed with the committee that a possible solution to King’s inventory targets as well as our concern regarding how to fill the promotion gap to be vacated by Organon beginning on October 1, could take the form of a contract sales agreement with King, pursuant to which King’s sales force would promote the AVINZA® product between October 1, 2006 and the closing of the proposed sale of the AVINZA® assets. After a discussion, the committee authorized management and Mr. Aryeh to continue discussions with King and to propose the potential solutions discussed with the committee. Director Dr. Brigette Roberts was not present at this meeting.

On August 14, 2006, representatives of Ligand and Company A telephonically discussed Company A’s mark-up of the draft asset purchase agreement. At the culmination of the telephonic discussion, and at the strategic alternative committee’s direction, Company A was informed that Ligand had established August 24, 2006 as the deadline for submission by interested parties of a final best offer and asked that Company A submit a revised mark-up of the asset purchase agreement with its bid. Following these discussions and in accordance with the strategic alternative committee’s directives, our financial advisor also informed Company B that Ligand had established August 24, 2006 as the deadline for submission by interested parties of a final best offer and asked that Company B submit a mark-up of the draft asset purchase agreement with its bid.

On August 15, 2006, we received a written indication of interest from King pursuant to which King proposed to purchase the AVINZA® assets for a purchase price of $250 million in cash, assume Ligand’s payment obligations of approximately $48 million and the Company’s obligation to make payments to Organon based on net sales of AVINZA® under the Organon termination and return of rights agreement, and pay a royalty based on King’s annual net sales of AVINZA® through AVINZA®’s patent expiration in November 2017.

On August 15, 2006, the strategic alternatives committee held a meeting with management and our financial and legal advisors, to receive an update on the discussions with the interested parties.

On August 15, 2006, King provided Ligand and our legal advisor with a draft non-binding term sheet for an asset purchase agreement to be entered into in connection with the sale of the AVINZA® assets and a draft non-binding term sheet for a contract sales force agreement. During the period from August 15, 2006 through August 22, 2006, representatives of Ligand and King negotiated the terms of the two term sheets during several telephonic meetings. In connection with these negotiations, on August 18, 2006, Mr. Aryeh, Mr. Perry and a representative of our outside legal counsel had a telephonic meeting with Joseph Squicciarino, Chief Financial Officer of King,

Ms. Sax, James W. Elrod, General Counsel of King to negotiate the terms of non-binding term sheets for the asset purchase agreement and the contract sales force agreement. On August 22, 2006, Dr. Blissenbach, Mr. Perry, Mr. Aryeh and a representative of our outside legal counsel met with Mr. Markison, Mr. Squicciarino, Ms. Sax, Mr. Andrzejewski and Mr. Elrod, at Ligand’s offices in San Diego, California, to finalize the terms of the non-binding term sheets, including the structure of the royalty payment. Pursuant to the non-binding term sheet, King agreed to pay Ligand a purchase price of $250 million in cash, assume Ligand’s payment obligations of approximately $48 million and its obligation to make payments to Organon based on net sales of AVINZA® under the Organon termination and return of rights agreement and a 15% royalty during the first 20 months after the closing of the asset sale on its net sales of the AVINZA® product. With respect to subsequent royalty payments King agreed to pay Ligand a 5% royalty if its net sales were less than $200 million, and if King’s calendar year net sales were greater than $200 million, then the royalty payment would be 10% of all of King’s net sales less than $250 million, plus 15% of all of King’s net sales greater than $250 million.

On August 21, 2006, our board of directors held a special meeting, together with management and our legal advisor, at which management updated our board of directors regarding the status of discussions with the three remaining interested parties. Dr. Brigette Roberts was not present at his meeting.

On August 23, 2006, King provided Ligand and our legal advisors a draft contract sales force agreement.

On August 24, 2006, Company A submitted a final best offer pursuant to which Company A increased its offer price from $325 million to $350 million in cash and added 1% royalty on Company A’s net sales for a period of five years. Company B informed our financial advisor that it would not be submitting a final best offer at that time, although it remained interested in a possible transaction with Ligand.

On August 25, 2006, the strategic alternatives committee held a special meeting with management, Messrs. Perry and Aryeh and our financial and legal advisors, to review and discuss King’s and Company A’s respective bids. Our financial advisor reviewed with the committee the terms of Company A’s bid and informed the committee that Company B had indicated that it would not be submitting a final best offer at that time, although it remained interested in a possible transaction with Ligand. Our legal advisor reviewed the principal legal aspects of Company A’s mark-up of the draft asset purchase agreement. The committee was also updated with respect to the status of discussions with King and discussed with Messrs. Perry and Aryeh the financial terms of the non-binding term sheets for an asset purchase agreement to be entered into in connection with the sale of the AVINZA® assets and the contract sales force agreement. Our legal advisor reviewed the principal legal aspects of the terms sheets agreed upon with King. After an extended discussion, the committee directed management and our financial and legal advisors to continue discussions with both King and Company A with respect to a possible sale of the AVINZA® assets. Dr. Brigette Roberts was not present at his meeting.

On August 25, 2006, King provided Ligand and our legal advisors with a mark-up of the draft asset purchase agreement. Thereafter, management, Mr. Aryeh and our outside legal advisor negotiated the terms of the asset purchase agreement and contract sales force agreement with King’s representatives.

On August 30, 2006 and August 31, 2006, representatives of Company A discussed with our financial advisor the value of Company A’s bid and pending due diligence requirements, which Company A estimated would require approximately two weeks to complete. Company A was informed that a two week due diligence period could place Company A at a substantial timing disadvantage. As a result of these discussions, Company A increased the cash component of its offer price from $350 million to $385 million and restructured its proposed royalty payment to provide for a 1% royalty for sales up to $100 million, which would increase incrementally for each additional $100 million in sales up to $500 million at which point the royalty would remain at 11%, as well as its duration.

On August 31, 2006, the strategic alternatives committee held a meeting, together with management, Messrs. Perry and Aryeh and our financial and legal advisors, to review and discuss the status of negotiations with King and Company A. At the meeting, our financial advisor discussed with the committee financial aspects of King’s and Company A’s proposals to purchase the AVINZA® assets. Our legal advisors also summarized and discussed with the committee the material terms of the proposed asset purchase agreements. After an extended discussion, the committee directed management and our financial and legal advisors to continue discussions with both King and Company A with respect to a possible sale of the AVINZA® assets and inform them that Ligand had established

September 5, 2006 as the deadline for submission of final best offers coupled with a fully negotiated asset purchase agreement.

Following the strategic alternatives committee meeting, our financial advisor informed Company A, in accordance with the committee’s directives, of the September 5, 2006 deadline for submission of final best offers and discussed with Company A its remaining diligence requirements. Company A expressed an interest in completing its remaining due diligence on an accelerated basis and negotiating the asset purchase agreement. Over the next several days, management and our advisors worked with Company A and its advisors to address its due diligence requests and negotiate the asset purchase agreement. Following the strategic alternatives committee meeting, Mr. Aryeh informed King, in accordance with the committee’s directives, of the deadline for submission of a final best offer and a fully negotiated asset purchase agreement. Over the next several days, Messrs. Perry and Aryeh and our legal advisor worked with King to negotiate and finalize the asset purchase agreement and contract sales force agreement.

On September 4, 2006, Mr. Aryeh and King’s financial advisor had a telephonic conversation to discuss possible changes to King’s proposal. During this discussion, Mr. Aryeh suggested that King offer to loan Ligand, at Ligand’s option, an amount equal to the initial termination payment Ligand will be required to make under the termination and return of rights agreement with Organon, at a favorable interest to Ligand, but which would be forgiven at closing of the proposed asset sale, if the parties closed the transaction prior to January 1, 2007. Later that day, Mr. Perry had a telephonic conversation with King’s financial advisor during which he urged King to raise the up-front cash component of its bid from its current level of $250 million.

On September 5, 2006, Dr. Blissenbach and Mr. Markison had a telephonic discussion to clarify King’s proposal. As a result of these discussions, King increased the cash component of its offer price from $250 million to $265 million and offered to loan Ligand, at Ligand’s option, up to $37.75 million at an interest rate of 9.50%, which accrued interest amounts, if any, would be forgiven at closing of the proposed asset sale, if the parties closed the transaction prior to January 1, 2007. Mr. Markison stated that this was King’s best and final offer.

On September 5, 2006, the strategic alternatives committee held a meeting, together with management, Messrs. Perry and Aryeh and our financial and legal advisors to review and discuss King’s final best offer received earlier in that day, Company A’s final best offer received on August 30, 2006, and the respective asset purchase agreements. Mr. Aryeh reviewed and discussed with the committee the financial terms of King’s final best offer, including the increase of upfront cash and the no-interest loan. Our legal advisors reviewed and discussed with the committee its fiduciary obligations under Delaware law in connection with the proposed asset sale. Our legal advisors also summarized and discussed with the committee the material terms of the asset purchase agreements, including provisions permitting the board of directors to change its recommendation to stockholders or terminate the asset purchase agreement to accept a superior proposal, subject to payment of a termination fee equal to approximately 2.5% of the aggregate purchase price plus reimbursement of King’s out-of-pocket expenses. Our legal advisors also noted for the committee that the King asset purchase agreement had been fully negotiated but that the Company A asset purchase agreement would need additional time to complete. Our financial advisor then reviewed with the committee the events leading up to the asset sale. The committee, with the assistance of management and our financial advisor, compared financial terms of King’s final best offer received earlier in that day and Company A’s final best offer received on August 30, 2006, including the differences in upfront cash, different royalty payment structures, management’s view of the respective abilities of each bidder to market AVINZA® going forward, the impact such abilities could have on the relative attractiveness of the offers and the implications of our existing net operating losses on the potential after-tax value to be received by Ligand in the proposed transactions. The committee considered the estimated net present values of the offers, which were estimated at $480.8 million for the King offer and $394.8 million for the Company A offer, based on forecasts and estimates prepared by management as to the net sales of AVINZA® under each bidder. After an extended discussion regarding King’s proposal relative to Company A’s, the committee concluded to recommend that our board of directors approve the asset purchase agreement to be entered into with King and recommend that our stockholders approve the sale of the AVINZA® assets to King, based on the expected relative values of the offers, the implications of our existing net operating losses on the potential after-tax value to be received by Ligand in the proposed transactions (specifically the higher gross cash proceeds including the royalty payments that were expected form a transaction with King resulted in a more extensive utilization of our existing net operating losses) and the increased assurance of closing a transaction with King based upon the status of the respective asset purchase agreements. Director Dr. Brigette Roberts was not present at this meeting.

On September 6, 2006, our board of directors held a special meeting with management, Mr. Aryeh, our financial and legal advisors, and representatives of Dorsey & Whitney to review and discuss King’s and Company A’s final best offers and asset purchase agreements, respectively, and consider the recommendation of the strategic alternatives committee to approve the sale of the AVINZA® assets to King. Dr. Blissenbach reviewed and discussed with the board the financial terms of the asset purchase agreement with King and the events leading up to the asset sale. The board discussed, with the assistance of management and our financial advisor, financial terms of King’s and Company A’s final best offers, including the differences in up-front cash, different royalty payment structures, management’s view of the respective abilities of each bidder to market AVINZA® going forward, the impact such abilities could have on the relative attractiveness of the offers and the implications of our existing net operating losses on the potential after-tax value to be received by Ligand in the proposed transactions. The board considered the estimated net present values of the offers, which were estimated at $480.8 million for the King offer and $394.8 million for the Company A offer, based on forecasts and estimates prepared by management as to the net sales of AVINZA® under each bidder. Mr. Groom discussed with our board of directors the strategic alternatives committee’s process and relayed the committee’s recommendation that the board of directors approve the asset purchase agreement to be entered into with King and recommend that our stockholders approve the sale of the AVINZA® assets to King. UBS then reviewed with our board of directors its financial analysis of the aggregate consideration to be paid by King for the AVINZA® assets, and delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 6, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate consideration to be received by Ligand in the transaction was fair, from a financial point of view, to Ligand. Our legal advisors reviewed and discussed with our board of directors its fiduciary obligations under Delaware law in connection with the asset sale. Our legal advisors also summarized and discussed with our board the material terms of the asset purchase agreement with King, including provisions permitting the board of directors to change its recommendation to stockholders or terminate the asset purchase agreement to accept a superior proposal, subject to payment of a termination fee equal to approximately 2.5% of the aggregate purchase price plus reimbursement of King’s out-of-pocket expenses. After an extended discussion regarding the financial and legal advantages of King’s proposal relative to Company A’s proposal, our board unanimously approved the sale of the AVINZA® assets to King and resolved to recommend that our stockholders approve the sale of the AVINZA® assets to King.

The parties executed the asset purchase agreement and contract sales agreement on September 6, 2006. On September 7, 2006, Ligand and King issued a press release announcing the transaction.

On September 27, 2006, Mr. Aryeh was appointed as a director by our board of directors to fill the vacancy created by the resignation of Mr. Robinson. In appointing Mr. Aryeh, our board of directors noted his experience as an experienced biotechnology and specialty pharmaceutical investment executive and his extensive contacts in the industry. Upon his appointment, Mr. Aryeh received an automatic grant of option to purchase 20,000 of our shares of common stock and will receive our standard board fees in accordance with our non-employee director compensation policy for his service as a member of our board of directors.

Reasons for the Asset Sale

In evaluating the asset sale, the board of directors considered the recommendations of the strategic alternatives committee, consulted with our management and financial and legal advisors, reviewed a significant amount of information and considered a number of factors. The material factors considered by the board of directors were:

•	the value and the consideration to be received by the company pursuant to the asset purchase agreement, including the fact that the company would receive an up-front cash payment, and King would agree to assume certain payment obligations of Ligand, plus Ligand would receive a certain royalty payment based on King’s annual net sales of AVINZA® through AVINZA®’s patent expiration in November 2017, which will, among other things, provide funds to operate the company following the completion of the asset sale;

•	the implications of our existing net operating losses on the potential after-tax value of the consideration to be received by Ligand in the asset sale (specifically the higher gross cash proceeds, including the royalty payments, that were expected from a transaction with King resulted in a more extensive utilization of our existing net operating losses);

•	the strategic review process undertaken by the company which included the retention of internationally recognized financial and legal advisors; the formation of a strategic alternatives committee of the board of directors, established to administer and maintain flexibility in the process, while our board retained authority with respect to key transaction decisions and approvals; and a solicitation and bid process designed to maximize stockholder value, which ultimately resulted in King’s offer to acquire the AVINZA® assets;

•	the recommendation of the strategic alternatives committee (a committee formed to consider strategic alternatives available to the company and make recommendations to the board of directors regarding the company’s strategic alternatives) to approve the asset purchase agreement and recommend that our stockholders vote “for” the approval of the asset sale and adoption of the asset purchase agreement;

•	historical, current and projected information concerning the AVINZA® business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including the possibility that we continue to operate the AVINZA® business, shut down certain operations or sell other business assets;

•	the financial presentation of our financial advisor, UBS, including its opinion (the full text of which is attached as Annex B to this proxy statement), dated September 6, 2006, to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Ligand of the aggregate consideration to be received by Ligand in the asset sale, as more fully described below under the caption “THE ASSET SALE — Opinion of Our Financial Advisor” beginning on page 25;

•	the potential impact of the asset sale on our reputation, customers, strategic partners and employees;

•	King’s agreement to hire our sales representatives whose primary responsibility is the promotion of AVINZA®;

•	King’s premier sales force and its ability to promote AVINZA®, and the impact of such promotion will have on the royalty payments we will be entitled to under the asset purchase agreement;

•	the Contract Sales Force Agreement, referred to herein as the “contract sales agreement”, with King, pursuant to which King agreed to conduct a detailing program to promote the sale of AVINZA® for an agreed upon fee, subject to the terms and conditions of the contract sales agreement, which commenced on October 1, 2006 and is scheduled to continue for a period of six months or until the closing of the asset sale or earlier termination of the asset purchase agreement. Previously, Organon Pharmaceuticals USA, Inc., conducted a detailing program to promote the sale of AVINZA®, however, Organon’s ceased on September 30, 2006, pursuant to and in accordance with the terms of Termination and Return of Rights Agreement, dated as of January 1, 2006, by and between Ligand and Organon Pharmaceuticals USA, Inc., which would have resulted in the under promotion of AVINZA® if not for the contract sales agreement;

•	the fact that the asset purchase agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to the consummation of the asset purchase agreement as follows:

º	subject to compliance with the asset purchase agreement, we can participate in any discussions or negotiations with, and provide any non-public information (other than any confidential information of King or any non-public financial or other material terms of the asset purchase agreement) to, any person in response to an acquisition proposal by any such person, if our board of directors determines that there is a reasonable likelihood that such acquisition proposal could lead to a superior proposal, as defined in the asset purchase agreement;

º	subject to compliance with the asset purchase agreement, our board of directors is permitted to change its recommendation to stockholders with respect to or enter into an alternative transaction that is a superior proposal, conditioned upon the payment to King of a $12 million termination fee;

º	subject to compliance with the asset purchase agreement, our board of directors is permitted to change its recommendation to stockholders, if it determines that doing so is consistent with its fiduciary duties to our stockholders under applicable law; and

º	subject to compliance with the asset purchase agreement, our board of directors is permitted to take and disclose to our stockholders a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such a position in accordance with applicable law;

•	our efforts, with the assistance of our advisors, to negotiate and execute an asset purchase agreement favorable to us.

In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors concerning the asset purchase agreement and asset sale. The material factors considered by the board of directors were:

•	the risk that the asset sale might not be completed in a timely manner or at all;

•	the fact that our participation in any future earnings or growth of AVINZA® will be limited to royalty payments;

•	the restrictions on the conduct of our business prior to completion of the asset sale, requiring us to conduct our business only in the ordinary course, subject to specific limitations or King’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the asset sale;

•	the restrictions on our board of directors’ ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions involving AVINZA® or Ligand as a whole, and the requirement that we pay King a $12 million termination fee in certain cases in the event of a termination of the asset purchase agreement;

•	the risk that the inventory adjustments required under the King proposal could be substantial, thus reducing the up-front cash consideration;

•	the fact that we selected the King proposal over an alternative proposal which offered consideration consisting of a larger up-front cash payment coupled with a smaller royalty payment;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the asset sale; and

•	the possibility of management and employee disruption associated with the asset sale.

The foregoing discussion of the material information and factors considered by our board of directors. The board of directors collectively reached a unanimous conclusion to recommend the approval of the asset sale and adoption of the asset purchase agreement in light of the various factors and other factors that each member of the board of directors believed were appropriate. Of the variety of factors considered by the board of directors in connection with its evaluation of the asset sale and the complexity of these matters, the board of directors did not consider it practicable, and did not attempt, to quantify, rank or otherwise assign relative or specific weight or values to any of these factors. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously determined that the asset sale is fair to, and in the best interests of, the company and our stockholders and that the asset purchase agreement and the asset sale are advisable. Accordingly, our board of directors approved the asset purchase agreement and recommended that our stockholders approve the asset sale.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ASSET SALE.

Opinion of Our Financial Advisor

On September 6, 2006, at a meeting of our board of directors held to evaluate the asset sale, UBS delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated September 6, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate consideration to be received by Ligand in the transaction was fair, from a financial point of view, to Ligand.

The full text of UBS’ opinion, the material aspects of which are summarized below, describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the aggregate consideration to be received by Ligand in the transaction and does not address any other aspect of the transaction. The opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to Ligand’s rights in AVINZA® and assets to be sold in the asset sale, collectively referred to in this section as the AVINZA® assets, or Ligand’s underlying business decision to effect the transaction. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction. Holders of our common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to the AVINZA® assets and King;

•	reviewed internal financial information and other data relating to the AVINZA® assets that were provided to UBS by Ligand’s management and not publicly available, including financial forecasts and estimates (including forecasts and estimates as to net sales anticipated by Ligand’s management to be achieved by King) prepared by Ligand’s management;

•	conducted discussions with members of Ligand’s senior management concerning the AVINZA® assets;

•	reviewed publicly available financial and stock market data with respect to companies UBS believed to be generally relevant;

•	compared the financial terms of the transaction with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	reviewed the purchase agreement and certain related documents; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with Ligand’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Ligand’s consent, UBS relied on that information being complete and accurate in all material respects. In addition, with Ligand’s consent, UBS did not make any independent evaluation or appraisal of any assets, including the AVINZA® assets, or liabilities, contingent or otherwise, of Ligand, and UBS was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates (including forecasts and estimates as to net sales) prepared by Ligand’s management, UBS assumed, at Ligand’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Ligand’s management as to the future performance of the AVINZA® assets and as to net sales. In addition, UBS assumed, with your approval, that the forecasts and estimates as to net sales anticipated by Ligand’s management to be achieved by King will be achieved at the times and in the amounts projected. UBS also relied, at Ligand’s direction, without independent verification or investigation, upon the assessments of Ligand’s management as to the AVINZA® assets and the risks associated with the AVINZA® assets (including the potential impact of drug competition). UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At Ligand’s direction, UBS contacted third parties to solicit indications of interest in a possible transaction with Ligand and held discussions with certain of these parties prior to the date of UBS’ opinion. At Ligand’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the transaction agreement or any related documents, other than the aggregate consideration to be received by Ligand in the transaction to the extent expressly specified in the opinion, or the form of the transaction. In rendering its opinion, UBS assumed, with Ligand’s consent, that Ligand, King and King R&D would comply with all material terms of the purchase agreement and related documents and that the transaction would be consummated in accordance with the terms of the purchase agreement and related documents without any adverse waiver or amendment of any material term or condition of the purchase agreement or related documents. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on the AVINZA® assets, Ligand, King or the transaction. Except as described above, Ligand imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison is identical or directly comparable to the AVINZA® assets or the transaction and, accordingly, such analyses may not necessarily utilize all companies or transactions that could be deemed comparable to the AVINZA® assets or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies or businesses concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the future performance of the AVINZA® assets and estimates of net sales provided by Ligand’s management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ligand. Estimates of the financial value of companies, businesses or product lines do not necessarily purport to be appraisals or reflect the prices at which such companies, businesses or product lines actually may be sold.

The aggregate consideration was determined through negotiation between Ligand and King and the decision to enter into the transaction was solely that of Ligand’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Ligand’s board in its evaluation of the transaction and should not be viewed as determinative of the views of Ligand’s board of directors or management with respect to the transaction or the aggregate consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Ligand’s board of directors in connection with its opinion relating to the asset sale. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the analyses described below, the term “implied value of the aggregate consideration” refers to the implied value of the aggregate consideration to be received by Ligand in the transaction based on the initial consideration of $312.75 million, consisting of $265.0 million in cash and the assumption of Ligand’s payment obligation of $47.75 million to Organon Pharmaceuticals USA Inc. (or reimbursement to Ligand of such amount to the extent paid by Ligand prior to the closing of the asset sale) plus the estimated net present value of future royalty payments payable to Ligand derived utilizing internal estimates of Ligand’s management as to net sales of AVINZA® that will be achieved by King and a discount rate of 13.5%.

Selected Companies Analysis

UBS compared selected standalone financial data for the AVINZA® assets with corresponding data for the following six publicly traded specialty pharmaceuticals companies. These companies, which are listed below, were selected primarily because they (i) have market capitalizations ranging from $250 million to $650 million, (ii) are focused on the development, sales and marketing of branded prescription products with niche indications, (iii) employ small sales forces that target physician specialists and (iv) have not experienced major setbacks with their lead products:

•	Axcan Pharma Inc.

•	Bradley Pharmaceuticals, Inc.

•	Connetics Corporation

•	Pharmion Corporation

•	Salix Pharmaceuticals, Ltd.

•	Sciele Pharma, Inc.

UBS reviewed, among other things, enterprise values of the selected companies, calculated as equity market value based on closing stock prices on September 1, 2006, plus book value of debt and minority interests, plus preferred stock, less cash, as a multiple of latest 12 months revenue and calendar years 2006 and 2007 estimated revenue. UBS then compared the latest 12 months revenue and calendar years 2006 and 2007 estimated revenue multiples derived from the selected companies with corresponding multiples implied for the AVINZA® assets based on the implied value of the aggregate consideration. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data relating to the AVINZA® assets were based on public filings and internal estimates of Ligand’s management. This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for the AVINZA® assets based on the implied value of the aggregate consideration:

									Implied Multiples for
	Implied Multiples								AVINZA® Assets Based on
	for Selected Companies								Implied Value of Aggregate
Enterprise Value as Multiple of:	High		Mean		Median		Low		Consideration

Revenue
Latest 12 Months	3.1	x	2.3	x	2.2	x	1.8	x	3.7x
Calendar year 2006	2.8	x	2.3	x	2.2	x	1.9	x	3.3x
Calendar year 2007	2.3	x	2.1	x	2.0	x	1.9	x	3.2x

Selected Transactions Analysis

UBS reviewed transaction values in 10 selected transactions in the pharmaceuticals industry announced since August 2000 involving the sale of one or more products. These transactions, which are listed below, were selected primarily because they (i) had transaction values of less than $650 million and (ii) involved specialty pharmaceutical products which had not experienced major setbacks and which were marketed through small sales forces focused on physician specialists:

Acquiror	Seller (Product)

• Valeant Pharmaceuticals International	• InterMune, Inc. (Infergen)
• Pfizer Inc.	• Sanofi-Synthelabo (Campto)
• Connetics Corporation	• Hoffmann-La Roche Inc. (Soriatane)
• Galen Holdings PLC	• Eli Lilly and Company (Sarafem)
• Enzon, Inc.	• Elan Corporation, plc (Abelcet)
• Schering AG	• Immunex Corporation (Leukine)
• King	• Johnson & Johnson (Ortho-Prefest)
• King	• Bristol-Myers Squibb Company (Corgard, Corzide, Delestrogen and Florinef)
• Biovail Corporation	• Aventis Pharmaceuticals Inc. (Cardizem)
• Hoffman-La Roche Inc.	• SmithKline Beecham plc (Kytril)

UBS reviewed transaction values in the selected transactions as a multiple of latest 12 months revenue. UBS then compared the latest 12 months revenue multiples derived from the selected transactions with the corresponding multiple implied for the AVINZA® assets based on the implied value of the aggregate consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data relating to the AVINZA® assets were based on public filings. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to the corresponding multiple implied for the AVINZA® assets based on the implied value of the aggregate consideration:

Implied Multiple for
	Implied Multiples								AVINZA® Assets Based on
	for Selected Companies								Implied Value of Aggregate
Transaction Value as Multiple of:	High		Mean		Median		Low		Consideration

Latest 12 Months Revenue	4.3	x	3.2	x	3.4	x	1.7	x	3.7x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that could be generated from the AVINZA® assets over the period beginning September 6, 2006 through fiscal year 2020 based on internal estimates of Ligand’s management. The cash flows were then discounted to present value using discount rates ranging from 11.5% to 15.5% which discount rate range was derived taking into consideration the estimated weighted average cost of capital for the AVINZA® assets. This analysis indicated the following implied reference range for the AVINZA® assets, as compared to the implied value of the aggregate consideration:

Implied Reference Range for	Implied Value of Aggregate
AVINZA® Assets	Consideration

$307.6 million - $357.4 million	$480.8 million

Miscellaneous

Under the terms of UBS’ engagement, Ligand has agreed to pay UBS for its financial advisory services in connection with the transaction an aggregate fee of approximately $4.5 million, a portion of which was payable in connection with UBS’ opinion and approximately $3.4 million of which is contingent upon completion of the transaction. In addition, Ligand has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of legal counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS in the past has provided, and currently is providing, investment banking services to Ligand unrelated to the asset sale, including acting as financial advisor to Ligand in connection with Ligand’s sale of its oncology product lines to Eisai Co., Ltd., for which UBS received an aggregate fee of approximately $2.1 million. In the past, UBS has provided investment banking services to King unrelated to the asset sale, for which UBS received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Ligand and King and, accordingly, may at any time hold a long or short position in such securities.

Ligand selected UBS as its financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Ligand and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Required Vote

Approval of the asset sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Each holder of a share of our common stock is entitled to one vote per share. Failure to vote by proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone and Internet voting) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. Since the approval of the asset sale requires the approval of the holders of a majority of our shares outstanding, abstentions will have the same effect as votes against the proposal. Broker “non-votes” and the shares of common stock as to which a stockholder abstains are included for purposes of determining whether a quorum of shares of common stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Since the approval of the asset sale requires the approval of the holders of a majority of our shares outstanding, broker “non-votes” will have the same effect as votes against such proposal.

Proceeds from the Asset Sale

While we are evaluating a distribution of a substantial portion of the net cash proceeds from the asset sale to our stockholders in the form of a special dividend, we cannot predict the timing or amount of such distribution, if any, to be made to our stockholders. The amount, if any, available to our stockholders will be determined by our board of directors, after weighing the Company’s remaining liabilities and operational needs and such other analyses necessary to insure that any such distribution is made out of a surplus of net assets as required under Delaware law. Accordingly, since our board of directors has not conducted the analyses necessary to determine the amount and timing of any such distribution, we cannot guarantee that the Company will distribute any of the net cash proceeds from the asset sale to our stockholders in the event the asset sale is approved. Consequently, we would advise our stockholders that they should not vote in favor of the asset sale based upon the assumption that they will receive a distribution out of the net cash proceeds of the asset sale. We would expect that if and when any such distribution is made to our stockholders, such distribution would be made on a pro rata basis.

Effects of the Asset Sale

If the asset sale is approved and the purchase agreement is adopted by our stockholders and the other conditions to closing are satisfied, we expect to become a research and development focused company with no marketed products. Specifically, we will continue to operate our research and development operations, including the Thrombopoietin oral mimic (e.g. LGD4665) Glucocorticoid agonists (e.g. LGD5552) programs, and manage our existing collaborative research and development programs, pursuant to which we are entitled to receive milestone and royalty payments. We will also consider all available alternatives. Such alternatives may include, without limitation, the acquisition of a new business or alternatively, the sale of the company, the sale of additional assets, restructuring, the distribution of assets to our stockholders or the possible dissolution of us and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated. Furthermore, although we are evaluating a distribution of a substantial portion of the net cash proceeds from the asset sale to our stockholders in the form of a special dividend, we have not determined the timing or amount of distribution, if any, to be made to our stockholders. The amount, if any, available to our stockholders will be determined by our board of directors, after weighing the company’s remaining liabilities and operational needs. We would expect that of and when any such distribution is made to our stockholders, such distribution would be made on a pro rata basis.

Most of our products in development will also require extensive additional development, including preclinical testing and human studies, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the products we are developing or those being developed with our partners will be approved for marketing. Any product development failures for these or other reasons, whether with our products or our partners’ products, may reduce our expected revenues, profits, and stock price.

The AVINZA® assets constitute approximately 67% of our revenues and 81% of our operating loss in the first two quarters of fiscal 2006. Following the asset sale, our immediate ability to produce revenues and income will therefore be substantially reduced. As such, the proceeds from the asset sale, along with other capital that we have access to, may not be adequate to bring our developing product lines to market, nor can we be certain that our future products, even if brought to market, will be sufficiently profitable to justify the sale of AVINZA®.

In addition, under the asset purchase agreement, we have agreed to indemnify King for a period of 16 months after the closing for a number of specified matters including the breach of our representations, warranties and covenants contained in the asset purchase agreement, and in some cases for a period of 30 months following the closing of the asset sale. That indemnification obligation could cause us to be liable to King under certain circumstances, which would decrease the remaining cash available for eventual distribution to stockholders or for our use in connection with any future corporate purposes. Additionally, the asset purchase agreement requires that King assume specified liabilities related to the AVINZA® drug product. If King fails to perform and discharge the assumed liabilities specified in the asset purchase agreement, then we may be liable for the assumed liabilities which would also decrease the remaining cash available for eventual distribution to stockholders or for our use in connection with any future corporate purposes.

Finally, we will continue to have an obligation to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome.

Purpose of the Asset Sale

The purpose of the asset sale for Ligand is to enable it to immediately realize the value of its remaining business. In this respect, the board of directors believes that the asset sale is more favorable to Ligand’s stockholders than any other alternative reasonably available because of the uncertain returns to such stockholders in light of Ligand’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis.

In particular, the board of directors believes that we face several challenges in our efforts to increase stockholder value, including competition from companies with substantially greater scale. For these reasons, and the other reasons discussed under “The Asset Sale — Reasons for the Asset Sale” beginning on page 22, the board of directors has determined that the asset purchase agreement, the asset sale and related transactions are advisable and are fair to and in the best interests of Ligand and its stockholders.

Other Agreements and Transactions Related to the Asset Sale

Contract Sales Force Agreement

On September 6, 2006, we entered into a Contract Sales Force Agreement, referred to herein as the “contract sales agreement”, with King, pursuant to which King agreed to conduct a detailing program to promote the sale of AVINZA® for an agreed upon fee, subject to the terms and conditions of the contract sales agreement. Pursuant to the contract sales agreement, King has agreed to perform certain minimum monthly product details, which commenced on October 1, 2006 and continue for a period of six months or until the closing of the asset sale or earlier termination is scheduled to the asset purchase agreement. We estimate that, assuming the closing of the asset sale were to occur at the end of December 2006, the amount due to King under the contract sales agreement would be approximately $4 million.

Loan Arrangement

In connection with the asset sale, King agreed to loan to us, at our option, up to $37.75 million. On October 13, 2006 we entered into a loan agreement with King pursuant to which King loaned to us $37.75 million at a 9.50% interest rate. Pursuant to the loan agreement King took a security interest in the AVINZA® assets as well as cash proceeds from the sale of our oncology products equal to the loan amount. Upon closing of the asset sale, accrued interest, if any, on the amount loaned by King to us will be forgiven and the amount of the closing payment King owes us under the asset purchase agreement will be increased by the amount of the loan, including interest thereon, if any, and an equal amount will be credited against that payment for repayment of the loan. If the closing of the asset sale does not occur, then the principal of the loan plus accrued interest will become due on January 1, 2007.

Redemption of 6% Notes

As a condition to the consummation of the asset purchase agreement we were required, and on October 30, 2006 we mailed a notice of redemption to each of the holders of our 6% Convertible Subordinated Notes, due 2007, referred to herein as the 6% Notes, which set a redemption date of November 29, 2006. Pursuant to the terms of the 6% Notes, each noteholder had the option to either elect to convert the 6% Notes, on or before November 29, 2006, into shares of the Company’s common stock at a conversion rate of 161.9905 shares per $1,000 principal amount of the notes (approximately $6.17 per share) or the redemption price equal to 101.2% of the principal amount. In connection with the redemption on or before November 29, 2006, the $128.2 million of principal amount of 6% Notes outstanding converted into approximately 20.8 million shares of our common stock.

Other Agreements and Transactions Related to our Strategic Review Process

Sale of Oncology Product Line to Eisai Inc. and Eisai Co., Ltd.

On September 7, 2006, we entered into an asset purchase agreement with Eisai Inc. and Eisai Co., Ltd., pursuant to which we agreed to sell to Eisai Inc. and Eisai Co., Ltd. all of our rights to our four marketed oncology products: ONTAK®, Targretin® capsules, Targretin® gel and Panretin® gel. In exchange for our interests in and to the oncology products, Eisai Inc. and Eisai Co., Ltd. agreed to pay us an aggregate up-front cash payment of $205 million, $20 million of which will be funded into an escrow account to support any indemnification claims made by Eisai following the Closing, and Eisai will assume certain liabilities. On October 25, 2006, we consummated the transactions described above.

Sale and Leaseback Transaction

On October 25, 2006, we entered into an asset purchase agreement with Slough Estates USA Inc., for the sale of our corporate headquarters building, the land it is on and two adjacent undeveloped parcels of land for an aggregate consideration of $47.6 million. The transaction closed on November 9, 2006, upon which we received an up-front cash payment, net of fees, expenses and payment of existing indebtedness of approximately $35 million. In connection with the Sale Leaseback, the Company paid off the existing mortgage on the building of approximately $11.6 million on November 6, 2006. In addition, we agreed to lease back the building for a period of fifteen years, at a rate of approximately $3 million per year, subject to a fixed annual percentage increase as stated in the asset purchase agreement. In addition, Ligand will have the right to extend the term of the lease for two five year periods under the same terms and conditions as the initial term.

Interests of Our Directors and Executive Officers in the Asset Sale

After the closing of the asset sale, King and King R&D have agreed to indemnify and hold our executive officers and directors from any loss arising out of any breach of representations and warranties by King or King R&D, or a failure by King or King R&D to perform covenants applicable to them under the asset purchase agreement. All of our directors and executive officers own shares of our common stock and/or options to purchase shares of our common stock, and to that extent, their interests in the asset sale is the same as that of other holders of our common stock. See “Security Ownership of Certain Beneficial Owners, Directors and Management” beginning on page 92.

Dissenters’ Rights

Holders of our common stock will not have appraisal or dissenters’ rights in connection with the asset sale. Neither the Delaware General Corporation Law nor our certificate of incorporation provides our stockholders with appraisal or dissenters’ rights in connection with the asset sale. Our shares of common stock will remain publicly traded on the Nasdaq Global Market following the consummation of the asset sale.

Accounting Treatment of the Asset Sale

Under accounting principles generally accepted in the United States of America, upon stockholder approval of the asset purchase agreement, we expect to reflect the results of operations of the AVINZA® assets sold as discontinued operations, including the related gain on the sale, net of any applicable taxes commencing with the quarter during which the asset sale is probable of occurring and is approved by the shareholders. For further information, see the unaudited pro forma condensed financial information included in this proxy statement.

Financing; Source and Amount of Funds

The asset sale is not conditioned upon King obtaining financing. The total amount of funds necessary to pay the initial asset sale consideration will be approximately $312.75 million. King expects to fund the transaction from its working capital.

MATERIAL U.S. FEDERAL AND STATE INCOME TAX CONSEQUENCES

The asset sale will not result in any U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event to Ligand for U.S. federal income tax purposes, but Ligand expects, subject to the completion and outcome of certain tax analysis and studies currently in process, that a substantial portion or all of the taxable gain resulting from the asset sale will be offset by net operating losses. These analyses include studies to assess the potential impact of ownership changes on the Company’s net operating losses under Internal Revenue Code Section 382 and to evaluate and support the availability of research and credit development credits. At a minimum, however, the asset sale is expected to result in some federal alternative minimum tax being imposed on Ligand in the year of the sale and may, depending upon several factors, result in the imposition of federal income taxes in subsequent years that may or may not be offset by available tax credits. In addition, assuming net operating losses are used to offset the gain recognized on Ligand’s other asset dispositions, Ligand expects that all or substantially all of the taxable gain resulting from the asset sale will be subject to state income tax, which may be substantially reduced if Ligand is able to substantiate and claim certain tax credits. The asset sale also may result in Ligand being subject to state or local sales, use or other taxes in jurisdictions in which Ligand files tax returns or has assets.

REGULATORY MATTERS

The asset sale is subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on September 13, 2006, each of Ligand and King filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the asset sale with the DOJ and FTC. On October 5, 2006, we were notified that we had been granted early termination of the waiting period under the HSR Act.

ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the asset purchase agreement. This summary does not purport to describe all the terms of the asset purchase agreement and is qualified by reference to the complete asset purchase agreement, which is attached as Annex A to this proxy statement. We urge you to read the asset purchase agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the asset sale.

The text of the asset purchase agreement has been included to provide you with information regarding its terms. The terms of the asset purchase agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the asset sale. The asset purchase agreement contains representations and warranties that Ligand, on the one hand, and King and King R&D on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the asset sale and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

In addition, such representations and warranties are qualified by information in confidential disclosure schedules that Ligand and King have exchanged in connection with signing the asset purchase agreement. While Ligand does not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached asset purchase agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in our public disclosures.

General

Under the terms of the asset purchase agreement, King and King R&D have agreed to purchase all of our United States, and its territories and Canadian rights in and to AVINZA®, including, among other things, all AVINZA® inventory, equipment, records and related intellectual property.

Pursuant to the terms of the asset purchase agreement, King and King R&D will make a $265 million cash payment to Ligand, $15 million of which will be funded into an escrow account to support any indemnifications claims made by King, to acquire our rights in and to AVINZA®. In addition, King will assume a product-related liability totaling approximately $48 million and future royalty payments owed to Organon Pharmaceuticals USA Inc. and all other existing product royalty obligations. In addition to existing royalty obligations assumed by King, King will pay Ligand a 15% royalty during the first 20 months after the closing of the asset sale. Subsequent royalty payments will be based upon calendar year net sales. If King’s calendar year net sales are less than $200 million, the royalty payment will be 5% of all of King’s net sales for that year. If King’s calendar year net sales are greater than $200 million, then the royalty payment will be 10% of all of King’s net sales less than $250 million, plus 15% of all of King’s net sales greater than $250 million.

Additionally, the $265 million cash payment from King and King R&D may be offset by an inventory value adjustment. On the closing date of the asset sale, we will provide King and King R&D with a report based on our inventory data, which will set forth (i) certain inventory calculations, (ii) whether we have met certain specified reduction of levels of inventory held by retailers and wholesalers, and (iii) our out-of-pocket costs paid with respect to certain of our contracts related to AVINZA®. If, as of the closing of the asset sale, we have not reduced the amount of inventory held by wholesalers to one month, the purchase price will be reduced by the value of such excess wholesaler inventory on a dollar-for-dollar basis, as determined in accordance with the asset purchase agreement. In addition, if, as of the closing of the asset sale, we have not reduced the amount of inventory held by retailers to one and a half months, we will be required to pay King an amount equal to the value of such excess retail inventory on a dollar-for-dollar basis up to $10 million at which point we will be required to pay King $.50 for each dollar of excess retail inventory, as determined in accordance with the asset purchase agreement. In the event we are required to pay King any amounts under the inventory adjustment King will have the right to a distribution of such amounts from a special inventory escrow, which will be funded at closing from the $265 million cash proceeds. The amount of the special inventory escrow will be determined at the closing of the asset sale, and will be equal to the value of the excess retail inventory, if any, determined as of the closing date up to $10 million.

Closing

Closing of the asset sale under the asset purchase agreement will occur on a date following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the approval of the asset sale and adoption of the asset purchase agreement by the holders of a majority of our common stock outstanding on the record date.

Representations and Warranties

The asset purchase agreement contains a number of customary representations and warranties applicable to Ligand, subject in some cases to customary qualifications, relating to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters of Ligand;

•	authorization, execution, delivery and enforceability of the asset purchase agreement;

•	conflicts or violations under charter documents, contracts and instruments or law;

•	title to, or interest in, encumbrances upon and the sufficiency of the properties and assets that are used to conduct our AVINZA® business;

•	intellectual property matters;

•	pending or threatened material litigation;

•	required consents and approvals;

•	taxes;

•	matters related to employee benefits applicable to us;

•	governmental registrations;

•	material compliance with all applicable laws;

•	regulatory matters;

•	government contracts

•	financial statements;

•	matters related to product recalls, product returns, product warranties and product liabilities;

•	brokerage or finders’ fees, and other fees with respect to the asset sale;

•	inventory and equipment;

•	contracts;

•	product liability

•	exporting and manufacturing;

•	customers, suppliers and third-party service providers; and

•	adverse event reports.

The asset purchase agreement also contains a number of customary representations and warranties applicable to King and King R&D, subject in some cases to customary qualifications, relating to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters of King and King R&D;

•	authorization, execution, delivery and enforceability of the asset purchase agreement;

•	conflicts or violations under charter documents, contracts and instruments or law;

•	pending or threatened material litigation;

•	required consents and approvals;

•	financing; and

•	brokerage or finders’ fees, and other fees with respect to the asset sale.

The representations and warranties of each of the parties to the asset purchase agreement will expire upon completion of the asset sale.

Indemnification; Survival of Indemnification Obligations

After closing of the asset sale, we have agreed to indemnify and hold King and its affiliates and their respective officers, directors, employees, stockholders, agents, and representatives harmless from any loss arising out of (i) any breach of representations and warranties by us, (ii) our activities before closing of the asset sale, (iii) a failure by us to perform covenants applicable to us under the asset purchase agreement, (iv) any liability not undertaken by King and King R&D pursuant to the asset purchase agreement, or (v) fees owed by us to any broker, financial advisor, or others retained by us in connection with the asset sale. In general, we may be required to indemnify King and King R&D for any indemnifiable losses incurred by them in connection with the asset sale for a period of 16 months following the closing date of the asset sale, except that King may bring a claim relating to a breach of representations and warranties relating to the authorization, execution and delivery of the asset purchase agreement, title to and sufficiency of assets, and employee benefits for a period of 30 months following the closing date of the asset sale. In general, we are not obligated to make King whole for any losses until King suffers losses in excess of $1.5 million and then only to the extent such losses exceed $1.5 million. In addition, our liability for any claim for indemnification brought by King or King R&D is limited to $40 million. Pursuant to the asset purchase agreement, $15 million of the cash payment to be made by King to us at the closing of the asset sale will be funded into an escrow account to support any indemnification claims made by King. If no claims are made by King as of the one year anniversary of the closing of the asset sale, the escrow amount will be released to Ligand.

After closing of the asset sale, King and King R&D have agreed to indemnify and hold us and our affiliates, and our respective officers, directors, employees, stockholders, agents, and representatives harmless from any loss arising out of (i) any breach of representations and warranties by King or King R&D, (ii) or a failure by King or King R&D to perform covenants applicable to them under the asset purchase agreement, (iii) any liability assumed by King and King R&D under the asset purchase agreement, or (iv) fees owed by King or King R&D to any broker, financial advisor, or others retained by them in connection with the asset sale.

Covenants and Agreements

Under the asset purchase agreement, we have agreed to abide by certain customary covenants prior to the closing of the asset sale. Among others, these covenants include the following:

•	permitting representatives of King to have reasonable access to all premises, personnel, personnel records, other records and contracts of Ligand with respect to AVINZA®;

•	providing certain reports to King regarding inventory;

•	operating the AVINZA® business in the ordinary course, preserving the AVINZA® business substantially intact, and preserving the goodwill of those third parties having business relationships with us;

•	using our best efforts to reduce inventory to achieve specified levels in the wholesale and retail channels;

•	paying all taxes and payables;

•	making all filings required to consummate the asset sale;

•	preparing and filing this proxy statement, soliciting proxies from our stockholders in favor of the approval of the asset sale and adoption of the asset purchase agreement, and holding the special meeting to which this proxy statement relates;

•	mailing to each of the holders of our convertible notes a notice of redemption;

•	using commercially reasonable efforts to facilitate an efficient transfer of AVINZA® to Buyer.

We have agreed to promptly notify King following any material developments or changes with respect to AVINZA® or upon becoming aware of any event arising after the date of the asset purchase agreement that would result in any material breach of our representations, warranties or covenants or that would have the effect of making any representation or warranty untrue or incorrect in any material respect so as to cause the failure of any closing conditions. In addition, we have also agreed that until the consummation of the asset sale, subject to certain exceptions for actions taken in the ordinary course of business or actions contemplated by the asset purchase agreement, consistent with past practice, we will comply with specific restrictions relating to, among others:

•	taking any willful action likely to result in any material representation or warranty becoming untrue;

•	creating any encumbrance on our properties;

•	entering into any contracts relating primarily or exclusively to AVINZA®;

•	terminating any of the contracts to e assigned to King pursuant to the asset purchase agreement;

•	transferring or granting any rights related to AVINZA®, including any intellectual property rights;

•	failing to renew specified contracts;

•	initiating any litigation or arbitration actions, or make any claims or demands for breach with respect to specified contracts;

•	entering into or modifying employment agreements with certain employees, or modifying the job descriptions of such employees; or

•	agreeing to take any of the actions specified in the previous bullet points.

Regulatory Matters

The asset purchase agreement provides that we and King will file as soon as practicable after the date of the asset purchase agreement any required filings and applications with governmental authorities in connection with the asset sale, including filings under the HSR Act.

No Negotiation

The asset purchase agreement provides that Ligand shall not, nor shall it cause any of its affiliates or representatives to, directly or indirectly, take any action to:

•	solicit, initiate or facilitate any acquisition proposal (as described below);

•	participate in any discussions or negotiations with, or furnish any non-public information to, any third party that has made an acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal.

So long as we provide notice to King, at any time prior to the closing of the asset sale, we are permitted to:

•	participate in any discussions or negotiations with, and with certain exceptions, provide any non-public information to, any third party in response to an acquisition proposal by such third party, if our board of directors determines that there is a reasonable likelihood that such acquisition proposal could lead to a superior proposal (as described below);

•	enter into an agreement with respect to an acquisition proposal if our board of directors determines that such acquisition proposal constitutes a superior proposal; and

•	effect a change in the recommendation of our board of directors regarding the asset purchase agreement and asset sale, if our board of directors determines that (i) such acquisition proposal constitutes a superior proposal or (ii) failure to take such action would be inconsistent with the board’s fiduciary duties under Delaware law; and

The prohibition on solicitation does not prevent Ligand or our board of directors from complying with SEC rules with regard to an acquisition proposal by means of a tender offer or recommending or exploring an acquisition proposal if the board determines in good faith that an unsolicited acquisition proposal is reasonably likely to lead to a superior proposal and that, after consultation with its legal advisor, failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

As described in this proxy statement, the term “acquisition proposal” means an unsolicited proposal from a third party relating to any transaction involving, in whole or in part, directly or directly, AVINZA®, including an acquisition of more than 25% of our common stock.

The term “superior proposal” means an acquisition proposal which (a) as determined in good faith by our board of directors (after consultation with Ligand’s financial advisor and outside legal counsel) would, if consummated, (i) result in a transaction more favorable to us than the asset sale, if such transaction is for the acquisition of AVINZA®, or (ii) result in a transaction more favorable to our stockholders than the asset sale if such transaction is for the acquisition of equity interests in Ligand or substantially all of our assets, or (b) does not require the termination of the asset purchase agreement as a condition to the consummation of such acquisition proposal. If we enter into an agreement with any third party with respect to a superior proposal, we will be required to pay the termination fee of $12 million. See “The Asset Purchase Agreement — Termination Fee” beginning on page 39.

Conditions to Completion of the Asset Sale

The obligations of Ligand and King and King R&D to complete the asset sale are subject to the satisfaction or waiver of the following conditions:

•	no preliminary or permanent injunction or other order has been issued by any court or by any government authority enjoining, restraining, prohibiting or making illegal the asset sale;

•	any waiting period (and any extension) under the HSR Act has expired or been terminated; and

•	the Ligand stockholders have adopted resolutions approving the asset sale and adopting the asset purchase agreement.

In addition, the obligations of King and King R&D to complete the asset sale are subject to the satisfaction by Ligand or waiver by King or King R&D of conditions, including the following:

•	Ligand’s representations and warranties shall be true and correct in all material respects as of the date of the asset purchase agreement and the date of the closing of the asset sale, except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date;

•	Ligand shall have performed and complied in all material respects with each of the covenants, agreements and obligations Ligand is required to perform under the asset purchase agreement;

•	all specified consents shall have been duly executed and delivered to King or King R&D;

•	King or King R&D shall have received a certificate from us certifying the accuracy of our representations and warranties and performance of our obligations as of the date of the asset purchase agreement and the closing date of the asset sale;

•	Ligand shall have executed and delivered to King or King R&D each of the following agreements: the Assignment of Product Intellectual Property, the Bill of Sale and Assignment and Assumption Agreement, the Product License and Supply Agreement Assignment, the Second Source Supply Agreement Assignment, the Termination and Return of Rights Agreement Assignment, the Technical Agreement AVINZA® Assignment, the Quality Agreement for AVINZA® Assignment, the Transition Services Agreement and the Escrow Agreement; and

•	Ligand shall have redeemed or converted all outstanding 6% Convertible Subordinated Notes due 2007.

In addition, the obligations of Ligand to complete the asset sale are subject to the satisfaction by King and King R&D or waiver by Ligand of conditions, including the following:

•	King’s and King R&D’s representations and warranties shall be true and correct in all material respects as of the date of the asset purchase agreement and the date of the closing of the asset sale, except those representations and warranties which address matters only as of a particular date need only be true and correct as of such date;

•	King and King R&D shall have performed and complied in all material respects with each of the covenants, agreements and obligations King and King R&D are required to perform under the asset purchase agreement;

•	Ligand shall have received a certificate from King and King R&D certifying the accuracy of their representations and warranties and performance of their obligations as of the date of the asset purchase agreement and the closing date of the asset sale; and

•	King and King R&D shall have executed and delivered to Ligand each of the following agreements: the Assignment of Product Intellectual Property, the Bill of Sale and Assignment and Assumption Agreement, the Product License and Supply Agreement Assignment, the Second Source Supply Agreement Assignment, the Termination and Return of Rights Agreement Assignment, the Technical Agreement AVINZA® Assignment, the Quality Agreement for AVINZA® Assignment, the Transition Services Agreement and the Escrow Agreement.

Termination

We and King may by mutual written consent terminate the asset purchase agreement at any time prior to the completion of the asset sale.

In addition, either we or King may, in writing, terminate the asset purchase agreement at any time prior to the effective time of the asset sale:

•	if the asset sale has not been consummated on or before December 31, 2006 so long as the failure to complete the asset sale by such date is not the result of the failure of the party seeking to terminate to comply with the terms of the asset purchase agreement;

•	if the adoption of the asset purchase agreement by our stockholders has not been obtained at the special meeting or any adjournment thereof by reason of the failure to obtain the required vote; or

•	if a material breach of any provision of the asset purchase agreement has been committed by the other party, and such breach has not been waived or cured within 60 days after written notice.

We may terminate, in writing, the asset purchase agreement at any time prior to the completion of the asset sale:

•	if any representation or warranty of King shall have become untrue in any material respect or King has materially breached any covenant under the asset purchase agreement, and such breach or misrepresentation is not capable of being cured prior to December 31, 2006;

•	if a material breach of any provision of the asset purchase agreement has been committed by King, and such breach is not cured by King within 10 days after receipt of written notice, or in the reasonable determination of Ligand, is incapable of being cured by King; or

•	if our board of directors has determined that an acquisition proposal is a superior proposal provided that we give King written notice within two days of such determination and pay to King the termination fee of $12 million.

King may terminate, in writing, the asset purchase agreement at any time prior to the completion of the asset sale:

•	if any representation or warranty of ours shall have become untrue in any material respect or we have materially breached any covenant under the asset purchase agreement, and such breach or misrepresentation is not capable of being cured prior to December 31, 2006;

•	if a material breach of any provision of the asset purchase agreement has been committed by us, and such breach is not cured by us within 10 days after receipt of written notice, or in the reasonable determination of King, is incapable of being cured by us;

•	if, prior to the adoption of the asset purchase agreement by our stockholders, our board of directors (i) fails to include in this proxy statement its recommendation of the asset purchase agreement or (ii) approves or recommends an acquisition proposal to our stockholders or approves or recommends that our stockholders tender their shares of our common stock in any tender offer or exchange offer that is an acquisition proposal; or

•	if King has received written notice from us that our board of directors has determined that an acquisition proposal is a superior proposal.

Termination Fee

We will be obligated to pay King a fee of $12 million in connection with the termination of the asset purchase agreement in the event that:

•	if, prior to the receipt of requisite stockholder approval, King terminates the asset purchase agreement as a result of our board of directors:

•	approving or recommending an acquisition proposal to Ligand stockholders or approving or recommending that Ligand stockholders tender their shares of common stock in any tender offer or exchange offer that is an acquisition proposal; or

•	failing to include in this proxy statement its recommendation that our stockholders should approve the asset sale;

•	if King terminates the asset purchase agreement after receiving written notice from us that our board of directors has determined that an alternative acquisition proposal is a superior proposal; or

•	if we terminate the asset purchase agreement as a result of our board of directors determining that an alternative acquisition proposal is a superior proposal.

Expenses

The asset purchase agreement provides that other than any antitrust filing fees, which shall be shared equally by Ligand and King, all costs and expenses incurred in connection with the asset purchase agreement and the transactions contemplated by the asset purchase agreement will be paid by the party incurring the expenses.

Amendment

The asset purchase agreement may be amended, supplemented, or otherwise modified by the parties in writing at any time before or after any approval of the asset purchase agreement by the Ligand stockholders, but after the stockholder approval, no amendment may be made for which the law requires stockholder approval without such stockholder approval.

Proposed Amendments to the Asset Purchase Agreement

On December 11, 2006, we entered into a non-binding term sheet with King, pursuant to which the parties agreed to negotiate in good faith to conclude an amendment to the asset purchase agreement, pursuant to which the parties shall agree to amend the date either party may terminate the asset purchase agreement in the event the asset sale has not been consummated from December 31, 2006 to February 28, 2007 and to allow King to make offers of employment to specified employees of the Company effective upon the closing of the asset sale.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Financial Statements

As described further in this Proxy Statement, on September 6, 2006, the Company, King Pharmaceuticals, Inc., a Tennessee corporation, and King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly-owned subsidiary of King Pharmaceuticals (together with King Pharmaceuticals, “King”) entered into a purchase agreement (the “AVINZA Purchase Agreement”), pursuant to which King agreed to acquire all of the Company’s rights in and to AVINZA (morphine sulfate extended-release capsules) in the United States, its territories and Canada, including, among other things, all AVINZA inventory, equipment, records and related intellectual property, and assume certain liabilities (together, “AVINZA” or the “AVINZA Product Line”) as set forth in the AVINZA Purchase Agreement. Additionally, a condition of the AVINZA Purchase Agreement requires that the Company redeem, prior to the close of the sale of AVINZA to King, the outstanding 6% convertible subordinated notes, previously issued by the Company. On October 30, 2006, the Company issued a redemption notice to the note holders establishing a redemption date of November 29, 2006. Subsequently, in November 2006 and pursuant to the terms of the 6% convertible subordinated notes, outstanding notes with a principal balance of $128.2 million were converted into shares of the Company’s common stock at a conversion rate of 161.9905 shares per $1,000 principal amount of notes (the “Debt Conversion”). A total of 20,759,083 shares of common stock were issued upon conversion. King also agreed to assume certain liabilities, including certain product-related liabilities owed by the Company to Organon Pharmaceuticals USA Inc. Pursuant to the AVINZA Purchase Agreement, at closing, the Company will be paid a $265.0 million cash payment, $15.0 million of which will be funded into an escrow account to support any indemnification claims. The Company expects to account for the disposition of the AVINZA Product Line as a discontinued operation in its consolidated financial statements if shareholder approval for the AVINZA sale is obtained.

On September 7, 2006, the Company, Eisai Inc., a Delaware corporation and Eisai Co., Ltd., a Japanese company (together with Eisai Inc., “Eisai”), entered into a purchase agreement (the “Oncology Purchase Agreement”) pursuant to which Eisai agreed to acquire all of the Company’s worldwide rights in and to the Company’s oncology product line, including, among other things, all related inventory, equipment, records and intellectual property, and assume certain liabilities (together “Oncology” or the “Oncology Product Line”) as set forth in the Oncology Purchase Agreement. The Oncology Product Line includes the Company’s four marketed oncology drugs: ONTAK, Targretin capsules, Targretin gel and Panretin gel. On October 25, 2006, the Company consummated the sale of Oncology. Pursuant to the Oncology Purchase Agreement, at closing, the Company received a $205.0 million cash payment, $20.0 million of which was funded into an escrow account to support any indemnification claims. The Company accounted for the disposition of the Oncology Product Line as a discontinued operation in its consolidated financial statements for the three and nine months ended September 30, 2006.

On October 25, 2006, the Company, along with its wholly owned subsidiary, Nexus Equity VI, LLC, entered into an agreement (the “Sale Leaseback”) with Slough Estates USA, Inc. (the “Buyer”) to sell the real properties at its corporate headquarters located in San Diego, California. Pursuant to the terms of the agreement, the Buyer purchased all real properties (land, building and improvements) known as 10275 Science Center Drive, 10265 Science Center Drive and 10285 Science Center Drive in San Diego, California for a purchase price of approximately $47.6 million. In addition, the Company agreed to lease back the building at 10275 Science Center Drive from the Buyer as its corporate headquarters office, with a lease term of fifteen years through 2021. Under the terms of the lease, the Company pays a basic annual rent, which is subject to an annual fixed percentage increase, and management fees, property taxes and other necessary expenses associated with the lease. As a condition of the sale, the Company paid off its outstanding mortgage for the property on November 6, 2006. The Sales Leaseback transaction closed on November 9, 2006.

The following unaudited pro forma condensed consolidated financial statements illustrate the effects of the Company’s proposed sale of AVINZA, the consummated sale of Oncology, the consummated Debt Conversion and the Sale Leaseback entered into by the Company for the Company’s corporate offices in San Diego, California (together, the “Transactions”), to the extent that these transactions have not yet been fully reflected in the Company’s consolidated historical financial statements.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 gives effect to the Transactions as if they occurred as of that date. The unaudited pro forma condensed consolidated statements of operations give effect to the Sale Leaseback as if it occurred on January 1, 2005 and give effect to the sales of AVINZA and Oncology as if they occurred on January 1, 2003, as they are expected to be or have been reported as discontinued operations in the Company’s consolidated financial statements. The Sale Leaseback has not been reflected in the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2004 and 2003, as it will not be reported as a discontinued operation in the Company’s consolidated financial statements. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2005 and Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2006. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the Transactions described above occurred on the dates indicated or that may be expected to occur in the future as a result of such transactions.

The unaudited pro forma condensed consolidated balance sheet reflects significant assets and liabilities associated with the AVINZA and Oncology product lines that will remain for a period of time with the Company subsequent to the proposed dispositions. Accordingly, the unaudited pro forma condensed consolidated balance sheet may not reflect the ongoing financial position of the Company. The unaudited pro forma condensed consolidated statements of operations exclude revenues and expenses directly attributable to AVINZA and Oncology, the consummated Debt Conversion and the Sale Leaseback. As such, the unaudited pro forma condensed consolidated statements of operations do not reflect a reduction of general corporate allocations or other non-direct costs which may occur as a result of the Transactions.

The board of directors of the Company is evaluating the distribution of a substantial portion of the net cash proceeds from the asset sales to the Company’s shareholders in the form of a special dividend following the consummation of the Transactions. Additionally, the Company is seeking shareholder approval to modify its 2002 Stock Incentive Plan (the “2002 Plan”) to allow equitable adjustments to be made to options outstanding under the 2002 Plan in the event of a special cash dividend. Assuming the Company’s stockholders approve the amendment to the 2002 Plan, any such adjustments to outstanding options in the event of a special cash dividend would be considered a modification and result in the recognition of compensation expense in the Company’s consolidated statement of operations under the requirements of Statement of Financial Accounting Standard No 123(R) Share-Based Payment (“SFAS 123(R)”). Any such expense could be material. The accompanying unaudited pro forma condensed consolidated financial statements do not reflect adjustments related to the potential special cash dividend or modifications to the terms of outstanding stock options that may occur in connection with such a dividend.

LIGAND PHARMACEUTICALS INCORPORATED

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2006
(In thousands, except share data)

						Pro Forma
						Before
	As	Oncology		Other		AVINZA	AVINZA		Pro Forma
	Reported	Adjustments		Adjustments		Adjustments	Adjustments		As Adjusted

ASSETS
Current assets:
Cash and cash equivalents	$10,029	$182,140C		$47,642	J	$227,108	$215,651C		$442,759
				(719	)J
				(11,584	)J
				(400	)J
Short-term investments	21,862	—		—		21,862	—		21,862
Accounts receivable, net	7,077	—		—		7,077	—		7,077
Current portion of inventories, net	5,039	—		—		5,039	(4,950	)A	89
Other current assets	12,465	—		—		12,465	(5,902	)D	6,563
Current portion of assets held for sale	8,055	(8,055	)B	—		—	—		—

Total current assets	64,527	174,085		34,939		273,551	204,799		478,350
Restricted investments	1,826	—		—		1,826	—		1,826
Property and equipment, net	21,453	—		(14,490	)J	6,963	(662	)A	6,301
Acquired technology and product rights, net	84,990	—		—		84,990	(84,990	)A	—
Long-term portion of assets held for sale	57,807	(57,807	)B	—		—	—		—
Other assets	1,264	—		(1,125	)E	139	—		139

Total Assets	$231,867	$116,278		$19,324		$367,469	$119,147		$486,616

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$16,080	$—		$—		16,080	$—		$16,080
Accrued liabilities	52,902	2,221F		12,981K		133,392	7,049F
		18,302G		(2,883	)I		29,405G		292,543
		49,869K					122,697K
Current portion of deferred revenue	80,395	—		—		80,395	(80,395	)D	—
Current portion of deferred gain	—	—		1,964J		1,964	—		1,964
Current portion of co-promote
termination liability	47,722	—		—		47,722	(47,722	)A	—
Current portion of equipment financing obligations	2,150	(8	)H	—		2,142	(275	)H	1,867
Current portion of long-term debt	363	—		(363	)J	—	—		—
Current portion of liabilities related to assets held for sale	26,803	(26,803	)B	—		—	—		—

Total current liabilities	226,415	43,581		11,699		281,695	30,759		312,454
Long-term debt	139,371	—		(11,221	)J	—			—
				(128,150	)I
Long-term portion of co-promote termination liability	95,258	—		—		95,258	(95,258	)A	—
Long-term portion of equipment financing obligations	2,699	(12	)H	—		2,687	(211	)H	2,476
Long-term portion of deferred revenue	2,546	—		—		2,546	—		2,546
Long-term portion of liabilities related to assets held for sale	2,017	(2,017	)B	—		—	—		—
Long-term portion of deferred gain	—	—		27,498J		27,498	—		27,498
Other long-term liabilities	2,406	—		—		2,406	—		2,406

Total liabilities	470,712	41,552		(100,174)		412,090	(64,710)		347,380

Commitments and contingencies
Common stock subject to conditional redemption	12,345	—		—		12,345	—		12,345
Stockholders’ equity (deficit):
Common stock	78	—		21I		99	—		99
Additional paid-in capital	753,947	—		129,887I		883,834	—		883,834
Accumulated other comprehensive loss	(138)	—		—		(138)	—		(138)
Accumulated deficit	(1,004,166)	74,726L		(10,410	)L	(939,850)	183,857L		(755,993)

	(250,279)	74,726		119,498		(56,055)	183,857		127,802
Treasury stock at cost, 73,842 shares	(911)	—		—		(911)	—		(911)

Total stockholders’ equity (deficit)	(251,190)	74,726		119,498		(56,966)	183,857		126,891

	$231,867	$116,278		$19,324		$367,469	$119,147		$486,616

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

LIGAND PHARMACEUTICALS INCORPORATED

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2006
(In thousands, except share data)

				Pro Forma
				Before
	As	Other		AVINZA	AVINZA		Pro Forma
	Reported	Adjustments		Adjustments	Adjustments		As Adjusted

Revenues:
Product sales	$102,853	$—		$102,853	$(102,853	)M	$—
Collaborative research and development and other revenues	3,977	—		3,977	—		3,977

Total revenues	106,830	—		106,830	(102,853)		3,977

Operating costs and expenses:
Cost of products sold	16,768	—		16,768	(16,768	)M	—
Research and development	29,013	(499	)P	30,720	(349	)M	30,371
		2,206Q
Selling, general and administrative	58,077	(230	)P	58,751	(27,910	)M	30,841
		904Q
Accretion of deferred gain on sale leaseback	—	(1,473	)R	(1,473)	—		(1,473)
Co-promotion	33,656	—		33,656	(33,656	)M	—
Co-promotion termination charges	142,980	—		142,980	(142,980	)M	—

Total operating costs and expenses	280,494	908		281,402	(221,663)		59,739

Loss from operations	(173,664)	(908)		(174,572)	118,810		(55,762)

Other income (expense):
Interest income	1,737	—		1,737	—		1,737
Interest expense	(7,920)	638P		(633)	328M		(305)
		6,649O
Other, net	1,068	—		1,068	—		1,068

Total other income (expense), net	(5,115)	7,287		2,172	328		2,500

Loss before income taxes	(178,779)	6,379		(172,400)	119,138		(53,262)
Income tax benefit	2,290	(2,290	)N	—	—		—

Loss from continuing operations	$(176,489)	$4,089		$(172,400)	$119,138		$(53,262)

Basic and diluted per share amounts:
Loss from continuing operations	$(2.26)			$(1.74)			$(0.54)

Weighted average number of common shares	78,239,868	20,759,083I		98,998,951			98,998,951

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

LIGAND PHARMACEUTICALS INCORPORATED

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2005
(In thousands, except share data)

						Pro Forma
						Before			Other
	As	Oncology		Other		AVINZA	AVINZA		AVINZA	Pro Forma
	Reported	Adjustments		Adjustments		Adjustments	Adjustments		Adjustment	As Adjusted

Revenues:
Product sales	$166,081	$(53,288	)N	$—		$112,793	$(112,793	)M	$—	$—
Collaborative research and development and other revenues	10,527	(310	)N	—		10,217	—		—	10,217

Total revenues	176,608	(53,598)		—		123,010	(112,793)		—	10,217

Operating costs and expenses:
Cost of products sold	39,847	(16,757	)N	—		23,090	(23,090	)M	—	—
Research and development	56,075	(22,979	)N	(675	)P	35,516	(2,386	)M	—	33,130
				3,095Q
Selling, general and administrative	74,656	(18,488	)N	(261	)P	56,959	(33,034	)M	—	23,925
				1,052Q
Accretion of deferred gain on sale leaseback	—	—		(1,964	)R	(1,964)	—		—	(1,964)
Co-promotion	32,501	—		—		32,501	(32,501	)M	—	—

Total operating costs and expenses	203,079	(58,224)		1,247		146,102	(91,011)		—	55,091

Loss from operations	(26,471)	4,626		(1,247)		(23,092)	(21,782)		—	(44,874)

Other income (expense):
Interest income	1,890	—		—		1,890	—		—	1,890
Interest expense	(12,458)	244	N	871P		(986)	551M		—	(435)
				10,357O
Other, net	699	—		—		699	—		—	699

Total other income (expense), net	(9,869)	244		11,228		1,603	551		—	2,154

Loss before income taxes	(36,340)	4,870		9,981		(21,489)	(21,231)		—	(42,720)
Income tax expense	(59)	59	N	—		—	8,498M		8,498	—

Net loss	$(36,399)	$4,929		$9,981		$(21,489)	$(12,733)		$(8,498)	$(42,720)

Basic and diluted per share amounts:
Net loss	$(0.49)					$(0.23)				$(0.45)

Weighted average number of common shares	74,019,501			20,759,083I		94,778,584				94,778,584

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

LIGAND PHARMACEUTICALS INCORPORATED

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004
(In thousands, except share data)

					Pro Forma
					Before
	As	Oncology		Other	AVINZA	AVINZA		Pro Forma
	Reported	Adjustments		Adjustments	Adjustments	Adjustments		As Adjusted

Revenues:
Product sales	$120,335	$(50,865	)N	$—	$69,470	$(69,470	)M	$—
Sale of royalty rights, net	31,342	—		—	31,342	—		31,342
Collaborative research and development and other revenues	11,835	(535	)N	—	11,300	—		11,300

Total revenues	163,512	(51,400)		—	112,112	(69,470)		42,642

Operating costs and expenses:
Cost of products sold	39,804	(21,540	)N	—	18,264	(18,264	)M	—
Research and development	65,204	(32,484	)N	—	32,720	(1,978	)M	30,742
Selling, general and administrative	65,798	(19,367	)N	—	46,431	(33,851	)M	12,580
Co-promotion	30,077	—		—	30,077	(30,077	)M	—

Total operating costs and expenses	200,883	(73,391)		—	127,492	(84,170)		43,322

Loss from operations	(37,371)	21,991		—	(15,380)	14,700		(680)

Other income (expense):
Interest income	1,096	—		—	1,096	—		1,096
Interest expense	(12,338)	332N		10,289O	(1,717)	459M		(1,258)
Other, net	3,705	—		—	3,705	—		3,705

Total other income (expense), net	(7,537)	332		10,289	3,084	459		3,543

Income (loss) before income taxes	(44,908)	22,323N		10,289	(12,296)	15,159		2,863
Income tax expense	(233)	54N		—	(179)	—		(179)

Net income (loss)	$(45,141)	$22,377		$10,289	$(12,475)	$15,159		$2,684

Basic per share amounts:
Net income (loss)	$(0.61)				$(0.13)			$0.03

Diluted per share amounts:
Net income (loss)	$(0.61)				$(0.13)			$0.03

Weighted average number of common shares used in basic calculation	73,692,987			20,759,083I	94,452,070			94,452,070

Weighted average number of common shares used in diluted calculation	73,692,987			20,759,083I	94,452,070	1,560,051S		96,012,121

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

LIGAND PHARMACEUTICALS INCORPORATED

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2003
(In thousands, except share data)

					Pro Forma
					Before
	As	Oncology		Other	AVINZA	AVINZA		Pro Forma
	Reported	Adjustments		Adjustments	Adjustments	Adjustments		As Adjusted

Revenues:
Product sales	$55,324	$(38,842	)N	$—	$16,482	$(16,482	)M	$—
Sale of royalty rights, net	11,786	—		—	11,786	—		11,786
Collaborative research and development and other revenues	14,008	(310	)N	—	13,698	—		13,698

Total revenues	81,118	(39,152)		—	41,966	(16,482)		25,484

Operating costs and expenses:
Cost of products sold	26,557	(14,174	)N	—	12,383	(12,383	)M	—
Research and development	66,678	(37,029	)N	—	29,649	(1,347	)M	28,302
Selling, general and administrative	52,540	(17,764	)N	—	34,776	(22,717	)M	12,059
Co-promotion	9,360	—		—	9,360	(9,360	)M	—

Total operating costs and expenses	155,135	(68,967)		—	86,168	(45,807)		40,361

Loss from operations	(74,017)	29,815		—	(44,202)	29,325		(14,877)

Other income (expense):
Interest income	783	—		—	783	—		783
Interest expense	(11,142)	121N		10,225O	(796)	358M		(438)
Other, net	(10,034)	—		—	(10,034)	—		(10,034)

Total other income (expense), net	(20,393)	121		10,225	(10,047)	358		(9,689)

Loss before income taxes and cumulative effect of a change in accounting principle	(94,410)	29,936		10,225	(54,249)	29,683		(24,566)
Income tax expense	(56)	56N		—	—	—		—

Loss from continuing operations	$(94,466)	$29,992		$10,225	$(54,249)	$29,683		$(24,566)

Basic and diluted per share amounts:
Net loss from continuing operations	$(1.34)				$(0.59)			$(0.27)

Weighted average number of common shares	70,685,234			20,759,083I	91,444,317			91,444,317

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Basis of Pro Forma Presentation

On September 6, 2006, the Company, King Pharmaceuticals, Inc., a Tennessee corporation, and King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly-owned subsidiary of King Pharmaceuticals (together with King Pharmaceuticals, “King”) entered into a purchase agreement (the “AVINZA Purchase Agreement”), pursuant to which King agreed to acquire all of the Company’s rights in and to AVINZA (morphine sulfate extended-release capsules) in the United States, its territories and Canada, including, among other things, all AVINZA inventory, equipment, records and related intellectual property, and assume certain liabilities (together, “AVINZA” or the “AVINZA Product Line”) as set forth in the AVINZA Purchase Agreement. Additionally, a condition of the AVINZA Purchase Agreement requires that the Company redeem, prior to the close of the sale of AVINZA to King, the outstanding 6% convertible subordinated notes, previously issued by the Company. On October 30, 2006, the Company issued a redemption notice to the note holders establishing a redemption date of November 29, 2006. Subsequently, in November 2006 and pursuant to the terms of the 6% convertible subordinated notes, outstanding notes with principal balance of $128.2 million were converted into shares of the Company’s common stock at a conversion rate of 161.9905 shares per $1,000 principal amount of notes (the “Debt Conversion”). A total of 20,759,083 shares of common stock were issued upon conversion. King also agreed to assume certain liabilities, including certain product-related liabilities owed by the Company to Organon Pharmaceuticals USA Inc. Pursuant to the AVINZA Purchase Agreement, at closing, the Company will be paid a $265.0 million cash payment, $15.0 million of which will be funded into an escrow account to support any indemnification claims. The Company expects to account for the disposition of the AVINZA Product Line as a discontinued operation in its consolidated financial statements if shareholder approval for the AVINZA sale is obtained.

Also on September 6, 2006, the Company, Eisai Inc., a Delaware corporation and Eisai Co., Ltd., a Japanese company (together with Eisai Inc., “Eisai”), entered into a purchase agreement (the “Oncology Purchase Agreement”) pursuant to which Eisai agreed to acquire all of the Company’s worldwide rights in and to the Company’s Oncology Product Line, including, among other things, all related inventory, equipment, records and intellectual property, and assume certain liabilities (together “Oncology” or the “Oncology Product Line”) as set forth in the Oncology Purchase Agreement. The Oncology Product Line includes the Company’s four marketed oncology drugs: ONTAK, Targretin capsules, Targretin gel and Panretin gel. On October 25, 2006, the Company consummated the sale of Oncology. Pursuant to the Oncology Purchase Agreement, at closing, the Company received a $205.0 million cash payment, $20.0 million of which was funded into an escrow account to support any indemnification claims. The Company accounted for the disposition of the Oncology Product Line as a discontinued operation in its consolidated financial statements for the three and nine months ended September 30, 2006.

On October 25, 2006, the Company, along with its wholly owned subsidiary, Nexus Equity VI, LLC, entered into an agreement (the “Sale Leaseback”) with Slough Estates USA, Inc. (the “Buyer”) to sell the real properties at its corporate headquarters located in San Diego, California. Under the terms of the agreement, the Buyer agreed to purchase all real properties (land, building and improvements) known as 10275 Science Center Drive, 10265 Science Center Drive and 10285 Science Center Drive in San Diego, California for a purchase price of approximately $47.6 million. In addition, the Company agreed to lease back the building at 10275 Science Center Drive from the Buyer as its corporate headquarters office, with a lease term of fifteen years through 2021. Under the terms of the lease, the Company pays a basic annual rent of approximately $3.0 million, which is subject to an annual fixed percentage increase, and management fees, property taxes and other necessary expenses associated with the lease. As a condition of the sale, the Company paid off its outstanding mortgage for the property on November 6, 2006. The Sales Leaseback transaction closed on November 9, 2006.

Together, the sale of AVINZA, the sale of Oncology, the Debt Conversion and the Sale Leaseback are referred to as the “Transactions”. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 gives effect to the Transactions as if they occurred as of that date. The unaudited pro forma condensed consolidated statements of operations give effect to the Sale Leaseback as if it occurred on January 1, 2005 and give effect to the sales of AVINZA and Oncology as if they occurred on January 1, 2003, as they are expected to be or have been reported as discontinued operations in the Company’s consolidated financial statements. The Sale Leaseback has not been reflected in the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2004 and 2003, as it is not expected to be reported as a discontinued operation in the Company’s consolidated financial statements. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2006. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations of the Company that would have been achieved had the Transactions described above occurred on the dates indicated or that may be expected to occur as a result of such Transactions.

The unaudited pro forma condensed consolidated balance sheet reflects significant assets and liabilities associated with the AVINZA and Oncology Product Lines that will remain for a period of time with the Company subsequent to the proposed dispositions. Accordingly, the unaudited pro forma condensed consolidated balance sheet may not reflect the ongoing financial position of the Company. The unaudited pro forma condensed consolidated statements of operations exclude revenues and expenses directly attributable to AVINZA and Oncology, the Debt Conversion and the Sale Leaseback. As such, the unaudited pro forma condensed consolidated statements of operations do not reflect a reduction of general corporate allocations or other non-direct costs which may be expected to occur as a result of the Transactions.

The board of directors of the Company is evaluating the distribution of a substantial portion of the net cash proceeds from the asset sales to the Company’s shareholders in the form of a special dividend following the consummation of the Transactions. Additionally, the Company is seeking shareholder approval to modify its 2002 Stock Incentive Plan (the “2002 Plan”) to allow equitable adjustments to be made to options outstanding under the 2002 Plan in the event of a special cash dividend. Assuming the Company’s stockholders approve the amendment to the 2002 Plan, any such adjustments to outstanding options would be considered a modification and result in the recognition of compensation expense in the Company’s consolidated statement of operations under the requirements of Statement of Financial Accounting Standard No 123(R) Share-Based Payment (“SFAS 123(R)”). Any such expense could be material. The accompanying unaudited pro forma condensed consolidated financial statements do not reflect adjustments related to the potential special cash dividend or modifications to the terms of outstanding stock options that may occur in connection with such a dividend.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

A.	Reflects the adjustments to the Company’s historical consolidated balance sheet for the specific assets and liabilities to be transferred to King under the AVINZA Purchase Agreement.

B.	Reflects the removal of assets and liabilities reported as held for sale in the Company’s historical consolidated balance sheet, which includes assets to be transferred to and liabilities to be assumed by Eisai under the Oncology Purchase Agreement and the removal of deferred revenue, deferred cost of products sold and deferred royalty cost related to Oncology due to the Transactions.

The Company accounted for domestic product shipments made to wholesalers for Oncology under the sell-through revenue recognition method. For these product sales, the Company recorded deferred revenue and classified inventory held by the wholesaler as deferred cost of products sold. The Company recognized revenue when such inventory was sold through to the wholesaler’s customers. Royalty cost associated with these product sales was also deferred until the product revenue was recognized. Upon closing of the Oncology sale on October 25, 2006, the deferred revenue, deferred cost of products sold, and the deferred royalty cost associated with these product sales was removed from Ligand’s balance sheet and recognized as part of the gain on the disposal of Oncology.

C.	Reflects the adjustments to cash and cash equivalents related to the sales of the AVINZA and Oncology Product Lines as follows:

The amounts in thousands:

	AVINZA	Oncology

Cash consideration	$265,000	$205,000
Additional consideration to settle Oregon co-promotion liabilities	10,000	—
Less: Cash held in escrow	(15,000)	(20,000)
Inventory value contingency	(36,689)	—
Estimated transaction costs	(7,174)	(2,840)

Adjusted cash consideration	216,137	182,160
Repayment of equipment financing obligations for equipment transferred to King and Eisai	(486)	(20)

Net impact on cash and cash equivalents	$215,651	$182,140

As part of the Company’s co-promotion termination agreement with Organon, the Company agreed to pay Organon $10.0 million in January 2007. In accordance with the AVINZA Purchase Agreement, King will reimburse Ligand for this obligation.

In addition, King loaned the Company $37.8 million to be used to pay the Company’s co-promote termination obligation owed to Organon in October 2006. If the transaction with King closes as contemplated by the AVINZA Purchase Agreement, the principal and interest due on the loan from King will be forgiven.

The AVINZA and Oncology Purchase Agreements require a total of $35.0 million be held in escrow pending the resolution of certain contingencies. Such amounts have been excluded from the net sales consideration in the table above. If these contingencies are resolved in favor of Ligand and additional consideration is distributable, the additional consideration received will serve to increase the Company’s gain on the disposal of the AVINZA and Oncology Product Lines.

Additionally, under the AVINZA Purchase Agreement, cash consideration may be affected by an inventory value contingency for product held in the distribution channel. Under this arrangement, if the AVINZA inventory at closing is above an agreed-upon level, the AVINZA purchase price will be adjusted down. For purposes of the unaudited pro forma condensed consolidated financial statements, the Company estimated the potential reduction in cash consideration related to the inventory value contingency based on inventory levels as of September 30, 2006, and excluded such amounts from the net sales consideration to be received. In the event that the inventory value contingency resolves in an amount different than the adjustment assumed in the unaudited pro forma condensed consolidated financial statements, the purchase price will be adjusted accordingly. Although the Company expects that the adjustment may be significantly lower than that assumed in the accompanying unaudited pro forma condensed consolidated balance sheet due to lower current inventory levels, there can be no assurance that the lower inventory levels will be sustained.

As of the closing date of the Oncology transaction, the Company was required to transfer manufactured product inventory to Eisai of at least $9.8 million (the “Required Closing Date Inventory Value”). To the extent the actual inventory value on the closing date was less than the Required Closing Date Inventory Value, the Oncology Purchase Agreement provides for a corresponding decrease to the purchase price. As of September 30, 2006, Oncology inventory exceeded $9.8 million. Accordingly, no such adjustment has been reflected in the accompanying unaudited pro forma condensed consolidated balance sheet. However, there can be no assurance that the actual inventory value as of the Oncology closing date did exceed the Required Closing Date Inventory, until final approval from Eisai is obtained.

D.	Reflects the removal of deferred revenue, deferred cost of products sold and deferred royalty cost related to AVINZA due to the Transactions.

The Company accounts for domestic product shipments made to wholesalers for AVINZA under the sell-through revenue recognition method. For these product sales, the Company records deferred revenue and classifies inventory held by the wholesaler as deferred cost of products sold within “other current assets”. The Company recognizes revenue when a prescription is filled. Royalty cost associated with these product sales is also deferred until the product revenue is recognized. Upon closing of the AVINZA transaction, the deferred revenue, deferred cost of products sold, and the deferred royalty cost associated with these product sales will be removed from Ligand’s balance sheet and recognized as part of the gain on the disposal of AVINZA.

E.	Reflects the recording of unamortized debt issuance costs as additional paid-in capital resulting from the conversion of the 6% convertible subordinated notes (see Note I below).

F.	Reflects adjustments to accrued liabilities related to the Transactions for royalty payments, rebates and chargebacks.

The Company records accruals for royalty payments, rebates and chargebacks when product sales are recognized as revenue under the sell-through method. In connection with eliminating the deferred revenue balances associated with AVINZA and Oncology upon disposition (see notes B and D above), the Company will accrue for royalty payments, rebates and chargebacks, related to product in the distribution channel which has not sold-through and for which the Company will retain the liability subsequent to the disposal of AVINZA and Oncology.

The pro forma adjustments related to royalties reflect additional amounts the Company will owe, based on actual shipments as of September 30, 2006 and the contracted royalty rates, upon recording the AVINZA and Oncology transactions. The pro forma adjustments for rebates and chargebacks are based on inventories in the distribution channel as of September 30, 2006 and estimated rebate and chargeback percentages based on the Company’s historical experience as tracked in the Company’s existing revenue recognition and accrual models.

G.	Reflects adjustments to record an estimate of product in the wholesale and retail distribution channels to be returned. Based on the terms of the AVINZA and Oncology transactions, the Company is required to retain the obligation for returns for product shipped to wholesalers prior to the closing of the transactions.

The pro forma adjustments for returns are based on inventories in the distribution channel as of September 30, 2006 and estimated returns based on the Company’s historical experience as tracked in the Company’s existing revenue recognition models.

As further discussed under Note C, AVINZA product inventories in the distribution channels at the time of close of the transaction could be significantly lower than the levels estimated as of September 30, 2006.

H.	Reflects the repayment of equipment financing obligations related to equipment to be transferred to King and Eisai as a result of the Transactions.

I.	Reflects the conversion of the 6% convertible subordinated notes into shares of common stock.

Although the AVINZA Purchase Agreement requires redemption of the notes, pursuant to the terms of the 6% convertible subordinated notes, note holders had the option to convert the notes to Ligand common stock. In November 2006, prior to the established redemption date of November 29, 2006, all of the outstanding notes were converted to shares of common stock rather than being redeemed, at a conversion rate of 161.9905 shares per $1,000 principal amount of notes. The unaudited pro forma condensed consolidated balance sheet adjustments reflect the Debt Conversion as if the transaction occurred on September 30, 2006. The outstanding principal balance of $128.2 million at September 30, 2006 was converted to 20,759,083 shares of common stock. The accrued interest of $2.9 million and the unamortized debt issuance cost of $1.1 million were recorded as additional paid-in capital. In addition, the unaudited pro forma condensed consolidated pro forma statements of operations give the effect to the note conversions as if they occurred on January 1, 2003. Accordingly, common shares issued upon conversion are included in the basic and diluted weighted average outstanding common shares for all periods presented.

J.	Reflects the sale and subsequent leaseback of the Company’s corporate office building and land in San Diego, California (the “Sale Leaseback”).

On October 25, 2006, the Company entered into a purchase agreement with Slough Estates USA Inc. (the “Buyer”) to sell the facilities encompassing the Company’s corporate headquarters and two land parcels. The total purchase price for the facilities and land was approximately $47.6 million. As a term of the purchase agreement, the Company paid the outstanding bank loan on the building (the “Mortgage Debt”) on November 6, 2006. The value of the Mortgage Debt on September 30, 2006 was $11.6 million. A prepayment penalty approximating $0.4 million was incurred (see Note L) in connection with the repayment of the Mortgage Debt. Additionally, the Company paid transaction costs of approximately $0.7 million. Concurrently, the Company entered into a lease agreement (the “Lease”) with the Buyer to leaseback the office building housing the Company’s corporate headquarters. The lease has a term of 15 years with a basic annual rent, subject to an annual fixed percentage increase. The Sale Leaseback transaction will be recorded in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 13 Accounting for Leases, (“SFAS 13”). The Company expects to record an immediate pre-tax gain on the sale of approximately $2.9 million and defer a gain of approximately $29.5 million on the sale of the corporate headquarters, which will be recognized on a straight-line basis over the 15-year life of the lease at a rate of approximately $2.0 million per year.

K.	Reflects current tax liabilities on the estimated taxable gains from the dispositions of AVINZA and Oncology and the Sale Leaseback transaction calculated at the Company’s total federal and state combined effective statutory tax rate of approximately 40%. Future royalties to be received from King on sales of AVINZA and the release of escrow amounts for both the AVINZA and Oncology sales transactions are expected to be taxable in the year received by the Company. For the Sale Leaseback Transaction, the tax liability was determined on the tax basis gain as there is a substantial deferral of the gain for book purposes.

Actual current tax liabilities resulting from the Transactions could be significantly reduced for both federal and state purposes by the utilization of available net operating loss carryforwards (“NOLs”) and research and development credit carryforwards (“R&D Credits”). However, an estimation of the favorable impact of NOLs and R&D Credits has not been reflected in the pro forma tax adjustments as such impact is not factually determinable at the current time. Certain analyses are in process by the Company in order to quantify and support the NOLs and R&D Credits that will be available to offset the taxable gains from the Transactions including the following:

•	The Company experienced an ownership change within the meaning of Internal Revenue Code Section 382 in September of 2005. A valuation of certain intellectual property as of September of 2005 is being conducted. This valuation will provide support for the amount of built-in gain recognized on the subsequent AVINZA and Oncology sales. This recognized built-in gain is a significant component of the amount of NOLs and R&D credits that can be utilized to offset the taxable gains from the Transactions.

•	The Company is undertaking an analysis to determine if a subsequent ownership change occurred in 2006 as a result of the conversion of the 6% notes. A 2006 ownership change would impact the amount of NOLs and R&D Credits available to offset the taxable gains from the Transactions.

•	The Company is in the process of completing its study of the availability of R&D Credits in the State of California.

•	Depending on the outcome of these analyses, the Company is also considering other tax elections, such as an election out of installment sale treatment for the Oncology or AVINZA sale. These elections could reduce the tax currently payable on the Transactions.

L.	Reflects an estimated net gain, net of tax, on the sales of AVINZA and Oncology, the Sale Leaseback and extinguishment of the Mortgage Debt. Tax expense related to gains from the Transactions have been computed using the Company’s total federal and state combined effective statutory tax rate of 40%. Additionally, the Company recorded a full valuation allowance against the deferred tax assets generated from the gain on the Sale Leaseback.

The amounts in thousands

AVINZA

Gain on AVINZA Transaction
Adjusted cash consideration	$216,137
Total assets transferred (see Note A)	(90,602)
Total liabilities assumed (see Note A)	142,980
Other assets and liabilities removed and created upon disposal:
Removal of other current assets upon disposition (see Note D)	(5,902)
Accrued liabilities for rebates and chargebacks (see Note F)	(7,049)
Accrued liabilities for returns reserve (see Note G)	(29,405)
Removal of current portion of deferred revenue (see Note D)	80,395

Pre tax gain on disposal of AVINZA	306,554
Tax on gain	(122,697)

Net gain from AVINZA transaction	$183,857

Oncology

Gain on Oncology Transaction
Adjusted cash consideration	$182,160
Assets held for sale (see Note B)	(65,862)
Liabilities related to assets held for sale (see Note B)	28,820
Other liabilities created upon disposal:
Accrued liabilities for rebates and chargebacks (see Note F)	(2,221)
Accrued liabilities for returns reserve (see Note G)	(18,302)

Pre tax gain on disposal of Oncology	124,595
Tax on gain	(49,869)

Net gain from Oncology transaction	$74,726

Gain on Sale Leaseback Transaction
Cash proceeds from Sale Leaseback, net of transaction costs of $719	$46,923
Carrying value of land sold	(5,176)
Carrying value of building sold	(5,711)
Carrying value of leasehold improvements sold	(3,603)

Total pre-tax gain on Sale Leaseback	32,433
Less: current portion of pre-tax deferred gain	(1,964)
Less: non-current portion of pre-tax deferred gain	(27,498)

Pre-tax gain immediately recognized on sale	2,971
Pre-tax loss on early extinguishment of debt	(400)
Tax on gain	(12,981)

Net current loss from Sale Leaseback Transaction	$(10,410)

M.	Reflects adjustments to remove the results of operations directly attributable to the AVINZA Product Line. Such pro forma adjustments do not include indirect corporate expenses incurred by Ligand on behalf of the AVINZA Product Line. Pro forma income tax expense has been computed using statutory rates applied to the pro forma adjustments to the extent of product line income. However, since the Company retains a full valuation allowance with respect to its net deferred tax assets, an offsetting adjustment has been reflected through other AVINZA adjustments, where applicable. A non-recurring net gain on sale has been excluded from the unaudited pro forma condensed consolidated statements of operations, but will be included in the Company’s consolidated statement of operations when the sale of AVINZA is concluded.

N.	Reflects adjustments to remove the results of operations directly attributable to the Oncology Product Line. Such pro forma adjustments do not include indirect corporate expenses incurred by Ligand on behalf of the Oncology Product Line. For the years ended December 31, 2005, 2004 and 2003, pro forma income tax expense has been computed using statutory rates applied to the pro forma adjustments to the extent of product line income. However, since the Company retains a full valuation allowance with respect to its net deferred tax assets, an offsetting adjustment has been reflected through other adjustments, where applicable. For the nine months ended September 30, 2006, income tax expense was allocated to continuing operations and discontinued operations in the Company’s consolidated historical financial statements in accordance with the intra-period tax allocation provisions of SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Pro forma income taxes for the nine months ended September 30, 2006 reflect an adjustment to remove the income tax benefit allocated to continuing operations in accordance with SFAS 109. Other adjustments for the Oncology Product Line for the nine months ended September 30, 2006 are not applicable as the results of operations of the Oncology Product Line for the period were reported as discontinued operations. A non-recurring net gain on sale has been excluded from the unaudited pro forma condensed consolidated statements of operations, but will be included in the Company’s consolidated statement of operations for the period in which the sale of Oncology was concluded.

O.	Reflects adjustments to remove interest expense and related amortization of debt issuance costs attributable to the 6% convertible subordinated notes which were converted into shares of common stock in November 2006.

As a condition to the AVINZA Purchase Agreement, each outstanding 6% Note was to be redeemed or converted on or prior to November 29, 2006. In November 2006, all outstanding notes with principal balance of $128.2 million were converted into shares of the Company’s common stock at a conversion rate of 161.9905 shares per $1,000 principal amount of notes. A total of 20,759,083 shares of common stock were issued upon conversion.

P.	Reflects adjustments to reverse historical expenses for depreciation, mortgage interest and other operating expenses recorded in the Company’s historical consolidated financial statements for the Company’s corporate headquarters, which was sold in the Sale Leaseback.

Q.	Reflects adjustments to record annual base rent expense of $3.7 million and annual executory costs of $0.4 million for the lease of the Company’s corporate headquarters entered into in connection with the Sale Leaseback. These expenses have been allocated to research and development expenses and selling, general, and administrative expenses in the unaudited pro forma condensed consolidated statements of operations using the Company’s historical allocation percentages.

R.	Reflects the accretion of the deferred gain resulting from the Sale Leaseback over the 15-year term of the related lease.

S.	Reflects additional dilutive potential common shares outstanding that are dilutive only to pro forma as adjusted earnings per share.

UNAUDITED FINANCIAL STATEMENTS OF AVINZA PRODUCT LINE OF LIGAND
PHARMACEUTICALS INCORPORATED

The following are unaudited financial statements of the AVINZA product line of Ligand Pharmaceuticals Incorporated (the “Company” or “Ligand”). These unaudited financial statements have been derived from historical financial data of Ligand Pharmaceuticals Incorporated and include unaudited balance sheets of the AVINZA product line as of September 30, 2006 and December 31, 2005 and 2004, and the related unaudited statements of operations and cash flows for the nine months ended September 30, 2006 and 2005, and for each of the years in the three year period ended December 31, 2005. These unaudited financial statements reflect the assets and liabilities, operations and cash flows of the AVINZA product line and include allocations for expenses incurred by Ligand on behalf of the AVINZA product line. The unaudited financial statements are not necessarily indicative of the financial position, results of operations or cash flows that would have occurred had the AVINZA product line been a stand-alone entity during the periods presented, nor is it indicative of future results of the AVINZA product line.

The unaudited financial statements of the AVINZA product line are qualified in their entireties by, and should be read in conjunction with, the audited historical consolidated financial statements of Ligand Pharmaceuticals Incorporated including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2005, and the unaudited condensed consolidated financial statements in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2006.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005	2004

ASSETS
Current assets
Accounts receivable, net	$1,980	$14,842	$22,508
Inventories, net	4,950	2,870	3,742
Other current assets	6,048	10,017	8,786

Total current assets	12,978	27,729	35,036
Restricted investments	309	317	188
Equipment, net	712	849	937
Acquired technology and product rights, net	84,990	90,712	98,341
Other assets	39	56	86

Total assets	$99,028	$119,663	$134,588

LIABILITIES AND NET PRODUCT LINE DEFICIT
Current liabilities
Accounts payable	$6,897	$5,062	$7,502
Accrued liabilities	28,560	41,931	24,627
Deferred revenue, net	80,393	115,235	102,765
Current portion of co-promote termination liability	47,722	—	—
Current portion of equipment financing obligations	275	270	273

Total current liabilities	163,847	162,498	135,167
Long-term portion of co-promote termination liability	95,258	—	—
Long-term portion of equipment financing obligations	211	406	642

Total liabilities	259,316	162,904	135,809

Commitments and contingencies
Net product line deficit	(160,288)	(43,241)	(1,221)

Total liabilities and net product line deficit	$99,028	$119,663	$134,588

The accompanying notes are integral part of these unaudited financial statements.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003

Revenues:
Product sales, net	$102,853	$79,368	$112,793	$69,470	$16,482

Operating costs and expenses:
Cost of products sold	16,768	17,986	23,090	18,264	12,383
Research and development	571	1,294	2,972	2,567	1,417
Selling, general and administrative	39,748	33,813	42,476	38,331	26,094
Co-promotion	33,656	22,472	32,501	30,077	9,360
Co-promote termination charges	142,980	—	—	—	—

Total operating costs and expenses	233,723	75,565	101,039	89,239	49,254

Income (loss) from operations	(130,870)	3,803	11,754	(19,769)	(32,772)
Interest expense	(328)	(499)	(558)	(469)	(370)

Income (loss) before income taxes	(131,198)	3,304	11,196	(20,238)	(33,142)
Income tax benefit (expense)	15,641	(3,546)	(12,015)	(8,952)	(1,522)

Net loss	$(115,557)	$(242)	$(819)	$(29,190)	$(34,664)

The accompanying notes are integral part of these unaudited financial statements.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

STATEMENTS OF CHANGES IN NET PRODUCT LINE EQUITY/(DEFICIT)
(Unaudited)
(In thousands)

Balance at December 31, 2002	$99,417
Net loss	(34,664)
Net distributions to Ligand	(18,822)

Balance at December 31, 2003	45,931
Net loss	(29,190)
Net distributions to Ligand	(17,962)

Balance at December 31, 2004	(1,221)
Net loss	(819)
Net distributions to Ligand	(41,201)

Balance at December 31, 2005	(43,241)
Net loss	(115,557)
Stock based compensation expense	309
Net distributions to Ligand	(1,799)

Balance at September 30, 2006	$(160,288)

The accompanying notes are integral part of these unaudited financial statements.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003

Operating activities
Net loss	$(115,557)	$(242)	$(819)	$(29,190)	$(34,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of acquired technology and product rights	5,722	5,722	7,629	7,629	7,644
Depreciation of equipment	254	274	358	300	266
Stock based compensation expense	309	—	—	—	—
Other	(3)	3	—	(5)	6
Changes in current assets and liabilities
Accounts receivable, net	12,862	6,657	7,666	(10,427)	(11,010)
Inventories, net	(2,080)	1,357	872	(3,162)	696
Other current assets	3,969	1,573	(1,231)	(3,610)	(2,538)
Accounts payable and accrued liabilities	(11,536)	5,188	14,865	13,492	16,338
Deferred revenue, net	(34,842)	7,513	12,470	42,511	47,402
Co-promote termination liability	142,980	—	—	—	—

Net cash provided by operating activities	2,078	28,045	41,810	17,538	24,100

Investing activities
Decrease (increase) in restricted investments	8	(127)	(129)	(13)	(124)
Purchases of equipment	(117)	(240)	(270)	(364)	(1,058)
Payment for AVINZA® royalty rights	—	—	—	—	(4,133)
Other, net	20	20	30	10	(31)

Net cash used in investing activities	(89)	(347)	(369)	(367)	(5,346)

Financing activities
Principal payments on equipment financing obligations	(227)	(239)	(333)	(201)	—
Proceeds from equipment financing arrangements	37	71	93	992	68
Net distributions to Ligand	(1,799)	(27,530)	(41,201)	(17,962)	(18,822)

Net cash used in financing activities	(1,989)	(27,698)	(41,441)	(17,171)	(18,754)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

The accompanying notes are integral part of these unaudited financial statements.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1:	Description of Business and Basis of Presentation

The AVINZA product business (“AVINZA” or the “Business”) is a product line of Ligand Pharmaceuticals Incorporated (the “Company” or “Ligand”). AVINZA was approved by the Food and Drug Administration (“FDA”) in March 2002 for the once-daily treatment of moderate-to-severe pain in patients who require continuous, around-the-clock opioid therapy for an extended period of time. Ligand launched the product in the second quarter of 2002. AVINZA consists of two components: an immediate-release component that rapidly achieves morphine concentrations in plasma, and an extended-release component that maintains plasma concentrations throughout a 24-hour dosing interval. AVINZA was developed by Elan Corporation, plc (“Elan”), which licensed the U.S. and Canadian rights to the Company in 1998. Early in 2003, Ligand finalized a co-promotion agreement with Organon Pharmaceuticals USA Inc. (“Organon”), which was subsequently terminated effective January 1, 2006. However, the parties agreed to continue to cooperate during a transition period that ended September 30, 2006 to promote the product. The AVINZA financial statements include the unaudited financial position, results of operations, and cash flows of the Business.

The unaudited financial statements have been carved out from the consolidated financial statements of Ligand using the historical assets and liabilities, results of operations and cash flows of Ligand attributable to AVINZA. The carve out financial statements include allocations for certain corporate expenses incurred by Ligand on behalf of the Business. See Note 4, “Corporate Expense Allocations”. Management believes the assumptions underlying the unaudited carve-out financial statements of AVINZA are reasonable; however, AVINZA’s financial position, results of operations, and cash flows may have been materially different if it was operated as a stand-alone entity as of and for the periods presented.

As a product line of Ligand, AVINZA is dependent upon Ligand for all of its working capital and financing requirements. Accordingly, the transfers of financial resources between Ligand and the Business are reflected as a component of net product line deficit in lieu of cash, intercompany debt, and equity accounts.

Note 2:	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and contingent liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Business’ critical accounting policies are those that are both most important to the Business’ financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Because of the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may materially vary from these estimates.

Restricted Investments

Restricted investments consist of certificates of deposit entered into by Ligand and attributable to AVINZA held with a financial institution as collateral under a third-party service provider arrangement. These certificates of deposit have been classified by management as held-to-maturity and are accounted for at amortized cost.

Concentrations of Credit Risk

Financial instruments that potentially subject the Business to significant concentrations of credit risk consist primarily of accounts receivable. The Business extends credit on an uncollateralized basis primarily to wholesale

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

drug distributors throughout the United States. Prior to entering into sales agreements with new customers, and on an ongoing basis for existing customers, the Business performs credit evaluations. The Business has not experienced significant losses on customer accounts.

As more fully discussed in Note 5, Ligand sells certain of the Business’ accounts receivable under a non-recourse factoring arrangement with a finance company. Ligand can transfer funds in any amount up to a specified percentage of the net amount due from the Business’ trade customers at the time of the sale to the finance company, with the remaining funds available upon collection of the trade receivable. As of September 30, 2006, no amounts were due from the finance company for the sale of AVINZA related receivables (see Note 3).

Inventories, net

Inventories, net are stated at the lower of cost or market value. Cost is determined using the first-in-first-out method. Inventories, net consist of the following (in thousands):

	September 30,	December 31,
	2006	2005	2004

Work-in-process	$1,074	$554	$—
Finished goods	3,932	2,601	3,742
Less inventory reserves	(56)	(285)	—

	$4,950	$2,870	$3,742

Equipment

Equipment is stated at cost and consists of the following (in thousands):

	September 30,	December 31,
	2006	2005	2004

Equipment	$1,199	$1,250	$1,203
Less accumulated depreciation	(487)	(401)	(266)

	$712	$849	$937

Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets which range from three to ten years.

Acquired Technology and Product Rights

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangibles (“SFAS 142”), the Business amortizes intangible assets with finite lives in a manner that reflects the pattern in which the economic benefits of the assets are consumed or otherwise used up. If that pattern cannot be reliably determined, the assets are amortized using the straight-line method. Acquired technology and product rights, which are being amortized through November 2017, consist of the following (in thousands):

	September 30,	December 31,
	2006	2005	2004

AVINZA	$114,437	$114,437	$114,437
Less accumulated amortization	(29,447)	(23,725)	(16,096)

	$84,990	$90,712	$98,341

Amortization of acquired technology and product rights for each of the nine months ended September 30, 2006 and 2005 was $5.7 million and for each of the years ended December 31, 2005, 2004 and 2003 was $7.6 million.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Estimated annual amortization for these assets for each of the years in the period from 2006 to 2010 is $7.6 million and $52.6 million, thereafter.

Fair Value of Financial Instruments

The carrying amounts of accounts receivable, restricted investments, accounts payable and accrued liabilities at September 30, 2006, December 31, 2005 and December 31, 2004 are considered to be reasonable estimates of their fair values due to the short-term nature of those instruments. As of September 30, 2006, December 31, 2005 and December 31, 2004, the carrying amounts of equipment financing obligations represent reasonable estimates of their fair value due to their interest rates approximating current market rates. The carrying amount of the co-promotion termination liability is based upon the present value of future cash payments expected to be made under the arrangement, which is believed to represent fair value.

Revenue Recognition

The Business has determined that shipments made to wholesalers for AVINZA do not meet the revenue recognition criteria of SFAS No. 48, Revenue Recognition When Right of Return Exists (“SFAS 48”), and Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition (“SAB 104”), at the time of shipment, and therefore such shipments are accounted for using the sell-through method. Under the sell-through method, the Business does not recognize revenue upon shipment of product to the wholesaler. For these product sales, the Business invoices the wholesaler, records deferred revenue at gross invoice sales price less estimated cash discounts and classifies the inventory held by the wholesaler as “deferred cost of goods sold” within “other current assets”. At that point, the Business makes an estimate of units that may be returned and records a reserve for those units against the “deferred cost of goods sold” account. The Business recognizes revenue when such inventory is sold through, on a first-in, first-out (FIFO) basis. Sell-through for AVINZA is considered to be at the prescription level or at the point of patient consumption for channels with no prescription requirements.

Additionally under the sell-through method, royalties paid based on unit shipments to wholesalers are deferred and recognized as royalty expense as those units are sold through and recognized as revenue. Royalties paid to technology partners are deferred as the Business has the right to offset royalties paid for product that is later returned against subsequent royalty obligations. Royalties for which the Business does not have the ability to offset (for example, royalties at the end of the contracted royalty period which are not refundable) are expensed in the period the royalty obligation becomes due.

The Business estimates sell-through based upon (1) analysis of third-party information, including information obtained from certain wholesalers with respect to their inventory levels and sell-through to customers, and third-party market research data, and (2) the Business’ internal product movement information. To assess the reasonableness of third-party demand (i.e. sell-through) information, the Business prepares separate demand reconciliations based on inventory in the distribution channel. Differences identified through these reconciliations outside an acceptable range will be recognized as an adjustment to the third-party reported demand in the period those differences are identified. This adjustment mechanism is designed to identify and correct for any material variances between reported and actual demand over time and other potential anomalies such as inventory shrinkage at wholesalers. The Business’ estimates are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information is itself in the form of estimates. The Business’ sales and revenue recognition under the sell-through method reflects the Business’ estimates of actual product sold through the channel.

The Business uses information from external sources to estimate its gross product sales under the sell-through revenue recognition method and significant gross to net sales adjustments. Such estimates include product information with respect to prescriptions, wholesaler out-movement and inventory levels, retail pharmacy stocking levels, and the Business’ own internal information. The Business receives information from IMS Health, a supplier of market research to the pharmaceutical industry, which it uses to estimate sell-through demand for its products and retail pharmacy inventory levels. The Business also receives wholesaler out-movement and inventory information

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

from its wholesaler customers that is used to support and validate its demand-based, sell-through revenue recognition estimates. The inventory information received from wholesalers is a product of their record-keeping process and their internal controls surrounding such processes.

Net product sales represent total product sales less allowances for rebates, chargebacks, discounts, promotions and losses to be incurred on returns from wholesalers resulting from increases in the selling price of the Business’ products. In addition, the Business incurs certain distributor service agreement fees related to the management of its product by wholesalers. These fees have been recorded within net revenues.

Deferred Revenue, Net

Under the sell-through revenue recognition method, the Business does not recognize revenue upon shipment of product to the wholesaler. For these shipments, the Business invoices the wholesaler, records deferred revenue at gross invoice sales price, and classifies the inventory held by the wholesaler and subsequently held by retail pharmacies as “deferred cost of goods sold” within “other current assets”. Deferred revenue is presented net of deferred cash and other discounts.

The composition of deferred revenue, net is as follows (in thousands):

	September 30,	December 31,
	2006	2005	2004

Deferred product revenue	$81,434	$116,538	$104,675
Deferred discounts	(1,041)	(1,303)	(1,910)

Deferred revenue, net(1)	$80,393	$115,235	$102,765

(1)	Deferred revenue does not include other gross to net revenue adjustments made when the Business reports net product sales. Such adjustments include Medicaid rebates, managed health care rebates, and government chargebacks, which are included in accrued liabilities in the accompanying financial statements.

Allowance for Return Losses

Product sales are net of adjustments for losses resulting from price increases the Business may experience on product returns from its wholesaler customers. The Business’ policy for returns of AVINZA allows customers to return the product six months prior to and six months after expiration. Upon an announced price increase, typically in the quarter prior to when a price increase becomes effective, the Business revalues its estimate of deferred product revenue to be returned to recognize the potential higher credit a wholesaler may take upon product return determined as the difference between the new price and the previous price used to value the allowance.

Medicaid Rebates

The Business’ products are subject to state government-managed Medicaid programs whereby discounts and rebates are provided to participating state governments. Medicaid rebates are accounted for by establishing an accrual in an amount equal to the Business’ estimate of Medicaid rebate claims attributable to sales recognized in that period. The estimate of the Medicaid rebates accrual is determined primarily based on historical experience regarding Medicaid rebates, as well as current and historical prescription activity provided by external sources, current contract prices and any expected contract changes. The Business additionally considers any legal interpretations of the applicable laws related to Medicaid and qualifying federal and state government programs and any new information regarding changes in the Medicaid programs’ regulations and guidelines that would impact the amount of the rebates. The Business adjusts the accrual periodically throughout each period to reflect actual experience, expected changes in future prescription volumes and any changes in business circumstances or trends.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Government Chargebacks

The Business’ products are subject to certain programs with federal government entities and other parties whereby pricing on products is extended below wholesaler list price to participating entities. These entities purchase products through wholesalers at the lower vendor price, and the wholesalers charge the difference between their acquisition cost and the lower vendor price back to the Business. Chargebacks are accounted for by establishing an accrual in an amount equal to the estimate of chargeback claims. The Business determines estimates of the chargebacks primarily based on historical experience regarding chargebacks and current contract prices under the vendor programs. The Business considers vendor payments and claim processing time lags and adjusts the accrual periodically throughout each period to reflect actual experience and any changes in business circumstances or trends.

Managed Health Care Rebates and Other Contract Discounts

The Business offers rebates and discounts to managed health care organizations and to other contract counterparties such as hospitals and group purchasing organizations in the U.S. Managed health care rebates and other contract discounts are accounted for by establishing an accrual in an amount equal to the estimate of managed health care rebates and other contract discounts. Estimates of the managed health care rebates and other contract discounts accruals are determined primarily based on historical experience regarding these rebates and discounts and current contract prices. The Business also considers the current and historical prescription activity provided by external sources, current contract prices and any expected contract changes and adjusts the accrual periodically throughout each period to reflect actual experience and any changes in business circumstances or trends.

Costs and Expenses

Cost of products sold includes manufacturing costs, amortization of acquired technology and product rights, and royalty expenses. Research and development costs are expensed as incurred. Direct advertising expenses incurred by the Business are minimal in nature. Other advertising expenses are incurred by Organon and recharged to the Business, which are included in selling, general and administrative expenses in the statement of operations. The Business does not have visibility with respect to the exact amounts related to advertising incurred and charged by Organon.

Income Taxes

The Business does not file separate tax returns but rather is included in the income tax returns filed by Ligand in various domestic and foreign jurisdictions. For purposes of these unaudited historical carve-out financial statements, the tax provision of the Business was determined from the AVINZA financial information carved out of the consolidated financial statements of Ligand, including allocations deemed necessary by management as though the Business were filing its own tax return.

The Business recognizes liabilities or assets for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. SFAS 109 requires that a valuation allowance be established when management determines that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Business evaluates the realizability of its net deferred tax assets and valuation allowances are provided, as necessary. During this evaluation, the Business reviews its forecasts of income in conjunction with other positive and negative evidence surrounding the realizability of its deferred tax assets to determine if a valuation allowance is required. Adjustments to the valuation allowance will increase or decrease the Business’ income tax provision or benefit.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accounting for Stock-Based Compensation

The Business’ employees participate in various Ligand stock compensation plans. Prior to January 1, 2006, Ligand accounted for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations and Financial Accounting Standards Board (“FASB”) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN No. 44”). Accordingly, the Business also applied APB No. 25 to account for awards to its employees under Ligand stock compensation plans. Under the intrinsic-value method prescribed by APB No. 25, the Business recognized compensation expense for awards to the Business’ employees only when it granted stock-based compensation with an option exercise price that was lower than the fair value of the underlying stock. Historically, stock options were granted to employees of the Business with an exercise price equal to the market value of the underlying common stock on the date of the grant; therefore, no compensation expense was recorded prior to January 1, 2006.

Effective January 1, 2006, the Business adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS No. 123(R) replaced the existing SFAS No. 123 and supersedes the Business’ previous accounting under APB No. 25. In March 2005, the Securities and Exchange Commission issued SAB No. 107 (“SAB No. 107”) relating to SFAS No. 123(R). The Business has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123(R).

The Business adopted SFAS No. 123(R) using the modified prospective transition method. In accordance with the modified prospective transition method, the Business’ financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). Compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted in 2006, based on grant date fair value estimated in accordance with the provisions of SFAS 123(R).

In accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS No. 148”), the following table summarizes the Business’ results on a pro forma basis as if it had recorded compensation expense for Ligand employees that provide direct and indirect support to the Business based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123 for the nine months ended September 30, 2005 and for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Nine Months
	Ended
	September 30,	Years Ended December 31,
	2005	2005	2004	2003

Net loss, as reported	$(242)	$(819)	$(29,190)	$(34,664)
Stock-based employee compensation included in reported net loss	—	—	—	—
Less: total stock-based compensation expense determined under fair value method for all awards continuing to vest	(236)	(307)	(775)	(616)
Less: total stock-based compensation expense determined under fair value based method for options accelerated in January 2005(1)	(2,025)	(2,025)	—	—

Net loss, pro forma	$(2,503)	$(3,151)	$(29,965)	$(35,280)

(1)	Represents pro forma unrecognized expense for accelerated options as of the date of acceleration.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Total compensation expense for stock-based compensation for the nine months ended September 30, 2006 was approximately $0.3 million. There was no deferred tax benefit recognized in connection with this cost.

Options were also granted to non-employee consultants that provided direct support to the Business. Fair value of options granted to non-employee consultants are accounted for under Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services. Options granted to non-employee consultants generally vest between 24 and 36 months. All option awards generally expire ten years from the date of the grant. Stock-based compensation cost for awards to employees is recognized on a straight-line basis over the vesting period until the last tranche vests. Compensation cost for consultant awards is recognized over each separate tranche’s vesting period.

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of stock option grants awarded to employees and directors that have no vesting restrictions and are fully transferable with the assumptions listed in the below table. The expected term of the employee options is the estimated weighted-average period until exercise or cancellation of vested options (forfeited unvested options are not considered). As permitted by SAB No. 107, the Business used the “safe harbor” expected term assumption for grants up to December 31, 2007, based on the mid-point of the period between vesting date and contractual term, averaged on a tranche-by-tranche basis. The Business used the safe harbor in selecting the expected term assumption in 2006. The expected term for consultant awards is the remaining period to contractual expiration. In selecting the assumption for future volatility, the Business used the historical volatility of Ligand’s stock price over a period equal to the expected term. The assumptions used and fair values of such awards are indicative of a Ligand stock option and may not necessarily be representative of the value of a comparable award granted by the Business.

	Nine Months
	Ended September 30,				Years Ended December 31,
	2006		2005		2005		2004		2003

Risk-free interest rates	4.80%		4.20%		4.35%		3.61%		3.25%
Dividend yields	—		—		—		—		—
Expected volatility	70%		73%		72%		74%		72%
Weighted average expected life	6	yrs	5	yrs	5	yrs	5	yrs	5	yrs

On January 31, 2005, Ligand accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to certain employees of the Business under Ligand’s 1992 and 2002 stock option plans which had an exercise price greater than $10.41, the closing price of Ligand’s stock on that date. The vesting for options to purchase approximately 0.3 million shares of common stock held by employees of the Business were accelerated.

Holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of their options if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an ISO to a non-qualified stock option. In addition, executive officers plus other members of Ligand senior management agreed that they will not sell any shares acquired through the exercise of an accelerated option prior to the date on which the exercise would have been permitted under the option’s original vesting terms. This agreement does not apply to a) shares sold in order to pay applicable taxes resulting from the exercise of an accelerated option or b) upon the officers’ retirement or other termination of employment.

The purpose of the acceleration was to eliminate any future compensation expense that Ligand would have otherwise recognized in its statement of operations with respect to these options upon the implementation of SFAS 123(R).

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Employees Stock Purchase Plan

Ligand also has an employee stock purchase plan (the “2002 ESPP). The 2002 ESPP was originally adopted July 1, 2001 and amended through June 30, 2003 to allow employees to purchase a limited amount of common stock at the end of each three month period at a price equal to the lesser of 85% of fair market value on a) the first trading day of the period, or b) the last trading day of the period (the “Lookback Provision”). The 15% discount and the Lookback Provision make the plan compensatory under SFAS 123(R). Since the adoption in 2002, a total of 510,248 shares of common stock has been reserved for issuance by Ligand under the 2002 ESPP (includes shares transferred from the predecessor plan). As of September 30, 2006, 61,966 shares of common stock had been issued under the 2002 ESPP to Ligand employees that provided direct support to the Business and 133,311 shares are available for future issuance to all Ligand employees. For the nine months ended September 30, 2006, there were 1,938 common shares issued under the ESPP to the Ligand employees that provided direct support to the Business.

Segment Reporting

The Business represents a single operating segment.

Note 3:	Balance Sheet Details

Balance sheet details as of September 30, 2006 and December 31, 2005 and 2004 are as follows:

Accounts receivable consist of the following (in thousands):

	September 30,	December 31,
	2006	2005	2004

Trade accounts receivable	$2,019	$1,588	$19,730
Due from finance company	—	13,788	3,415
Less discounts and allowances	(39)	(534)	(637)

	$1,980	$14,842	$22,508

Other current assets consist of the following (in thousands):

	September 30,	December 31,
	2006	2005	2004

Deferred royalty cost	$2,575	$3,890	$4,444
Deferred cost of products sold	3,326	4,432	3,552
Prepaid insurance	22	466	393
Prepaid other	94	1,205	342
Other	31	24	55

	$6,048	$10,017	$8,786

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accrued liabilities consist of the following (in thousands):

	September 30,	December 31,
	2006	2005	2004

Allowances for loss on returns, rebates, chargebacks and other discounts	$6,385	$11,485	$10,159
Co-promotion	18,443	24,778	7,845
Distribution services	1,716	2,435	1,939
Compensation	1,731	1,631	938
Royalties	284	1,398	2,394
Other	1	204	1,352

	$28,560	$41,931	$24,627

The following summarizes the activity in the accrued liability accounts related to allowances for loss on returns, rebates, chargebacks and other discounts (in thousands):

	Losses on		Managed
	Returns		Care
	Due to		Rebates
	Changes	Medicaid	and Other	Charge-	Other
	in Price	Rebates	Rebates	backs	Discounts	Total

Balance at January 1, 2003	$190	$16	$31	$—	$46	$283
Provision	2,389	1,732	852	70	4,335	9,378
Payments	—	(368)	(457)	(61)	(4,293)	(5,179)
Charges	(213)	—	—	—	—	(213)

Balance at December 31, 2003	2,366	1,380	426	9	88	4,269
Provision	2,830	12,988	5,721	372	2,628	24,539
Payments	—	(9,766)	(4,454)	(381)	(2,716)	(17,317)
Charges	(1,332)	—	—	—	—	(1,332)

Balance at December 31, 2004	3,864	4,602	1,693	—	—	10,159
Provision	911	17,412	10,331	345	—	28,999
Payments	—	(17,128)	(8,691)	(145)	—	(25,964)
Charges	(1,709)	—	—	—	—	(1,709)

Balance at December 31, 2005	3,066	4,886	3,333	200	—	11,485
Provision	1,407	2,972	6,548	379	—	11,306
Payments	—	(7,121)	(6,040)	(568)	—	(13,729)
Charges	(2,677)	—	—	—	—	(2,677)

Balance at September 30, 2006	$1,796	$737	$3,841	$11	$—	$6,385

Note 4:	Corporate Expense Allocations

The Business receives services and support functions from Ligand. The Business’ operations are dependant upon Ligand’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to the Business using methodologies established by the Company’s management and considered to be a reasonable reflection of the utilization of services provided to the Business. Allocations for research and development expenses are based primarily on headcount. Allocations for selling expenses are based primarily on headcount. Allocations for general and administration expenses are based primarily

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

on proportionate operating expenses adjusted for non-cash expenses. The financial information included herein may not reflect the financial position, the results of operations and cash flows of the Business in the future or had the Business been a separate, stand-alone entity during the periods presented.

Expense allocations for the following periods were (in thousands):

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003

Corporate functions, finance, legal and treasury	$10,332	$5,377	$7,733	$3,450	$2,544
Gov’t affairs, health and environmental services	158	161	227	158	67
Information technology	539	515	712	502	248
Other operational and infrastructure charges	1,001	958	1,356	959	588

	$12,030	$7,011	$10,028	$5,069	$3,447

Corporate expense allocations as presented in the Statements of Operations, for the following periods were (in thousands):

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003

Research and development	$222	$320	$586	$589	$70
Selling, general and administration	11,808	6,691	9,442	4,480	3,377

	$12,030	$7,011	$10,028	$5,069	$3,447

Note 5:	Accounts Receivable Factoring Arrangement

During 2003, Ligand entered into a one-year accounts receivable factoring arrangement under which eligible accounts receivable of the Business are sold without recourse to a finance company. The agreement was renewed for a one-year period in the second quarter of 2004 and again in the second quarter of 2005 through December 2007. Commissions on factored receivables are paid based on the gross receivables sold, subject to a minimum annual commission. Additionally, the Business pays interest on the net outstanding balance of the uncollected factored accounts receivable at an interest rate equal to the JPMorgan Chase Bank prime rate. The Business continues to service the factored receivables. The servicing expenses for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003 and the servicing liability at September 30, 2006 and December 31, 2005 and 2004 were not material. There were no material gains or losses on the sale of such receivables. The Business accounts for the sale of receivables under this arrangement in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS No. 140”).

Note 6:	Elan License and Supply Agreement

In 1998, Elan agreed to exclusively license and supply to the Business in the United States and Canada its proprietary product AVINZA, a form of morphine for chronic, moderate-to-severe pain. In November 2002, the Business and Elan agreed to amend the terms of the AVINZA license and supply agreement. Under the terms of the amendment, Ligand paid Elan $100.0 million in return for a reduction in Elan’s product supply price on sales of AVINZA by Ligand, rights to sublicense and obtain a co-promotion partner in its territories, and rights to qualify and purchase AVINZA from a second manufacturing source. Elan’s adjusted royalty and supply price of AVINZA is approximately 10% of the product’s net sales, compared to approximately 30-35% in the prior agreement. Ligand committed to place firm purchase orders for a minimum of 40 batches of AVINZA from Elan annually through 2005, estimated at approximately $9.2 million per year. In addition, Elan agreed to forego its option to

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

co-promote AVINZA in the United States and Canada. The amount paid to Elan and related transaction costs were capitalized as acquired technology and product rights.

In 2005, 2004, and 2003, purchases and royalties under the agreement totaled $12.4 million, $15.4 million, and $6.3 million, respectively. The purchases in 2003 represent 20 batches of product. Elan was unable to obtain a sufficient quota of morphine from the Drug Enforcement Agency and was therefore only able to supply Ligand with 20 batches prior to December 31, 2003. The remaining batches were subsequently shipped to Ligand in 2004. Ligand met its commitment for placing firm purchase orders for 2005 and 2004.

Note 7:	AVINZA Co-promotion

In February 2003, Ligand and Organon announced that they had entered into an agreement for the co-promotion of AVINZA. Under the terms of the agreement, Organon committed to a specified minimum number of primary and secondary product calls delivered to certain high prescribing physicians and hospitals beginning in March 2003. Organon’s compensation was structured as a percentage of net sales based on generally accepted accounting principles (“GAAP”), which paid Organon for their efforts and also provided Organon an economic incentive for performance and results. In exchange, Ligand paid Organon a percentage of AVINZA net sales based on the following schedule:

% of Incremental Net Sales
Annual Net Sales of AVINZA	Paid to Organon by Ligand

$0-150 million	30% (0% for 2003)
$150-300 million	40%
$300-425 million	50%
> $425 million	45%

In January 2006, Ligand signed an agreement with Organon that terminated the AVINZA co-promotion agreement between the two companies and returned AVINZA co-promotion rights to Ligand. The effective date of the termination agreement was January 1, 2006; however, the parties agreed to continue to cooperate during a transition period ending September 30, 2006 (the “Transition Period”) to promote the product. The Transition Period co-operation includes a minimum number of product sales calls per quarter (100,000 for Organon and 30,000 for Ligand with an aggregate of 375,000 and 90,000, respectively, for the Transition Period) as well as the transition of ongoing promotions, managed care contracts, clinical trials and key opinion leader relationships to Ligand. During the Transition Period, Ligand agreed to pay Organon an amount equal to 23% of AVINZA net sales as reported by Ligand. Ligand also paid and was responsible for the design and execution of all clinical, advertising and promotion expenses and activities.

Additionally, in consideration of the early termination and return of rights under the terms of the agreement, Ligand agreed to and paid Organon $37.8 million in October 2006 (see Note 12). Ligand will further pay Organon $10.0 million on or before January 15, 2007, provided that Organon has made its minimum required level of sales calls. Under certain conditions, including change of control, the cash payments will accelerate. In addition, after the termination, Ligand will make quarterly payments to Organon equal to 6.5% of AVINZA net sales through December 31, 2012 and thereafter 6.0% through patent expiration, currently anticipated to be November of 2017 (see Note 12).

The unconditional payment of $37.8 million to Organon and the estimated fair value of the amounts to be paid to Organon after the termination ($95.2 million as of January 1, 2006), based on the net sales of the product (currently anticipated to be paid quarterly through November 2017) were recognized as liabilities and expensed as costs of the termination as of the effective date of the agreement, January 2006. Additionally, the conditional payment of $10.0 million, which represents an approximation of the fair value of the service element of the agreement during the Transition Period (when the provision to pay 23% of AVINZA net sales is also considered), is being recognized ratably as additional co-promotion expense over the Transition Period. For the nine months ended

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2006, the pro-rata recognition of this element of co-promotion expense amounted to $10.0 million, respectively.

Although the quarterly payments to Organon will be based on net reported AVINZA product sales, such payments will not result in current period expense in the period upon which the payment is based, but instead will be charged against the co-promote termination liability. The liability will be adjusted at each reporting period to fair value and will be recognized, utilizing the interest method, as additional co-promote termination charges for that period at a rate of 15%, the discount rate used to initially value this component of the termination liability. Additionally, any changes to the Business’ estimates of future net AVINZA product sales will result in a change to the liability which will be recognized as an increase or decrease to co-promote termination charge in the period such changes are identified. The adjustment to recognize the fair value of the termination liability for the nine months ended September 30, 2006 was $10.4 million.

On a quarterly basis, management reviews the carrying value of the co-promote termination liability. Due to assumptions and judgments inherent in determining the estimates of future net AVINZA sales through November 2017, the actual amount of net AVINZA sales used to determine the current fair value of the Business’ co-promote termination liability may be materially different from its current estimates. In addition, because of the inherent difficulties of predicting possible changes to the estimates and assumptions used to determine the estimate of future AVINZA product sales, the Business is unable to quantify an estimate of the reasonably likely effect of any such changes on its results of operations or financial position. For example, for the six months ended June 30, 2006, the Business recorded a reduction in the co-promote termination liability and a corresponding increase to earnings of $0.4 million based on the Business’ updated estimate of future AVINZA net sales.

The components of the co-promote termination liability as of September 30, 2006 are as follows (in thousands):

Payment due October 15, 2006	$37,750
Net present value of payments based on estimated future net AVINZA product sales as of January 1, 2006	95,191
Reduction in net present value of liability resulting from updated estimate of net AVINZA product sales	(404)
Fair value adjustment to payments based on net AVINZA product sales	10,443

142,980
Less: current portion of co-promote termination liability	(47,722)

Long-term portion of co-promote termination liability	$95,258

Note 8:	Commitments and Contingencies

Equipment Financing

The Company has entered into capital lease and equipment note payable agreements. Such agreements have been allocated to the Business based on the specific equipment utilized by the Business. Such agreements require monthly payments through December 2009 including interest ranging from 7.35% to 10.11%. The carrying value of equipment under these agreements allocated to the Business at December 31, 2005 and 2004 was $0.8 million and $0.9 million, respectively. At December 31, 2005 and 2004, related accumulated amortization was $0.4 million and $0.3 million, respectively. The underlying equipment is used as collateral under the equipment notes payable.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

At December 31, 2005 annual minimum payments due under the Business’ portion of the Company’s equipment lease obligations are as follows (in thousands):

Obligations Under
Capital Leases and
Equipment Notes Payable

2006	$303
2007	302
2008	118
2009	11
2010 and thereafter	—

Total minimum lease payments	734
Less: amounts representing interest	(58)

Present value of minimum lease of payments	676
Less: current portion	(270)

$406

Product Liability

AVINZA is subject to potential product liability risks. AVINZA also may need to be recalled to address regulatory issues. A successful product liability claim or series of claims brought against the Business could result in payment of significant amounts of money and divert management’s attention from running the business. The Business may not be able to maintain insurance on acceptable terms, or the insurance may not provide adequate protection in the case of a product liability claim. To the extent that product liability insurance, if available, does not cover potential claims, the Business would be required to self-insure the risks associated with such claims. The Business believes that it carries reasonably adequate insurance for product liability claims. Costs associated with product liability insurance are included in the statement of operations.

Distribution Service and Product Manufacturing Agreements

In 2004, the Business entered into one-year fee-for-service agreements (or distribution service agreements) for its product with the majority of its wholesaler customers. These agreements were subsequently renewed in 2005 for an additional one-year period. In exchange for a set fee, the wholesalers agreed to provide the Business with certain information regarding product stocking and out-movement; agreed to maintain inventory quantities within specified minimum and maximum levels; inventory handling, stocking and management services; and certain other services surrounding the administration of returns and chargebacks. The amount of minimum payments due under the distribution service agreements for 2006 is approximately $3.2 million.

For the nine months ended September 30, 2006, shipments to three wholesale distributors accounted for 32%, 29% and 28%, respectively, of total shipments. For the year ended December 31, 2005, shipments to four wholesale distributors accounted for 27%, 27%, 17% and 16%, respectively, of total shipments. For the year ended December 31, 2004, shipments to four wholesale distributors accounted for 29%, 24%, 18% and 17%, respectively, of total shipments.

As of December 31, 2004, Elan was the Business’ only approved supplier of AVINZA. In March 2004, Ligand entered into a five-year manufacturing and packaging agreement with Cardinal Health PTS, LLC (“Cardinal”) under which Cardinal will manufacture AVINZA at its Winchester, Kentucky facility. In August 2005, the FDA approved the production of AVINZA at the Cardinal facility. Under the terms of the agreement, Ligand committed to certain minimum annual purchases ranging from approximately $1.6 million to $2.3 million.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9:	Stock Compensation

Stock Plans

Certain Ligand employees that provided direct support to the Business participate in Ligand’s various incentive award plans. The following is a description of the terms of such plans:

Incentive Plans

Stock incentive awards are provided to certain Ligand employees under terms of Ligand’s 2002 Stock Incentive Plan which contains four separate equity programs — Discretionary Option Grant Program, Automatic Option Grant Program, Stock Issuance Program and Director Fee Option Grant Program (“the 2002 Plan”). As of September 30, 2006, options for 623,847 shares of common stock were outstanding under the 2002 plan related to Ligand employees that provide direct support to the Business and 499,535 shares remained available for future option grant or direct issuance for all Ligand employees.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Stock Option Activity

The following table summarizes option activity under the Plans for certain Ligand employees that provided direct support to the Business:

			Weighted-
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Term in	Value
	Shares	Price	Years	(In thousands)

Balance at January 1, 2003	375,686	$12.812
Granted	200,432	9.935
Exercised	(19,606)	10.880
Forfeited	(97,802)	11.784
Cancelled	(54,979)	15.663

Balance at December 31, 2003	403,731	$11.338	8.186	$1,476

Exercisable at December 31, 2003	158,496	$11.889	6.841	$508

Balance at January 1, 2004	403,731	$11.338
Granted	242,464	14.122
Exercised	(20,333)	8.965
Forfeited	(49,689)	12.627
Cancelled	(10,686)	15.429

Balance at December 31, 2004	565,487	$12.373	8.076	$678

Exercisable at December 31, 2004	227,306	$11.840	6.402	$333

Balance at January 1, 2005	565,487	$21.373
Granted	114,410	8.904
Exercised	(2,052)	5.182
Forfeited	(31,461)	9.563
Cancelled	(57,304)	12.815

Balance at December 31, 2005	589,080	$11.843	7.444	$743

Exercisable at December 31, 2005	481,740	$12.810	6.889	$405

Balance at January 1, 2006	589,080	$11.843
Granted	145,880	10.990
Exercised	(24,834)	7.911
Forfeited	(20,308)	9.081
Cancelled	(65,971)	13.636

Balance at September 30, 2006	623,847	$11.691	7.230	$400

Exercisable at September 30, 2006	443,686	$12.519	6.196	$284

Options expected to vest as of September 30, 2006	569,261	$10.668	6.597	$365

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table summarizes significant ranges of outstanding and exercisable options as of September 30, 2006 for Ligand employees that provided direct support to the Business:

	Options Outstanding			Options Exercisable
		Weighted-
		Average
		Remaining	Weighted Average		Weighted Average
	Number	Contractual Term in	Exercise Price	Number Exercisable	Exercise Price
Range of Exercise Prices	Outstanding	Years	Per Share	(In thousands)	Per Share

$ 4.5100 - $ 9.2500	134,498	6.893	$7.320	109,686	$7.180
$ 9.3125 - $10.4000	121,431	8.355	10.038	46,799	10.138
$10.7500 - $11.9000	112,881	8.751	11.690	32,164	11.509
$ 12.000 - $14.6800	155,557	5.807	13.458	155,557	13.458
$15.2400 - $ 20.700	99,480	6.240	17.195	99,480	17.195

$ 4.5100 - $20.7000	623,847	7.230	$11.691	443,686	$12.519

The estimated weighted average fair value at grant date for the options granted for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, 2004, 2003 was $10.99, $7.85, $8.90, $14.12, and $9.94 per option, respectively. The total intrinsic value of all options exercised during the nine months ended September 30, 2006 was $0.1 million. As of September 30, 2006, there was approximately $0.8 million of total unrecognized compensation cost related to nonvested stock options. That cost is expected to be recognized over a weighted average period of 2.69 years.

Cash received by Ligand from options exercised by employees who provide service directly to the business for the nine months ended September 30, 2006 and 2005 was approximately $184,143 and $10,634, respectively. An additional $12,314 was received subsequent to September 30, 2006 for options exercised during the nine months ended September 30, 2006. There is no current tax benefit related to options exercised because of net operating losses (“NOLs”) for which a full valuation allowance has been established.

Note 10:	Income Taxes

The Business’ operating results have historically been included in Ligand’s consolidated U.S. federal and state income tax returns and non-U.S. jurisdictions tax returns. The provisions for income taxes in the combined financial statements have been determined on a separate return basis. The Business assesses the realization of its net deferred tax assets and the need for a valuation allowance on a separate return basis, and excludes from that assessment any utilization of those losses by Ligand. This assessment requires that the Business’ management make judgments about benefits that could be realized from the future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. Due to the cumulative losses by the Business, a valuation allowance against any net deferred assets was recorded. The Business intends to maintain a full valuation allowance until sufficient positive evidence exists to support reversal of the valuation allowance. All tax return attributes generated, as calculated on a separate return methodology not used by Ligand historically, will be retained by Ligand. Income taxes for the Business were determined independent of the potential impact of Ligand ownership changes under Section 382 of the Internal Revenue Code.

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

The components of the income tax provision are as follows (in thousands):

	December 31,
	2005	2004	2003

Current provision:
Federal	$9,677	$7,155	$1,105
State	2,338	1,797	417
Foreign	—	—	—

	12,015	8,952	1,522
Deferred provision:
Federal	—	—	—
State	—	—	—

	$12,015	$8,952	$1,522

On a stand-alone basis, the Business does not have net operating loss carry forwards or research and development credits. Accordingly, the Business recorded a current tax provision for the estimated tax liability it would have on a stand-alone basis for the periods presented.

Significant components of the Business’ deferred tax assets and liabilities for the years ended December 31, 2005 and 2004 are shown below (in thousands). A valuation allowance has been recognized to fully offset the net deferred tax assets as of the years ended December 31, 2005 and 2004 as realization of such assets is uncertain.

	December 31,
	2005	2004

Deferred assets (liabilities):
Capitalized research and development	$169	$133
Fixed assets and intangibles	(232)	(214)
Accrued expenses	25,990	22,424
Deferred revenue	17,530	13,730
Other	819	629

	44,276	36,702
Valuation allowance for deferred tax assets net of deferred liabilities	(44,276)	(36,702)

Net deferred tax asset	$—	$—

A reconciliation of income tax expense to the amount computed by applying the statutory federal income tax rate to the Business’ income (loss) before taxes is summarized as follows (in thousands):

	December 31,
	2005	2004	2003

Amounts computed at statutory federal rate	$3,919	$(7,083)	$(11,600)
State taxes net of federal benefit	443	(406)	(1,900)
Meals and entertainment	79	103	165
Change in valuation allowance	7,574	16,338	14,857

	$12,015	$8,952	$1,522

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 11:	New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Pricing (“SFAS 151”). SFAS 151 amends the guidance in Accounting Research Bulletin (“ARB” No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement requires that those items be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 on January 1, 2006 did not have a material impact on the Business’ results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”) which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) and SFAS 140, Accounting or the Impairment or Disposal of Long-Lived Assets (“SFAS 140”). Specifically, SFAS 155 amends SFAS 133 to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided the whole instrument is accounted for on a fair value basis. Additionally, SFAS 155 amends SFAS 140 to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with early application allowed. The adoption of SFAS 155 is not expected to have a material impact on the Business’ results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS 156”) to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  Additionally, SFAS 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, although early adoption is permitted. The adoption of SFAS 156 is not expected to have a material impact on the Business’ results of operations or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the Business’ results of operations or financial position.

On September 15, 2006, the FASB issued Statement No. 157, Fair Value Measurements (“FAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of FAS 157 there is a common definition of fair value to be used throughout GAAP. Companies will need to adopt FAS 157 for financial statements issued for fiscal years beginning after November 15, 2007. The Business is currently evaluating the impact of adopting FAS 157 on the Business’ results of operations and financial position.

On September 29, 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement No. 87, 88, 106 and 132(R) (“FAS 158”). Under FAS 158, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans (collectively referred to herein as “benefit plans”) on their balance sheets, starting with balance sheets as of December 31, 2006 if they are calendar year-end public company. FAS 158

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

also changed certain disclosures related to benefit plans. The adoption of FAS 158 is not expected to have a material impact on the Business’ results of operations or financial position.

On September 13, 2006, the SEC staff issued Staff Accounting Bulletin No. 108 Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which is aimed at eliminating that diversity in quantification practices with respect to annual financial statements, and established an approach that requires quantification of financial statement errors based on the effects of the error on each of the company’s financial statements and the related disclosures. This model is commonly referred to as the “dual approach” because it essentially requires that errors be quantified under both the iron-curtain method and the roll-over method. The Business is currently evaluating the impact of adopting SAB 108 on its results of operations and financial position.

Note 12:	Sale of AVINZA Product Line

On September 6, 2006, Ligand and King Pharmaceuticals, Inc. (“King”), entered into a Purchase Agreement (the “Purchase Agreement”), pursuant to which King agreed to acquire all of the Company’s rights in and to AVINZA in the United States, its territories and Canada, including, among other things, all AVINZA inventory, equipment, records and related intellectual property, and assume certain liabilities as set forth in the Purchase Agreement (collectively, the “Transaction”). In addition, King has, subject to the terms and conditions of the Purchase Agreement, agreed to offer employment following the closing of the Transaction (the “Closing”) to certain of the Business’ existing sales representatives that support the sale of AVINZA or otherwise reimburse the Company for certain agreed upon severance arrangements offered to any such non-hired representatives.

Pursuant to the Purchase Agreement, at Closing, the Company expects to receive consideration of $312.8 million, comprised of cash consideration of $265.0 million and the assumption of payment obligations to Organon of approximately $47.8 million (or reimbursement to Ligand at closing of the asset sale to the extent any such amounts have been paid). King will also assume the Company’s existing co-promote termination obligation to make payments to Organon based on net sales of AVINZA. Of the $265.0 million cash payment, $15.0 million will be funded into an escrow account to support any indemnification claims made by King following the Closing. The Closing Payment is subject to adjustment based on the Company’s ability to reduce wholesale and retail inventory levels of AVINZA to certain targeted levels by Closing in accordance with the Purchase Agreement.

In addition to the assumptions of existing royalty obligations, King will pay Ligand a 15% royalty on AVINZA net sales during the first 20 months after Closing. Subsequent royalty payments will be based upon calendar year net sales. If calendar year net sales are less than $200.0 million, the royalty payment will be 5% of all net sales. If calendar year net sales are greater than $200.0 million, the royalty payment will be 10% of all net sales less than $250.0 million, plus 15% of net sales greater than $250.0 million.

In connection with the Transaction, King committed to loan the Company, at the Company’s option, $37.8 million (the “Loan”) to be used to pay the Company’s co-promote termination obligation to Organon due October 15, 2006. This loan was drawn, and the $37.8 million co-promote liability settled in October 2006. Amounts due under the loan are subject to certain market terms, including a 9.5% interest rate and a security interest in Company assets other than those related to AVINZA. Upon Closing, accrued interest on the Loan will be forgiven and the amount of the Closing Payment will be increased by the amount of the loan, including interest thereon, if any, and an equal amount will be credited against that payment for repayment of the loan. If the Closing does not occur, accrued interest and the outstanding principal amount due thereunder would become due on January 1, 2007.

The Purchase Agreement may be terminated by either King or the Company if the Closing has not occurred by December 31, 2006, or upon the occurrence of certain customary matters. In addition, if the Purchase Agreement is terminated under certain circumstances, including a determination by the Company’s board of directors to accept an acquisition proposal it deems superior to the Transaction, the Company has agreed to pay King a termination fee of $12.0 million. The Closing is subject to certain closing conditions, including, but not limited to, Company

AVINZA PRODUCT LINE OF LIGAND PHARMACEUTICALS INCORPORATED

NOTES TO FINANCIAL STATEMENTS — (Continued)

stockholder approval of the Transaction, the conversion or redemption prior to Closing of all outstanding 6% Convertible Subordinated Notes due 2007 of the Company, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and certain other customary closing conditions. Early termination of the waiting period under HSR occurred on October 5, 2006.

Also on September 6, 2006, the Company entered into a Contract Sales Force Agreement (the “Sales Agreement”) with King, pursuant to which King agreed to conduct a detailing program (the “Detailing Program”) to promote the sale of AVINZA for an agreed upon fee, subject to the terms and conditions of the Sales Agreement. Pursuant to the Sales Agreement, King has agreed to perform certain minimum monthly product details (i.e. sales calls), which commenced effective October 1, 2006 and will continue for a period of six months following such date or until the Closing or earlier termination of the Purchase Agreement. The Company estimates that, assuming the Closing were to occur at the end of December 2006, the amount due to King under the Sales Agreement would be approximately $4.0 million.

PROPOSAL TWO:

AMENDMENT TO STOCK 2002 STOCK INCENTIVE PLAN

You are being asked to approve an amendment to Ligand’s 2002 Stock Incentive Plan (the “2002 Plan”) to permit adjustment of outstanding options in the event of a special cash dividend that affects the common stock or share price of the common stock underlying the options in an equitable manner. If the proposed amendment is approved Ligand will be able to adjust the outstanding options issued under the 2002 Plan to reflect the payment of a special cash dividend to our stockholders after the consummation of the asset sale. Such adjustments may take the form of either an adjustment to each outstanding option’s “strike price” and/or the number of shares granted under such option in order to equitably reflect the amount of cash distributed to our stockholders as a cash dividend. Any such adjustment, if the amendment to the option plan is approved, would occur together with or after a distribution of a special cash dividend to stockholders, and only if that dividend affects the share price of the common stock.

The following is a summary of the principal features of the 2002 Plan. The summary, however, is not a complete description of all the provisions of the 2002 Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Corporate Secretary at Ligand’s principal executive offices in San Diego, California.

Plan Structure

The 2002 Plan contains four separate equity programs:

•	the Discretionary Option Grant Program,

•	the Automatic Option Grant Program,

•	the Stock Issuance Program, and

•	the Director Fee Option Grant Program.

The principal features of these programs are described below. The 2002 Plan is administered by the compensation committee of the board. This committee has complete discretion, subject to the provisions of the 2002 Plan, to authorize option grants and direct stock issuances under the 2002 Plan. However, the board may also appoint a secondary committee of one or more members of our board of directors to have separate but concurrent authority to make option grants and stock issuances under those programs to all eligible individuals other than Ligand’s executive officers and non-employee members of our board of directors. The term “Plan Administrator,” as used in this proxy statement, will mean either the compensation committee or any secondary committee, to the extent each such entity is acting within the scope of its duties under the 2002 Plan. The Plan Administrator does not exercise any administrative discretion under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee members of our board of directors. All grants under those programs are made in strict compliance with the express provisions of each such program.

Issuable Shares

Since its adoption, a total of 9,075,529 shares of common stock have been reserved for issuance under the 2002 Plan (including shares transferred from Ligand’s 1992 Stock Option/Stock Issuance Plan). As of November 30, 2006, options for 6,228,913 shares of common stock were outstanding under the 2002 Plan, 640,830 shares remained available for future option grant or direct issuance, and 2,190,220 shares have been issued under the 2002 Plan. The Company does not currently intend to amend the 2002 Plan to increase the number of shares that may be granted under the 2002 Plan. Although the Company does not foresee issuing additional stock options to our existing executive officers or directors, we may need to offer additional options in connection with our CEO search or in connection with employee hiring.

In no event may any one participant in the 2002 Plan receive options, separately exercisable stock appreciation rights and direct stock issuances for more than one million shares in any calendar year. If an option expires or is terminated for any reason before all its shares are exercised, the shares not exercised will be available for subsequent option grants or stock issuances under the 2002 Plan. In addition, unvested shares issued under the 2002 Plan and subsequently repurchased by Ligand at a price not greater than the original exercise price or issue price paid per share will be added back to the number of shares of common stock reserved for issuance under the 2002 Plan. Accordingly, such repurchased shares will be available for reissuance through one or more subsequent option grants or direct stock issuances under the 2002 Plan. However, shares subject to any option surrendered or canceled in accordance with the stock appreciation right provisions of the 2002 Plan will reduce on a share-for-share basis the number of shares of common stock available for subsequent grants.

Adjustments

Should any change be made to the common stock issuable under the 2002 Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without Ligand’s receipt of consideration, then appropriate adjustments will be made to:

•	the maximum number and/or class of securities issuable under the 2002 Plan;

•	the number and/or class of securities for which any one person may be granted options, separately exercisable stock appreciation rights and direct stock issuances per calendar year under the 2002 Plan;

•	the number and/or class of securities for which grants are to be made under the Automatic Option Grant Program to new or continuing non-employee members of our board of directors; the number and/or class of securities and price per share in effect under each outstanding option; and

•	the number and/or class of securities and the exercise price per share in effect under each outstanding option under the 2002 Plan.

Such adjustments to the outstanding options will be effected in a manner which will preclude the enlargement or dilution of rights and benefits under those options. As a result of the plan modification, any such adjustments to the terms of outstanding options would be considered a modification for accounting purposes and result in the recognition of compensation expense in the Company’s consolidated statement of operations under the requirements of Statement of Financial Accounting Standard No 123(R) Share-Based Payment (“SFAS 123(R)”). Any such expense could be material. No cash or other consideration would be paid to option holders as a result of any such adjustment.

Eligibility

Officers and employees of Ligand and its subsidiaries, whether now existing or subsequently established, non-employee members of our board of directors and consultants and independent contractors of Ligand and its parent and subsidiaries are eligible to participate in the 2002 Plan.

As of October 31, 2006, approximately 407 employees and directors, including 12 executive officers, and 10 non-employee members of our board of directors were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The 10 non-employee members of our board of directors were also eligible to participate in the Automatic Option Grant Program and the Director Fee Option Grant Program.

Valuation

The fair market value per share of common stock on any relevant date under the 2002 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq Global Market. If there is no reported selling price for such date, then the fair market value per share will be the closing selling price on the last preceding date for which such quotation exists. On          , 2006, the closing selling price per share was $     .

Discretionary Grant Program

Grants

The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term (up to 10 years) for which any granted option is to remain outstanding.

Price and Exercisability

Each granted option will have an exercise price per share not less than 100% of the fair market value per share of common stock on the option grant date, and no granted option will have a term in excess of 10 years. The shares subject to each option will generally become exercisable for fully-vested shares in a series of installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they are immediately exercisable for any or all of the option shares. The shares acquired under such immediately-exercisable options will normally be unvested and subject to repurchase by Ligand, at the lower of (i) the exercise price paid per share or (ii) the fair market value per share of common stock at the time of cessation of service if the optionee ceases service with Ligand prior to vesting in those shares.

The exercise price may be paid in cash or in shares of common stock. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay to Ligand, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

No optionee has any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee’s lifetime to one or more members of the optionee’s immediate family or to a trust established exclusively for one or more such family members or to the optionee’s former spouse, to the extent such transfer or assignment is in furtherance of the optionee’s estate plan or pursuant to a domestic relations order. The optionee may also designate one or more beneficiaries to automatically receive his or her outstanding options at death.

Termination of Service

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator has discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, up to the date of the option’s expiration and/or to accelerate the exercisability or vesting of such options in whole or in part.

Stock Issuance Program

Shares may be sold under the Stock Issuance Program at a price per share not less than their fair market value, payable in cash. Shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares of common stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals or completion of a specified service period. The Plan Administrator has complete discretion under this program to determine which eligible individuals are to receive such stock issuances or share right awards, the time or times when such issuances or awards are to be made, the number of shares subject to each such issuance or award and the vesting schedule to be in effect for the stock issuance or share rights award.

The shares issued may be fully and immediately vested upon issuance or may vest upon the recipient’s completion of a designated service period or upon Ligand’s attainment of pre-established performance goals. The Plan Administrator has, however, the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

Any unvested shares for which the requisite service requirement or performance objective is not obtained must be surrendered to Ligand for cancellation, and the participant will not have any further stockholder rights with respect to those shares. Ligand will, however, repay the participant the lower of (i) the cash amount paid for the surrendered shares or (ii) the fair market value of those shares at the time of the participant’s cessation of service.

Outstanding share right awards under the Stock Issuance Program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The Plan Administrator, however, has the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals are not attained.

Automatic Option Grant Program

Grants

Under the Automatic Option Grant Program, eligible non-employee members of our board of directors receive a series of option grants over their period of board service. Each individual who first becomes a non-employee board member at any time on or after the effective date receives an option grant for 20,000 shares of common stock on the date such individual joins the board, provided such individual has not been in the prior employ of Ligand. In addition, on the date of each annual stockholders meeting held after the effective date, each non-employee board member who is to continue to serve as a non-employee board member (including individuals who joined the board prior to the effective date) is automatically granted an option to purchase 10,000 shares of common stock, provided such individual has served on the board for at least six months. There is no limit on the number of such 10,000-share option grants any one eligible non-employee board member may receive over his or her period of continued board service, and non-employee members of our board of directors who have previously been in Ligand’s employ are eligible to receive one or more such annual option grants over their period of board service.

Option Terms

Each automatic grant has an exercise price per share equal to the fair market value per share of common stock on the grant date and has a maximum term of 10 years. The shares subject to each automatic option grant (whether the initial grant or an annual grant) fully vest and become exercisable upon the completion of one year of board service measured from the grant date. Additionally, the shares subject to each automatic option grant immediately vest in full upon certain changes in control or ownership of Ligand or upon the optionee’s death or disability while a board member. Each option granted under the program remains exercisable for vested shares until the earlier of (i) the expiration of the 10-year option term or (ii) the expiration of the 3-year period measured from the date of the optionee’s cessation of board service.

Director Fee Option Grant Program

The Director Fee Option Grant Program is implemented for each calendar year until otherwise determined by the Plan Administrator. Under the Director Fee Option Grant Program, each non-employee board member may elect, prior to the start of each calendar year, to apply all or any portion of the annual fees otherwise payable in cash for his or her period of service on the board for that year to the acquisition of a special discounted option grant. The option grant is a non-statutory option under the federal tax laws and is automatically made on the first trading day in January in the calendar year for which the director fee election is in effect. The option has a maximum term of 10 years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on such date. The number of shares subject to each option is determined by dividing the amount of the annual fees applied to the acquisition of that option by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the portion of the annual fees applied to the acquisition of the option. The dollar amount of the fee subject to the board member’s election each year is equal to his or her annual retainer fee, plus the number of regularly-scheduled board meetings for that year multiplied by the per board meeting fee in effect for such year. Under the 2002 Plan, the current annual dollar amount of the fee that can be applied is $27,500 for each non-employee director, plus $5,000 for the Audit Committee chair or $2,500 for the compensation committee chair.

The option is exercisable in a series of 12 successive equal monthly installments upon the optionee’s completion of each month of board service in the calendar year for which the fee election is in effect, subject to full and immediate acceleration upon certain changes in control or ownership of Ligand or upon the optionee’s death or disability while a board member. Each option granted under the program remains exercisable for vested shares until the earlier of (i) the expiration of the 10-year option term or (ii) the expiration of the 3-year period measured from the date of the optionee’s cessation of board service.

General Plan Provisions

Valuation

For all valuation purposes under the 2002 Plan, the fair market value per share of common stock on any date is deemed equal to the closing selling price per share on that date, as reported on the Nasdaq Global Market. If there is no reported selling price for such date, then the fair market value per share is the closing selling price on the last preceding date for which such quotation exists. On          , 2006, the closing selling price per share was $     .

Vesting Acceleration

In the event that Ligand is acquired by merger or asset sale, or if there is a change in ownership or control, then options granted under the Discretionary Option Grant Program may:

•	vest or accelerate in full when such options are not to be assumed by any successor corporation;

•	vest in full when such options are to be assumed by any successor corporation; or

•	vest or accelerate in full when such options are to be assumed by any successor corporation and the employee holding such options is involuntarily terminated.

The shares subject to each option under the Automatic Option Grant and Director Fee Option Grant Programs immediately vest upon (i) an acquisition of Ligand by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of Ligand’s outstanding voting stock or (iii) a change in the majority of the board effected through one or more contested elections for members of our board of directorship.

The acceleration of vesting in the event of a change in the ownership or control of Ligand may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Ligand. The asset sale mentioned in this proxy statement is not expected to trigger the vesting acceleration provisions of the 2002 plan.

Stock Appreciation Rights

The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Plan:

Tandem stock appreciation rights, which may be granted under the Discretionary Option Grant Program, provide the holders with the right to surrender their options for an appreciation distribution from Ligand equal in amount to the excess of (a) the fair market value of the vested shares of common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

Limited stock appreciation rights may be granted under the Discretionary Option Grant Program to one or more officers of Ligand as part of their option grants, and such rights will automatically be included as part of each grant made under the Automatic Option Grant and Director Fee Option Grant Programs. Options with such a limited stock appreciation right may be surrendered to Ligand upon the successful completion of a hostile tender offer for more than 50% of Ligand’s outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from Ligand in an amount per surrendered option share equal to the excess of (a) the highest price per share of common stock paid in connection with the tender offer over (b) the exercise price payable for such share.

Special Tax Election

The Plan Administrator may provide one or more holders of options or unvested share issuances under the 2002 Plan with the right to have Ligand withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals may become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

Amendment and Termination

The board may amend or modify the 2002 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the 2002 Plan will terminate on the earlier of:

•	March 7, 2012; or

•	the termination of all outstanding options in connection with certain changes in control or ownership of the company.

Federal Income Tax Consequences

Option Grants

Options granted under the 2002 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”) or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options.  The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price will be included in the optionee’s income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the lesser of the fair market value of those shares on the exercise date or the sale date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, then Ligand will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date or the sale date, if less, over (ii) the exercise price paid for the shares. In no other instance will Ligand be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by Ligand in the event of the optionee’s termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when

Ligand’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

Ligand is entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction is in general allowed for the taxable year of Ligand in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The holder recognizes ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder is required to satisfy the tax withholding requirements applicable to such income.

Ligand is entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction generally is allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuance

The tax principles applicable to direct stock issuances under the stock plan are substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

Ligand believes that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options under the Discretionary Option Grant or Automatic Option Grant Programs qualifies as performance-based compensation for purposes of Code Section 162(m) and does not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of Ligand. Accordingly, all compensation deemed paid with respect to those options remains deductible by Ligand without limitation under Code Section 162(m). Option grants under the Director Fee Option Grant Program do not qualify as performance-based compensation, and any income tax deductions attributable to the exercise of those options are subject to the $1 million limitation.

Proposed Amendment

The proposed amendment would allow for equitable adjustments to be made to outstanding options of the type described in the section above captioned “Plan Structure — Adjustments,” in the event a large non-recurring cash dividend is paid to our stockholders, which affects the common stock or share price of the common stock underlying the options subject to the 2002 plan. The proposed amendment does not allow option holders to participate in any such cash dividend.

Interests of Directors and Officers

As of November 30, 2006, our directors and executive officers collectively owned options to purchase 2,560,129 shares of our common stock under the 2002 Plan. If our stockholders approve the proposed amendment to the 2002 Plan, then any adjustments made to the outstanding options “strike” price and/or the number of shares granted under such options would also be applied to the options held by our directors and executive officers. Thus, the officers and directors would get the same adjustment as the other option holders after distribution of any cash dividend.

Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of Ligand present or represented by proxy and entitled to vote at the annual meeting is required for approval of the amendment to the 2002 Plan.

Recommendation of the Board of Directors

The board of directors believes that the amendment of the 2002 Plan is necessary in order to retain the services of, and equitably treat, individuals who received options under the 2002 Plan in the event of a large non-recurring cash dividend is paid in connection with the proposed asset sale. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT.

Stock & Options Awards to Officers & Directors

The table below shows, as to our chief executive and each of the next four most highly-compensated executive officers, which includes each individual listed in the table below (the “Named Executive Officers”), and the various indicated individuals and groups, the number of shares of common stock subject to options granted under the 2002 Plan during 2005 and through November 30, 2006, together with the weighted exercise price payable per share. The Company does not intend to issue additional stock options to existing directors or executive officers before any special dividends are issued out of the net cash proceeds from the asset sale discussed in this proxy statement.

		Weighted Average
	Options Granted	Exercise Price of
Name and Principal Position	(Number of Shares)	Granted Options ($)

David E. Robinson(1)	150,000	$8.80
Former Chairman of the Board, President, Chief Executive Officer and Director
Henry F. Blissenbach(2)	172,009	$9.3745
Chairman of the Board and Interim Chief Executive Officer
Andres F. Negro-Vilar	60,000	$9.1875
Executive Vice President, Research and Development and Chief Scientific Officer
Paul V. Maier	55,000	$8.9409
Senior Vice President, Chief Financial Officer
Warner R. Broaddus	45,000	$9.8333
Vice President, General Counsel and Secretary
Tod G. Mertes	35,000	$9.9071
Vice President, Controller and Treasurer
All directors who are not executive officers (10 persons)	219,707	$10.4849
All current executive officers as a group (10 persons)(1)	622,009	$8.9859
All employees who are not executive officers (507 persons)(1)	1,346,594	$9.8336

(1)	On July 31, 2006, Mr. Robinson resigned as director, Chairman, President and Chief Executive Officer. For purposes of this table, Mr. Robinson is not treated as a current executive officer, but is included in the employee total.

(2)	On August 1, 2006, our board of directors appointed Dr. Blissenbach Chairman and Interim Chief Executive Officer.

New Plan Benefits

Each of the non-employee members of our board of directors will, upon his re-election to the board at the next annual meeting of stockholders, receive an option grant under the 2002 Plan’s Automatic Option Grant Program for 10,000 shares of common stock, namely Mr. Areyh, Dr. Cross, Dr. Johnson, Dr. Kozarich, Mr. Loeb, Dr. Peck,

Dr. Roberts and Mr. Rocca. Each option will have an exercise price per share equal to the fair market value per share of common stock on the grant date.

Compensation Plans

We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services. The 2002 Stock Option/Stock Issuance Plan (effective May 16, 2002) which is the successor plan to Ligand’s 1992 Stock Option/Stock Issuance Plan; and the 2002 Employee Stock Purchase Plan (effective July 1, 2002) which is the successor plan to Ligand’s 1992 Employee Stock Purchase Plan.

The following table summarizes information about our equity compensation plans as of December 31, 2005:

(c)
Number of
	(a)		securities
	Number of		remaining available
	securities to be	(b)	for future issuance
	issued upon	Weighted-average	under equity
	exercises of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities
	and rights	and rights	reflected in column(a))

Equity compensation plans approved by security holders	7,001,657	11.76	202,424	(1)
Equity compensation plans not approved by security holders(2)	—	—	—

	7,001,657	11.76	202,424

(1)	At December 31, 2005, 54,914 and 147,510 shares were available under the 2002 Option Plan and the 2002 Employee Stock Purchase Plan, respectively for future grants of stock options or sale of stock. On January 31, 2006, shareholders of the Company approved an amendment to the 2002 Plan to increase the number of shares of the Company’s common stock authorized for issuance by 750,000 shares, from 8.3 million shares to 9.1 million shares.

(2)	There are no equity compensation plans (including individual compensation arrangements) not approved by the Company’s security holders.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned by our chief executive and the next four most highly-compensated executive officers, which includes each individual listed in the table below (the “Named Executive Officers”), for services rendered in all capacities to Ligand and its subsidiaries for the fiscal years ended December 31, 2005, 2004, and 2003:

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
					Awards
		Annual Compensation			Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Compensation ($)(2)	Options/ SARs (#)	Compensation ($)(3)

David E. Robinson(4)	2005	666,667	150,000	6,080	100,000	2,322
Chairman of the Board,	2004	643,333	—	188,049	150,000	2,322
President and CEO	2003	623,333	250,000	334,966	175,000	2,322
Andres F. Negro-Vilar	2005	450,000	125,000	135,949	35,000	6,858
Executive Vice President,	2004	423,800	70,000	142,987	30,000	3,564
Research and Development and	2003	407,500	91,750	211,352	75,000	3,564
Chief Scientific Officer
Paul V. Maier	2005	335,000	51,000	25,325	35,000	2,322
Senior Vice President,	2004	304,750	—	31,665	30,000	2,322
Chief Financial Officer	2003	287,500	63,250	54,268	75,000	2,322
Warner R. Broaddus	2005	286,000	58,000	—	20,000	526
Vice President, General	2004	238,140	35,000	—	20,000	493
Counsel and Secretary	2003	220,500	44,100	—	25,000	461
Tod G. Mertes	2005	240,000	108,000	—	15,000	468
Vice President, Controller	2004	200,000	30,000	—	20,000	381
and Treasurer	2003	158,151	40,000	—	37,500	283

(1)	Compensation deferred at the election of the executive, pursuant to the Ligand Pharmaceuticals 401(k) Plan and Ligand Deferred Compensation Plan are included in the year earned.

(2)	Amounts represent the value of excess earnings on contributions to the Deferred Compensation Plan that were either paid or for which payment was deferred at the election of the officer. Messrs. Broaddus and Mertes did not participate in the Compensation Plan for each of the periods.

(3)	Amounts represent the value of life insurance premiums.

(4)	Mr. Robinson resigned as director, Chairman, President and Chief Executive Officer of the Company on July 31, 2006. On August 1, 2006, the Company named Henry F. Blissenbach, one of our directors, as Chairman and Interim Chief Executive Officer.

Stock Awards.

The following table provides information on the option grants made to the Named Executive Officers during the fiscal year ended December 31, 2005. For all employees (including the executive officers, but excluding the non-employee directors), options to purchase a total of 951,382 shares of stock were granted during the same fiscal year. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

					Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Securities	Options/SARs	Exercise		Rates of Stock Price
	Underlying	Granted to	or		Appreciation for
	Options/SARs	Employees in	Base Price	Expiration	Option Term
Name	Granted (#)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

David E. Robinson	100,000	10.5110	7.25	7/5/15	455,949	1,155,463
Andres F. Negro-Vilar	35,000	3.6789	7.25	7/5/15	159,582	404,412
Paul V. Maier	35,000	3.6789	7.25	7/5/15	159,582	404,412
Warner R. Broaddus	20,000	2.1022	7.25	7/5/15	91,190	231,093
Tod G. Mertes	15,000	1.5767	7.25	7/5/15	68,392	173,320

Each option has a maximum term of 10 years measured from such grant date, subject to earlier termination upon the optionee’s cessation of service with Ligand. The shares subject to each option are only exercisable if vested and will vest 12.5% upon six months of service after grant and after that, in 42 monthly installments. The vesting of the shares subject to the options granted to Mr. Robinson will accelerate in connection with his termination of employment under certain circumstances, including a change in control of Ligand. The shares subject to the options granted to the other Named Executive Officers will immediately vest in full in the event their employment were to terminate following certain changes in control of Ligand. These arrangements are described below in “Employment, Severance and Change of Control Arrangements with Executive Officers.”

The Plan Administrator may grant tandem stock appreciation rights in connection with option grants which require the holder to elect between the exercise of the underlying option for shares of common stock and the surrender of such option for a distribution from Ligand, payable in cash or shares of common stock, based upon the appreciated value of the option shares.

The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The optionee may be permitted, subject to the approval of the plan administrator, to apply a portion of the shares purchased under the option, or to deliver existing shares of common stock, in satisfaction of such tax liability.

Ligand does not provide assurance to any executive officer or any other holder of Ligand’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

The following table shows information concerning option exercises and holdings for the year ended December 31, 2005 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying
	Shares		Unexercised Options/SARs at		Value of Unexercised In-the-Money
	acquired on	Value	December 31, 2005		Options/SARs at December 31, 2005
Name	exercise	realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

David E. Robinson	—	—	891,667	158,333	433,167	500,833
Andres Negro-Vilar	—	—	380,875	60,000	349,783	184,000
Paul V. Maier	—	—	325,477	60,000	236,754	184,000
Warner R. Broaddus	—	—	96,667	28,333	31,667	93,833
Tod G. Mertes	—	—	59,844	27,656	41,633	79,492

Value realized on exercise is based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares. Value of unexercised in-the-money options is equal to the fair market value of the securities underlying the option at fiscal year-end, $11.15 per share, less the exercise price payable for those securities.

Employment, Severance and Change of Control Arrangements with Named Executive Officers

In July 2006, Ligand entered into a separation agreement with Mr. Robinson pursuant to which he resigned as Chairman, President and Chief Executive Officer of Ligand. Under this agreement Mr. Robinson will continue to receive his base salary and certain other benefits for twenty-four months, payable in five monthly installments, which began on August 1, 2006, and will end on December 1, 2006. Additionally, all of Mr. Robinson’s unvested stock options and restricted stock immediately vested and became exercisable, and remain exercisable until January 17, 2007. In connection with the separation agreement, Mr. Robinson executed a general release of claims in favor of Ligand.

In September 1996, Ligand entered into an employment agreement with Dr. Negro-Vilar pursuant to which he is employed as Executive Vice President, Research and Chief Scientific Officer for an unspecified term. The agreement provides that Dr. Negro-Vilar is an at-will employee. In the event his employment is terminated without cause, he will be entitled to 12 months of salary continuation payments, and all of his outstanding options will immediately vest and become exercisable for all of the option shares.

In September 1992, Ligand entered into an employment agreement with Paul V. Maier pursuant to which Mr. Maier is employed as Senior Vice President and Chief Financial Officer for an unspecified term. The agreement provides that Mr. Maier is an at-will employee. If Mr. Maier’s employment is terminated by Ligand without cause, he will be entitled to six months base salary.

Additionally, Ligand has entered into employee retention agreements dated March 1, 2006 with each of Dr. Negro-Vilar and Messrs. Maier and Broaddus. The agreements provide for certain retention or stay bonus payments in cash and/or stock options under specified circumstances as an additional incentive to remain employed in good standing with Ligand.

In December 2005 Ligand entered into an agreement with Mr. Mertes that provides for certain severance and retention or stay bonus payments under specified circumstances. If Mr. Mertes’ employment is involuntarily terminated as defined in the agreement, prior to December 31, 2006, Mr. Mertes is entitled to receive a payment equal to 12 months’ regular salary. Under the Decmeber 2005 agreement, if Mr. Mertes remains employed and available for work through December 31, 2006, he is entitled to receive a stay bonus of four months’ salary. Mr. Mertes may receive all or part of the stay bonus if he is involuntarily terminated in connection with a change of control on or before December 31, 2006. Subsequently, Ligand entered into a severance letter agreement with

Mr. Mertes in August 2006, which provides for payment of six months salary in the event that his employment is terminated without cause, including in the event that there is a change of control. The closing of the asset sale discussed in this proxy statement is not expected to trigger the severance payments under Mr. Mertes’s agreement. Additionally, Ligand entered into a severance and retention letter agreement with Mr. Mertes in October 2006 which provides, notwithstanding the provisions of the August 2006 agreement, that provided Mr. Mertes remains in good standing with Ligand through the final filing of the 2006 annual report on Form 10-K, he will be entitled to receive (i) the payout of his severance benefits under the December 2005 agreement mentioned above and (ii) the payout of any bonus due in accordance with Ligand’s 2006 executive bonus plan.

Ligand has entered into an agreement with each employee holding one or more outstanding options under the 2002 Plan, including each of the Named Executive Officers other than Mr. Robinson, pursuant to which such options will automatically vest on an accelerated basis in the event that such individual’s employment is terminated following:

•	an acquisition of Ligand by merger or asset sale or

•	a change in control of Ligand effected through a successful tender offer for more than 50% of Ligand’s outstanding common stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Completion of the asset sale will not cause the options held by these employees to vest or accelerate

Ligand has entered into severance agreements with each of the Named Executive Officers and the other executive officers other than Mr. Robinson pursuant to which such individuals will, in the event their employment is involuntarily terminated in connection with a change in control of Ligand, receive a severance benefit equal to one times the annual rate of base salary in effect for such officer at the time of involuntary termination plus one times the average of bonuses paid to such officer for services rendered in the two fiscal years immediately preceding the fiscal year of involuntary termination. If such events occurred, options held by the officers would be accelerated and their period of exercisability extended. The closing of the asset sale discussed in this proxy statement is not expected to trigger the severance payments under these severance agreements.

Following Mr. Robinson’s departure, and beginning in August 2006, Ligand agreed to pay Dr. Blissenbach $40,000 per month, subject to cancellation by either Dr. Blissenbach or Ligand upon 30 days’ notice, for his services as Chairman and Interim Chief Executive Officer. In addition, Dr. Blissenbach will be eligible to receive incentive compensation of up to $100,000, based upon his performance of certain objectives. Additionally, he received a special stock option grant to purchase 150,000 shares of Ligand’s common stock at an exercise price equal to the closing price of Ligand’s common stock on August 3, 2006, as reported on the Nasdaq Global Market. Fifty percent of these stock options will vest at the end of six months and the remaining fifty percent will vest at the end of one year, except that all options will vest upon the appointment of a new chief executive officer. Ligand will also reimburse Dr. Blissenbach for all reasonable expenses incurred in discharging his duties as interim chief executive officer, including, but not limited to commuting costs to San Diego and living and related costs during the time he spends in San Diego.

Compensation Committee Interlocks and Insider Participation

Relationships and Independence of the Compensation Committee Members

During fiscal 2005, the Compensation Committee was composed of Dr. Blissenbach and Mr. Groom. No member of the Compensation Committee was at any time during the 2005 fiscal year or at any other time an officer or employee of Ligand. No executive officer of Ligand served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of Ligand’s board of directors or Compensation Committee. On August 1, 2006, Dr. Alexander D. Cross replaced Dr. Blissenbach on the Compensation Committee due to Dr. Blissenbach’s appointment as Chairman and Interim Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of October 31, 2006, by:

•	all persons who are beneficial owners of 5% or more of our outstanding common stock;

•	each of our current directors, including our Chairman and Interim Chief Executive Officer, Dr. Blissenbach, our Named Executive Officers; and

•	all of our Named Executive Officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 100,234,830 shares of common stock outstanding on November 30, 2006. Shares of common stock underlying options and convertible notes includes options which are currently exercisable or will become exercisable and convertible notes which are currently convertible or will become convertible within 60 days after November 30, 2006, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 10275 Science Center Drive, San Diego, CA 92121.

		Shares Beneficially
		Owned via Options,
	Number of Shares	Warrants or	Percent of Class
Beneficial Owner	Beneficially Owned	Convertible Notes	Owned

David M. Knott(1)	8,463,557	—	8.44%
485 Underhill Blvd., Ste. 205
Syosset, NY 11791-3419
Daniel S. Loeb(2)	7,375,000	—	7.36%
Third Point LLC
390 Park Avenue
New York, NY 10022
OrbiMed Advisors LLC(3)	7,332,924	—	7.32%
767 Third Avenue, 30th Floor
New York, NY 10017
Farallon Capital Management, L.L.C.(5)	7,267,327	—	7.25%
One Maritime Plaza, Suite 1325
San Francisco, CA 94111
Glenview Capital Management LLC(4)	6,906,000	—	6.89%
399 Park Avenue, Floor 39
New York, NY 10022
JP Morgan Chase & Co.(6)	5,455,900	—	5.44%
270 Park Avenue
New York, NY 10017

Jason M. Aryeh(10)	1,631,518	—	1.63%
Henry F. Blissenbach(9)	93,123	88,123	*
Alexander D. Cross	120,373	81,888	*
John Groom	116,550	100,313	*
Irving S. Johnson	106,279	83,368	*
John W. Kozarich(8)	43,824	36,446	*
Daniel S. Loeb(2)(8)	7,397,378	20,000	7.38%
Carl C. Peck(8)	111,559	103,181	*
Jeffrey R. Perry(2)(8)	7,397,378	20,000	7.38%
Brigette Roberts, M.D.(2)(8)	7,397,378	20,000	7.38%
Michael A. Rocca(8)	86,475	74,799	*
David E. Robinson(11)	711,925	525,000	*
Andres F. Negro-Vilar	326,755	319,522	*

		Shares Beneficially
		Owned via Options,
	Number of Shares	Warrants or	Percent of Class
Beneficial Owner	Beneficially Owned	Convertible Notes	Owned

Paul V. Maier	300,264	215,313	*
Warner R. Broaddus	87,605	87,605	*
Tod G. Mertes	82,306	79,793	*
Directors and executive officers as a group (21 persons)(8)	11,857,216	2,445,343	11.55%

*	Less than 1%

(1)	Pursuant to a Schedule 13D/A filed November 29, 2006, which reported that David M. Knott and Dorset Management Corporation had sole voting power over 7,693,955 shares, shared voting power over 678,671 shares, sole dispositive power over 8,171,973 shares and shared dispositive power over 291,584 shares.

(2)	Pursuant to a Schedule 13D/A filed December 5, 2005, which reported that Daniel S. Loeb and Third Point LLC had shared voting and dispositive power over 7,375,000 shares and Third Point Offshore Fund, Ltd. had shared voting and dispositive power over 4,725,800 shares.

(3)	Pursuant to a Schedule 13G/A filed February 10, 2006, which reported that OrbiMed Advisors LLC had shared voting and shared dispositive power over 5,613,675 shares; OrbiMed Capital LLC had shared voting and shared dispositive power over 1,719,249 shares; and Samuel D. Isaly had shared voting and dispositive power over 7,332,924 shares.

(4)	Pursuant to a Schedule 13G/A filed on February 14, 2006, which reported that Glenview Capital Management, LLC, Glenview Capital GP, LLC, and Lawrence Robbins had shared voting and dispositive power over 6,906,000 shares and Glenview Capital Master Fund, LTD had shared voting and dispositive power over 3,980,843 shares.

(5)	Pursuant to a Schedule 13D filed September 18, 2006 by Farallon Capital Management, L.L.C. which reported that Noonday Asset Management, L.P., Noonday G.P. (U.S.), L.L.C., Noonday Capital, L.L.C., David I. Cohen, Saurabh K. Mittal, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly had shared voting and dispositive power over 7,267,327 shares; Farallon Partners, L.L.C., had shared voting and dispositive power over [4,187,416] shares; Farallon Capital Management, L.L.C., had shared voting and dispositive power over 3,079,911] shares; Farallon Capital Partners, L.P., had shared voting and dispositive power over 1,316,261 shares; Farallon Capital Institutional Partners, L.P., had shared voting and dispositive power over 1,234,108 shares; Farallon Capital Offshore Investors II, L.P., had shared voting and dispositive power over 1,228,175 shares; Farallon Capital Institutional Partners II, L.P., had shared voting and dispositive power over 172,723 shares; Farallon Capital Institutional Partners III, L.P., had shared voting and dispositive power over 138,811 shares, Tinicum Partners, L.P., had shared voting and dispositive power over 50,988 shares; Noonday Capital Partners, L.L.C., had shared voting and dispositive power over 28,500 shares; and RR Capital Partners, L.P., had shared voting and dispositive power over 17,850 shares.

(6)	Pursuant to a Schedule 13G filed February 10, 2006 by JP Morgan Chase & Co. which reported sole voting and dispositive power over 5,455,900 shares.

(7)	Pursuant to a Schedule 13G filed on March 10, 2006, which reported that Oz Management LLC and Daniel S Och had sole voting and dispositive power over 4,076,000 shares and Oz Master Fund, Ltd. had sole voting and dispositive power over 3,830,500 shares.

(8)	Includes restricted stock awards grants under the 2002 Option Plan. See “Director Compensation.”

(9)	On August 1, 2006, our board of directors appointed Dr. Blissenbach Chairman and Interim Executive Officer.

(10)	Includes 1,597,368 shares held by JALAA Equities, LP., of which Mr. Aryeh is the founder and general partner, 25,330 shares held by Mr. Aryeh’s spouse and 8,800 held in a family trust.

(11)	On July 31, 2006, Mr. Robinson resigned as director, Chairman, President and Chief Executive Officer.

PROPOSAL THREE:

ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve either proposal one or two, we may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve either proposal one or two. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the asset sale and adopt the asset purchase agreement. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval of the holders of a majority of the shares of common stock voting at the special meeting. Shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

SOLICITATION OF PROXIES

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of common stock.

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholder proposals for the Company’s next annual meeting may be included in the Company’s annual proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedure set forth in the bylaws of the Company, which requires notice to be delivered or mailed and received at the Company’s executive offices on or before the close of business on the twentieth calendar day following the earlier of the date on which (i) notice of the date of the annual meeting was mailed to stockholders or (ii) public disclosure of the date of the meeting was made to stockholders.

In addition, the proxy solicited by the Board of Directors for the next annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than a reasonable period of time prior to the mailing of proxy materials for such annual meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Ligand is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Ligand files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

ANNEX A

Asset Purchase Agreement

PURCHASE AGREEMENT

between

LIGAND PHARMACEUTICALS INCORPORATED

and

KING PHARMACEUTICALS, INC.

and

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

Dated as of September 6, 2006

i

ARTICLE I DEFINITIONS		A-1
1.1	Definitions	A-1
1.2	Other Definitional Provisions	A-10

ARTICLE II PURCHASE AND SALE		A-10
2.1	Transfer of Purchased Assets	A-10
2.2	Excluded Assets	A-10
2.3	Assumed Liabilities	A-11
2.4	Excluded Liabilities	A-11
2.5	Seller to Obtain Consent of Third Parties	A-11
2.6	Purchase Price	A-12
2.7	Purchase Price Allocation	A-12
2.8	Inventory Value Adjustments	A-12
2.9	Escrow	A-14
2.10	Risk of Loss	A-14

ARTICLE III CLOSING		A-14
3.1	Closing	A-14
3.2	Transactions at Closing	A-14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		A-15
4.1	Organization	A-15
4.2	Due Authorization	A-15
4.3	No Conflicts; Enforceability	A-15
4.4	Title; Assets	A-16
4.5	Intellectual Property	A-16
4.6	Litigation	A-17
4.7	Consents	A-17
4.8	Taxes	A-17
4.9	Employee Matters	A-17
4.10	Compliance with Laws	A-18
4.11	Regulatory Matters	A-18
4.12	Government Product Contracts; Liability for Cost and Pricing Data	A-18
4.13	Financial Statements	A-19
4.14	Warranties	A-19
4.15	Brokers, Etc.	A-19
4.16	Inventory and Equipment	A-19
4.17	Contracts	A-19
4.18	Product Liability; Distributors; Recalls	A-20
4.19	Product Treatments; Product Returns; Exporting and Manufacturing	A-20
4.20	Customers, Suppliers and Third Party Service Providers	A-20
4.21	Medical Information	A-20
4.22	Disclaimer	A-21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-21
5.1	Organization	A-21
5.2	Due Authorization	A-21
5.3	No Conflicts; Enforceability	A-21
5.4	Litigation	A-21
5.5	Consents	A-21
5.6	Financing	A-22
5.7	Brokers, Etc.	A-22

ARTICLE VI COVENANTS PRIOR TO CLOSING		A-22
6.1	Access to Information; Reporting; Correspondence and Notices	A-22
6.2	Conduct of the Product Line Business	A-22
6.3	Inventory	A-23
6.4	Required Approvals and Consents	A-23
6.5	HSR Act	A-24
6.6	Proxy Statement; Seller Stockholders’ Meeting	A-24
6.7	No Negotiation	A-25
6.8	Notifications	A-26
6.9	Product Packaging	A-26
6.10	Further Assurances; Further Documents	A-26

ARTICLE VII CONDITIONS TO CLOSING		A-26
7.1	Conditions Precedent to Obligations of Purchaser and Seller	A-26
7.2	Conditions Precedent to Purchaser’s Obligations	A-27
7.3	Conditions Precedent to Seller’s Obligations	A-27

ARTICLE VIII ADDITIONAL COVENANTS		A-28
8.1	Confidentiality; Publicity	A-28
8.2	Availability of Records	A-28
8.3	Notification of Customers	A-28
8.4	Product Returns, Rebates and Chargebacks	A-29
8.5	Accounts Receivable	A-31
8.6	Regulatory Matters	A-31
8.7	Website Information	A-32
8.8	Tax Matters	A-32
8.9	Government Product Contracts	A-32
8.10	Insurance	A-32
8.11	Product Promotion	A-32
8.12	Advisory Fees, etc.	A-33

ARTICLE IX EMPLOYEE MATTERS		A-33
9.1	Employee Offers	A-33
9.2	Benefits	A-34
9.3	WARN Act	A-34
9.4	Employee Information	A-34

ARTICLE X INDEMNIFICATION		A-34
10.1	Indemnification by Seller	A-34
10.2	Indemnification by Purchaser	A-35
10.3	Procedures	A-35
10.4	Certain Limitations on Indemnification Obligations	A-36
10.5	Set-Off	A-36
10.6	Survival	A-36

ARTICLE XI TERMINATION AND SURVIVAL		A-36
11.1	Termination	A-36
11.2	Procedure and Effect of Termination	A-37

ARTICLE XII MISCELLANEOUS		A-38
12.1	Assignment; Binding Effect	A-38
12.2	Expenses	A-38
12.3	Notices	A-38
12.4	Severability	A-39
12.5	Entire Agreement	A-39
12.6	No Third Party Beneficiaries	A-39
12.7	Waiver	A-39
12.8	Governing Law; Jurisdiction	A-39
12.9	Injunctive Relief	A-39
12.10	Headings	A-40
12.11	Counterparts	A-40
12.12	Schedules	A-40
12.13	Construction	A-40

LIST OF EXHIBITS

Exhibit A	—	Form of Assignment of Product Intellectual Property
Exhibit B	—	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	—	Form of Product License and Supply Agreement Assignment
Exhibit D	—	Form of Second Source Supply Agreement Assignment
Exhibit E	—	Form of Termination and Return of Rights Agreement Assignment
Exhibit F	—	Form of Technical Agreement Avinza® Assignment
Exhibit G	—	Form of Quality Agreement for Avinza® Assignment
Exhibit H	—	Form of Transition Services Agreement
Exhibit I	—	Form of Contract Sales Force Agreement
Exhibit J	—	Form of Escrow Agreement
Exhibit K	—	Form(s) of Consents to Assignment
Exhibit L	—	Product License and Supply Agreement
Exhibit M	—	Second Source Supply Agreement
Exhibit N	—	Termination and Return of Rights Agreement
Exhibit O	—	Technical Agreement Avinza®
Exhibit P	—	Quality Agreement for Avinza®

LIST OF SCHEDULES

Schedule 1.1(a)	—	Applicable Permits
Schedule 1.1(b)	—	Pre-Existing Assigned Contracts
Schedule 1.1(c)	—	Inventory
Schedule 1.1(d)	—	Knowledge
Schedule 1.1(e)	—	Product Domain Names
Schedule 1.1(f)	—	Product Equipment
Schedule 1.1(g)	—	Product Marks
Schedule 1.1(h)	—	Product Trade Dress
Schedule 1.1(i)	—	Promotional Materials
Schedule 1.1(j)	—	Registrations
Schedule 1.1(k)	—	Product Patent Rights
Schedule 2.3	—	Assumed Liabilities
Schedule 2.5	—	Assigned Contracts — Third Party Consents
Schedule 2.6	—	Royalties
Schedule 2.7	—	Allocation Schedule
Schedule 2.8(b)	—	Inventory Value Adjustments
Schedule 3.2(a)(iv)	—	Seller FDA Letter
Schedule 3.2(b)(iv)	—	Purchaser FDA Letter
Schedule 6.2	—	Conduct of the Product Line Business
Schedule 8.4(a)	—	Product Returns
Schedule 8.4(b)	—	Best Price; AMP
Schedule 8.4(c)	—	Commercial Rebate Agreements
Schedule 9.1(a) (1)	—	Product Employees
Schedule 9.1(a) (2)	—	Severance Pay Policy

v

SELLER DISCLOSURE SCHEDULE

Schedule 4.3	—	No Conflicts
Schedule 4.4	—	Title; Assets
Schedule 4.5	—	Intellectual Property
Schedule 4.6	—	Litigation
Schedule 4.7	—	Consents
Schedule 4.8	—	Taxes
Schedule 4.9	—	Plans and Material Documents
Schedule 4.9(g)	—	Product Employee Actions
Schedule 4.10	—	Compliance with Laws
Schedule 4.11	—	Regulatory Matters
Schedule 4.14	—	Warranties
Schedule 4.17(a)	—	Product Line Business Contracts
Schedule 4.17(b)	—	Contract Deficiencies
Schedule 4.18	—	Product Liability; Distributors; Recalls
Schedule 4.19	—	Product Treatments; Product Returns; Exporting and Manufacturing

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2006 (the “Execution Date”), is entered into by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation, and all of its successors and assigns (“Seller”), King Pharmaceuticals, Inc., a Tennessee corporation (“King”), and King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly owned subsidiary of King (“King R&D”, and together with King, “Purchaser”). Each of Seller and Purchaser is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” All capitalized terms used herein shall have the meanings specified in Article I below or elsewhere in this Agreement, as applicable.

INTRODUCTION

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer all of its rights in and to the Purchased Assets, including without limitation all of Seller’s rights related to the Distribution (as such capitalized terms are defined below) of the Product in the Territory, (collectively, the “Product Line Business”) to Purchaser; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets and transfer the Assumed Liabilities to Purchaser (as such capitalized terms are defined below), and Purchaser wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Definitions

Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following terms shall have the meanings set forth below for purposes of this Agreement:

“Accountants” means an accounting firm of national reputation with pharmaceutical experience (excluding each of Seller’s and Purchaser’s respective regular outside accounting firms) as may be mutually acceptable to the Parties; provided, however, if the Parties are unable to agree on such accounting firm within ten (10) days or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Purchaser a list of three (3) other accounting firms of national reputation, and Purchaser shall select one of such three (3) accounting firms.

“Accounts Receivable” has the meaning set forth in Section 2.2(b).

“Acquisition Proposal” means an unsolicited proposal from a third party relating to any transaction involving, in whole or in part, directly or indirectly, the Product or Product Line Business, including an acquisition of more than 25% of the common stock, par value, $.001, of Seller.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder.

“Action” means any claim, action, suit, arbitration, complaint, inquiry, audit, proceeding or investigation, in each case by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.7(a).

“AMP” has the meaning set forth in Section 8.4(b)(i).

“Applicable Permits” means, to the extent transferable under applicable Law, the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller that relate primarily or exclusively to the Product or the Product Line Business set forth on Schedule 1.1(a)(i) hereto.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

“Assigned Contracts” means the Pre-Existing Assigned Contracts and the Permitted Contract(s), and excluding for all purposes, the Commercial Rebate Agreements.

“Assignment of Product Intellectual Property” means the Assignment of Product Intellectual Property, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 10.4.

“Best Price” has the meaning set forth in Section 8.4(b)(v).

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

“Cardinal” means Cardinal Health PTS, LLC.

“Closing” means the closing of the purchase and sale of the Purchased Assets, and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Rebate Agreements” has the meaning set forth in Section 8.4(c).

“Confidentiality Agreement” means (a) that certain Confidentiality Agreement, dated as of December 28, 2005, between Seller and King, as amended by that certain letter agreement, dated as of May 11, 2006, by and between Seller and King, and (b) that certain Confidentiality Agreement, dated as of August 15, 2006, between Seller and King.

“Consents to the Assignments” shall mean the written consent of each of the third parties identified on Schedule 2.5 to the assignment of the Contracts set forth on such schedule, in each case in the applicable form(s) which shall be mutually agreed by the Parties and then attached hereto as Exhibit K.

“Contracts” means any and all binding written commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements.

“Control” or “Controlled by” means, with respect to Intellectual Property, the ability of a Party (collectively with its Affiliate(s)), whether by ownership, license or otherwise, to grant a license or sublicense.

“Convertible Notes” means all outstanding 6% Convertible Subordinated Notes due 2007, the outstanding aggregate principal amount of which, as of June 30, 2006, was $128,150,000.

“Distribution” means activities related to the distribution, marketing, promoting, offering for sale and selling of the Product, including advertising, detailing, educating, planning, promoting, conducting reporting, packaging, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“Effective Time” has the meaning set forth in Section 3.1.

“Elan” means Elan Corporation, plc.

“Encumbrance” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.9.

“Escrow Agent” means Wells Fargo Bank, National Association, or such other party as may be mutually agreed by the Parties.

“Escrow Agreement” means the escrow agreement to be entered into at the Effective Time by and among Purchaser, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit J, pursuant to which the Escrow Amount and the Retail Escrow Amount shall be held and disbursed.

“Escrow Amount” has the meaning set forth in Section 2.9.

“Excess Wholesale Inventory Value” has the meaning set forth in Schedule 2.8(b).

“Exchange” means the Nasdaq Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means all of Seller’s Assets, whether or not relating to the Product or the Product Line Business, other than the Purchased Assets.

“Excluded Intellectual Property” means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the Seller Brands), other than the Product Intellectual Property.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” means the date set forth in the Preamble of this Agreement.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Final Allocation” has the meaning set forth in Section 2.7(b).

“FSS” has the meaning set forth in Section 8.4(b)(iv).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Government Product Contracts” means all Contracts to which Seller is a party and pursuant to which Seller sells the Product to a Governmental Authority either singly or together with other pharmaceutical products of Seller.

“Government Rebates” has the meaning set forth in Section 8.4(b)(i).

“Hired Employees” has the meaning set forth in Section 9.1(a).

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICS” means Integrated Commercialization Solutions, Inc.

“ICS Agreement” means the Commercial Outsourcing Services Agreement entered into March 1, 2002 by and between ICS and Seller, as amended by: Amendment No. 1 to Ligand Service Agreement dated September 4, 2003, Amendment No. 2 to Ligand Service Agreement dated September 28, 2004, Amendment to Commercial Outsourcing Services Agreement dated July 22, 2004, Fourth Amendment to Commercial Outsourcing Services Agreement dated January 24, 2005, and Fifth Amendment to Commercial Outsourcing Services Agreement dated April 29, 2005.

“IND” means Investigational New Drug Application No. 61,328.

“Intellectual Property” means intellectual property rights, including Trademarks, copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, domain names, web sites, know-how, confidential information, trade secrets, and similar proprietary rights in inventions, discoveries, analytic models, improvements, products, systems, processes, techniques, devices, methods, patterns, formulations and specifications.

“Inventory” means all inventories of the finished Product (and all rights thereto) and active pharmaceutical ingredient of the Product as described on Schedule 1.1(c) hereto, which schedule shall describe the Inventory quantities by SKU and shall be updated at Closing.

“IRS” means the Internal Revenue Service of the United States.

“King Purchased Assets” means, collectively, all right, title and interest of Seller in and to the Assigned Contracts, Inventory, Promotional Materials, Product Equipment, Product Records, and all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff relating to any of the foregoing.

“King R&D Purchased Assets” means, collectively, all right, title and interest of Seller in and to the Product and Product Line Business other than the King Purchased Assets and the Excluded Assets, including without limitation, the Registrations, Applicable Permits, all regulatory files (including correspondence with regulatory authorities) relating to the Applicable Permits (provided that Seller may maintain a copy of such files for purposes of fulfilling its ongoing obligations relating to the Product), any intangible rights in and to the Product Records, the Product Intellectual Property, and all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff relating to any of the foregoing.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(d) hereto.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority specifically with respect to Seller or the Product.

“Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.

“LOI” means, if executed by the Parties, a letter of intent regarding the Transactions.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Mallinckrodt” means Mallinckrodt, Inc.

“Mallinckrodt Agreement” means the letter agreement between Mallinckrodt and Seller dated May 26, 2005.

“Material Adverse Effect” means any change or effect that is materially adverse to the Product Line Business taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates, (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, and (c) any circumstance, change or effect that results from any action taken at the request of Purchaser (other than as Seller is required to perform under this Agreement).

“NDA(s)” means the new drug application covering the Product (NDA No. 21-260), including any supplements, amendments or modifications thereto, or divisions thereof, including all correspondence under NDA No. 21-260 between the FDA and Seller, in each case submitted to or required by the FDA prior to the Effective Time.

“NDC” means the “National Drug Code”, which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.

“Net Sales” has the meaning set forth in Schedule 2.6.

“Non-FAMP” has the meaning set forth in 38 U.S.C. § 8126 (h)(5).

“Notice of Objection” has the meaning set forth in Section 2.8(d).

“Organon” means Organon Pharmaceuticals USA Inc.

“Other Agreements” means, collectively, the Assignment of Product Intellectual Property, the Bill of Sale and Assignment and Assumption Agreement, the Product License and Supply Agreement Assignment, the Second Source Supply Agreement Assignment, the Termination and Return of Rights Agreement Assignment, the Technical Agreement Avinza® Assignment, the Quality Agreement for Avinza® Assignment, the Transition Services Agreement and the Escrow Agreement.

“Outside Date” has the meaning set forth in Section 11.1(a)(ii).

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Patents” means United States and non-United States patents, patent applications, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide, and any and all right, title and interest related to any of the foregoing, including without limitation all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing as well as supplementary protection certificates for medicinal products provided under Council Regulation (EEC) No. 1768/92 of June 18, 1992, and their equivalents.

“PDE” shall mean a primary detail equivalent and be defined as equivalent to any of the following: (a) one P1 Detail; (b) two P2 Details; or (c) five P3 Details. Product Calls other than P1 Details, P2 Details and P3 Details shall have no effect on any calculation of PDEs. A “P1 Detail” is a Product Call where the Product is presented in the first position. A “P2 Detail” is a Product Call where the Product is presented in the second position. A “P3 Detail” is a Product Call where the Product is presented in the third position.

“PDM Act” means the Prescription Drug Marketing Act of 1987, as amended.

“Permitted Contract(s)” means any Contracts, including purchase orders, which relate to the Product or the Product Line Business and which are entered into by Seller after the Execution Date, which Contracts involve payment by Seller of no more than $25,000 or extend for a term no longer than ninety (90) days from the Closing Date, and which are not otherwise material.

“Permitted Encumbrances” means (a) statutory liens for current Taxes of Seller not yet due and payable or (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“Plan” means any employment, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, retention or other contracts or agreements, or other program, policy or arrangement.

“Pre-Existing Assigned Contracts” means those Contracts, including purchase orders, related primarily or exclusively to the Product and the Product Line Business which are identified on Schedule 1.1(b) hereto; provided that with respect to each of Seller’s contracts with ICS or Stericycle (formerly Universal Solutions International Inc.), in the event Purchaser shall have entered into its own contracts with such parties regarding Purchaser’s conduct of the Product Line Business prior to Closing, then such Seller’s contracts with ICS or Stericycle (formerly Universal Solutions International Inc.) shall not be included as PRE-EXISTING ASSIGNED CONTRACTS AND SHALL NOT BE ASSIGNED TO OR ASSUMED BY PURCHASER AS PART OF THE TRANSACTIONS.

“Prescribers” shall mean healthcare institutions, hospitals, outpatient surgery centers and clinics, as well as individual office-based primary care physicians (i.e., internists, family practitioners and general practitioners), other specialists, health care professionals or para-professionals legally authorized to write prescriptions for pharmaceutical products located in the Territory pursuant to applicable Law.

“Product” means, the 30 mg, 60 mg, 90 mg and 120 mg finished dosage strengths of the once-daily oral dosage microparticulate formulation developed by Elan containing the active drug substance morphine and its salts as its primary active ingredient currently marketed by Seller as Avinza®, and such other dosage strengths thereof, any reformulations or derivations of the same (whether or not utilizing the Product Patent Rights) and any other product sold or distributed under the Product Marks.

“Product Call” shall mean an in person, face-to-face contact by a sales Representative with a Prescriber in the Territory during which time the promotional message involving the Product is presented in the first, second or third position.

“Product Copyrights” means any and all copyrights owned, licensed, Controlled or otherwise utilized by Seller primarily or exclusively related to the Product Line Business, Product Trade Dress, Product Mark(s), and/or Promotional Materials.

“Product Domain Names” means the domain names and web sites (including source code and layout) owned, licensed, Controlled or otherwise utilized by Seller which primarily or exclusively utilize the Product Mark(s) as identified on Schedule 1.1(e) hereto.

“Product Employee” means those employees set forth on Schedule 9.1(a)(1) hereto.

“Product Equipment” means the manufacturing tools and test equipment owned by Seller and used primarily or exclusively to manufacture the Product identified on Schedule 1.1(f) hereto.

“Product Intellectual Property” means the Product Patent Rights, Product Copyrights, Product Know-How, Product Marks, and Product Trade Dress, in each case relating to the Territory, and the Product Domain Names worldwide.

“Product Inventory Data” has the meaning set forth in Section 6.1.

“Product Know-How” means as owned, licensed or Controlled by Seller and primarily or exclusively related to the Product Line Business or Product, the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, systems, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a Patent.

“Product License and Supply Agreement” means the Amended and Restated License and Supply Agreement, dated as of November 12, 2002, by and between Seller, Elan and Elan Management Limited, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as Exhibit L.

“Product License and Supply Agreement Assignment” means the Assignment and Assumption of Contract with respect to the Product License and Supply Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit C.

“Product Line Business” has the meaning set forth in the first Recital to this Agreement.

“Product Mark(s)” means the Trademark “Avinza®” and/or such other Trademark(s) as registered with the PTO or other equivalent Governmental Authority, which are owned, licensed, Controlled or otherwise utilized by Seller and/or its Affiliates in the Territory to identify the Product in the Territory which are identified on Schedule 1.1(g) hereto, including without limitation, any and all right, title and interest of Seller in and to such Trademarks outside the Territory (if and to the extent Seller has any such rights, title or interests).

“Product Patent Rights” means the Patents licensed by Seller pursuant to the Product License and Supply Agreement, which are identified on Schedule 1.1(k) hereto.

“Product Records” means, in whatever medium (e.g., audio, visual, print or electronic) relating to the Product or the Product Line Business: (a) any and all data and correspondence supporting and/or utilized or made in connection with obtaining and/or maintaining any of the Registrations and/or the drug master file for the Product, (b) raw and/or analysis data for pivotal trials and integrated summaries (ISE/ISS) and all bio-analytical data in SAS transport, PC SAS Version 6.06, or above, or other agreed format, (c) all clinical data (phase I — IV), (d) all data from ongoing development of the compound utilized in the Product (including marketing studies), (e) programs (analysis, reports and supporting documentation) for trials for which data is provided, (f) copies of SAS libraries (with non-exclusive rights to use same) from Seller’s analysis programs relating to the Product, and (g) all books and records owned by Seller relating to the Product (which shall be copies to the extent not exclusive to the Product), including copies of all customer and supplier lists, account lists, call data, sales history, call notes, research data, marketing studies, consultant reports, physician databases, and correspondence (including invoices) with respect to the Product, and all complaint files and adverse event reports and files, and (h) copies of all data and information in the possession of Seller relating to the activities of Organon and/or IHS or other entity providing support services to Seller which relate to the Product, including for commercial rebates, discounts, administrative fees, chargebacks and/or Government Rebates; provided, however, that (i) in each case, Seller may exclude any Excluded Intellectual Property contained therein, (ii) Seller may retain: (A) a copy of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes other than the conduct of any business competitive with the Product or the Product Line Business, (B) a copy of all such books and records which relate to the Excluded Assets, and (C) all books, documents, records and files (1) prepared in connection with the Transactions, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Product Line Business, or (2) maintained by Seller and/or its Representatives, agents or licensees in connection with their respective Tax, legal, regulatory or reporting requirements other than those relating to the Product or the Product Line Business, (iii) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded except to the extent relating to the Product or the Product Line Business, and (iv) Seller shall be entitled to redact from any such books and records any information that does not relate to the Product or Product Line Business.

“Product Trade Dress” means the trade dress, package designs, product inserts, labels, logos and associated artwork owned by, licensed to or otherwise held by Seller and used primarily or exclusively in connection with the Product, Product Line Business or the packaging therefor, including without limitation that which is identified on Schedule 1.1(h) hereto, but specifically excluding all Seller Brands used thereon other than the Product Marks.

“Promotional Materials” means the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays) and videos, including materials containing post-marketing clinical data, if any, used primarily or exclusively for the commercialization of the Product in the Territory by Seller (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) identified on Schedule 1.1(i) hereto.

“Proxy Statement” has the meaning set forth in Section 6.6(a).

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchase Price Bank Account” means a bank account in the United States to be designated by Seller in a written notice to Purchaser at least three (3) Business Days before the Closing.

“Purchased Assets” means, together, the King Purchased Assets and the King R&D Purchased Assets.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Quality Agreement for Avinza®” means the Quality Agreement for Avinza® dated April 10, 2006, by and between Seller and Cardinal, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as Exhibit P.

“Quality Agreement for Avinza® Assignment” means the Assignment and Assumption of Contract with respect to the Quality Agreement for Avinza®, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit G.

“Rebate Tail Period” has the meaning set forth in Section 8.4(b)(i).

“Registrations” means the regulatory approvals, authorizations, licenses, applications, rights of reference, permits, INDs, NDAs and other permissions held by Seller relating primarily or exclusively to the Product in the Territory and/or Product Line Business issued by Governmental Authorities in the Territory to Seller as set forth on Schedule 1.1(j) hereto.

“Representatives” means, with respect to any Person, the directors, managers, employees, independent contractors, agents or consultants of such Person.

“Required Seller Stockholders” means the approval of the holders of a majority of the outstanding shares of Seller’s common stock.

“Retail Escrow Account” has the meaning set forth in Section 2.8(c)(ii).

“Retail Escrow Amount” has the meaning set forth in Section 2.8(c)(ii).

“Retail Inventory Value Difference” has the meaning set forth in Schedule 2.8(b).

“Retail Inventory Value Statement” has the meaning set forth in Section 2.8(d).

“Retail Target” has the meaning set forth in Schedule 2.8(b).

“Royalties” has the meaning set forth in Schedule 2.6.

“Royalty Term” means that period of time (a) beginning on later of January 1, 2007 and the Closing Date, and (b) ending on November 25, 2017.

“SEC” means the United States Securities and Exchange Commission.

“Second Source Supply Agreement” means that certain Manufacturing and Packaging Agreement, dated as of February 13, 2004, between Seller and Cardinal, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as Exhibit M.

“Second Source Supply Agreement Assignment” means the Assignment and Assumption of Contract with respect to the Second Source Supply Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit D.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Brands” means all Trademarks, housemarks, tradenames, and trade dress owned, licensed, Controlled or used by Seller, whether or not registered, including the name “Ligand”, other than the Product Marks.

“Seller Disclosure Schedule” means the disclosure schedules delivered by Seller to Purchaser in connection with this Agreement (it being expressly agreed that disclosure of any item or matter under any Section or subsection in such Seller Disclosure Schedule, or in attachments thereto, and documents referred to therein, shall be deemed disclosure for all purposes of Article IV).

“Seller Plan” means all Plans under which any current or former Product Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or as to which Seller or any of its ERISA Affiliates has any Liability.

“Seller Recommendation” means the recommendation of the board of directors of Seller that the board of directors of Seller has determined that the Transactions are fair to and in the best interests of Seller’s stockholders.

“Seller Stockholders’ Meeting” has the meaning set forth in Section 6.6(c).

“Seller’s SEC Filings” means all forms, reports and other documents required to be filed by Seller under the Securities Act or Exchange Act, as the case may be since and including January 1, 2004.

“SKU” means stock keeping unit.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

“Superior Proposal” means an Acquisition Proposal, which (a) in the good faith judgment of the board of directors of Seller (after considering the advice of its financial advisors and outside legal counsel) would if consummated result in a transaction that (i) if for the Product, is more favorable to Seller than the Transactions, or (ii) if for equity interests in Seller or substantially all of the Assets of Seller, including the Product, is more favorable, taken as a whole, to Seller’s stockholders than the Transactions, and the board of directors of Seller intends to terminate this Agreement in connection with such determination, or (b) does not require termination of this Agreement or any of the Other Agreements as a condition to consummation of such Acquisition Proposal.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any Liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Technical Agreement Avinza®” means the Technical Agreement Avinza® dated June 10, 2003, by and between Seller and Elan Holdings, Incorporated, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as Exhibit O.

“Technical Agreement Avinza® Assignment” means the Assignment and Assumption of Contract with respect to the Technical Agreement Avinza®, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit F.

“Termination and Return of Rights Agreement” means the Termination and Return of Rights Agreement, dated as of January 1, 2006, by and between Seller and Organon USA Inc., as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as Exhibit N.

“Termination and Return of Rights Agreement Assignment” means the Assignment and Assumption of Contract with respect to the Termination and Return of Rights Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit E.

“Termination Fee” has the meaning set forth in Section 11.2(b).

“Territory” means the United States of America and its territories and Canada.

“Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, between Seller and Purchaser, in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit H.

“Wholesale Target” has the meaning set forth in and calculated pursuant to Schedule 2.8(b)(i).

1.2  Other Definitional Provisions.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.

(d) Words of one gender include the other gender.

(e) References to a Person are also to its successors and permitted assigns.

(f) The term “dollars” and “$” means United States dollars.

(g) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

ARTICLE II

Purchase and Sale

2.1  Transfer of Purchased Assets.  At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price, Seller will sell, convey, transfer, assign and deliver to King, and King will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the King Purchased Assets, and Seller will sell, convey, transfer, assign and deliver to King R&D, and King R&D will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the King R&D Purchased Assets.

2.2  Excluded Assets.  The Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering or assigning any rights whatsoever to the Excluded Assets to Purchaser, and Purchaser is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from Seller. Without limiting the foregoing:

(a) Purchaser expressly acknowledges it is not acquiring any rights whatsoever to the Excluded Intellectual Property, including the Seller Brands thereof and any other logos or Trademarks of Seller not included in the Product Intellectual Property, and

(b) Purchaser expressly acknowledges it is not acquiring any rights whatsoever to any accounts receivable (including any payments received with respect thereto on or after the Closing, unpaid interest accrued on any such accounts receivable and any security or collateral related thereto) arising from sales of the Product on or prior to the Closing Date (collectively, the “Accounts Receivable”).

2.3  Assumed Liabilities.  As of the Effective Time, Purchaser shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) any Liability arising after the Effective Time under any Assigned Contract; provided that, for the avoidance of doubt, to the extent Seller has not made all or any portion of the Forty Seven Million Seven Hundred Fifty Thousand Dollar ($47,750,000) early termination payment to be made pursuant to Section 3(c) of the Termination and Return of Rights Agreement prior to the Effective Time, any and all such unpaid amounts (excluding any penalty amounts, interest or other amounts due thereon for Seller’s failure to pay such amounts prior to the Effective Time) shall constitute an Assumed Liability;

(b) any Liability in respect of Hired Employees arising after Purchaser’s employment of Hired Employees, except to the extent that the same constitute Excluded Liabilities or as otherwise provided in Article IX to be retained by Seller; and

(c) any other Liability, if any, specifically and to the extent set forth on Schedule 2.3 hereto.

For avoidance of doubt, nothing in this Section 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Purchaser as they may occur and/or exist after the Effective Time solely by virtue of Purchaser’s ownership of the Purchased Assets or operation of the Product Line Business, but rather, this Section 2.3 is solely intended to identify and provide for the assumption by Purchaser of those Liabilities of Seller that are specifically assumed by Purchaser hereunder and which, but for such assumption, would remain Liabilities of Seller.

2.4  Excluded Liabilities.  Seller shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for (i) any Liability of Seller for Taxes (except as otherwise provided in Section 8.8(a) with respect to Transfer Taxes), (ii) any penalties or interest resulting from failure to timely pay amounts due under any Assigned Contracts to the extent relating to any time prior to the Effective Time, and (iii) any and all Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”).

2.5  Seller to Obtain Consent of Third Parties.  On the Closing Date, Seller shall assign to Purchaser, and Purchaser will assume, the Assigned Contracts (to the extent provided in this Agreement), in each case to the extent permitted by, and in accordance with, applicable Law. Seller shall, at its sole cost and expense, use commercially reasonable efforts to obtain the consent of any third party (in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit K) required under any Assigned Contract to the assignment by Seller to Purchaser of the applicable Assigned Contract. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Effective Time, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract. In order, however, to provide Purchaser the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence as soon as practicable after the Effective Time, Seller shall, at its sole cost and expense, after the Closing, use commercially reasonable efforts to obtain those consents from any Persons (in the form which shall be mutually agreed by the Parties and then attached hereto as Exhibit K) not obtained prior to the Effective Time necessary to effectuate the assignment of any Assigned Contracts. Purchaser shall reasonably cooperate with Seller at Purchaser’s sole cost and expense in connection with such undertaking of Seller and Seller shall keep Purchaser fully informed in a timely manner as to all developments regarding the same, including promptly providing Purchaser with copies of all material correspondence, drafts and other material communications regarding same.

Notwithstanding the foregoing prior to Closing Purchaser shall use its best efforts to enter into its own contracts with ICS and Stericycle (formerly Universal Solutions International Inc.) regarding Purchaser’s conduct of the Product Line Business following Closing.

2.6  Purchase Price.  In addition to any other amounts due hereunder (including, without limitation, the Royalties to be paid in accordance with Schedule 2.6), in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets under Article II, Purchaser shall, upon the Closing, assume the Assumed Liabilities and subject to the terms and conditions hereof pay to Seller, by wire transfer of immediately available funds directly to an account designated by Seller, the aggregate of the following amounts, subject to the adjustments set forth in Section 2.8 (as adjusted, the “Purchase Price”):

(a) Two Hundred Sixty-Five Million Dollars ($265,000,000); plus

(b) to the extent paid to Organon by Seller prior to Closing, reimbursement for up to Forty Seven Million Seven Hundred Fifty Thousand Dollars ($47,750,000) in early termination payments made pursuant to Section 3(c) of the Termination and Return of Rights Agreement.

Payment of the Purchase Price at Closing shall be subject to reduction for any amounts required to be withheld in escrow pursuant to Section 2.8, Section 2.9 and any other credits due to Purchaser under the terms of this Agreement.

2.7  Purchase Price Allocation.

(a) Subject to the adjustments described in Section 2.8, any payments or other amounts that are required to be treated as part of the Purchase Price for federal income tax purposes shall be allocated among the Purchased Assets as set forth on Schedule 2.7 (the “Allocation Schedule”).

(b) Within fifteen (15) days after the final determination of the Retail Inventory Value Statement pursuant to Section 2.8, Purchaser shall prepare and deliver to Seller, an amended Allocation Schedule (the “Final Allocation”) that reflects the Retail Inventory Value Statement and any resulting adjustments in the allocation of the payments or other amounts treated under the Allocation Schedule pursuant to Section 2.7(a).

(c) The Allocation Schedule and Final Allocation shall each be prepared based on independent third party valuation and in accordance with GAAP. In accordance with Section 1060 of the Code and the Treasury Regulations thereunder, Purchaser and Seller agree, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, to be bound by the Final Allocation, to file all Tax Returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594, each of which IRS Form 8594 shall be prepared by Purchaser and provided to Seller) in accordance with the Final Allocation, and not to take any position inconsistent with the Final Allocation in the course of any audit, examination, other administrative or judicial proceeding.

2.8  Inventory Value Adjustments.

(a) On the Closing Date, Seller shall provide Purchaser with a report based on Product Inventory Data provided by Seller in accordance with this Agreement setting forth (i) the calculated amounts for each of the items enumerated on Schedule 2.8(b) together with all supporting data used to calculate same, (ii) whether, and the extent to which, the Wholesale Target and the Retail Target have been met, and (iii) Seller’s out-of-pocket cost (without markup) paid as purchase price to Elan and/or Cardinal between the Execution Date and the Effective Time for finished Product. The foregoing report shall be accompanied by a written certification of the CFO of Seller as to the good faith completeness and accuracy of such report.

(b) If, at Closing, the Wholesale Target (as adjusted to allow Seller a credit against the Wholesale Target for Seller’s out-of-pocket cost (without markup) paid as purchase price to Elan and/or Cardinal between the Execution Date and the Effective Time for the finished Product) has not been achieved, the Purchase Price shall be adjusted downward by the Excess Wholesale Inventory Value.

(c) If, at Closing, the Retail Target has not been achieved, then for each One Dollar ($1.00) of Retail Inventory Value Difference up to and including Ten Million Dollars ($10,000,000), the Purchase Price shall be adjusted downward by One Dollar ($1.00), and in addition:

(i) if Retail Inventory Value Difference is greater than Ten Million Dollars ($10,000,000), then for each One Dollar ($1.00) of Retail Inventory Value Difference in excess of Ten Million Dollars ($10,000,000), the Purchase Price shall be adjusted downward by Fifty Cents ($0.50); or

(ii) if Retail Inventory Value Difference is less than Ten Million Dollars ($10,000,000), then the difference between Retail Inventory Value Difference and Ten Million Dollars ($10,000,000) (the “Retail Escrow Amount”) shall be withheld from Purchase Price paid at Closing and delivered to the Escrow Agent for deposit into a separate escrow account (the “Retail Escrow Account”), and held pursuant to the provisions of the Escrow Agreement.

(d) As promptly as practicable, but in any event not later than thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement calculating the Retail Inventory Value Difference (the “Retail Inventory Value Statement”). During the thirty (30) day period immediately following Seller’s receipt of the Retail Inventory Value Statement, Seller and Purchaser shall each review the Product Inventory Data to evaluate the Retail Inventory Value Statement. The Retail Inventory Value Statement shall become final and binding upon Purchaser and Seller at the end of such thirty (30) day period, unless Seller objects to the Retail Inventory Value Statement, in which case it shall send written notice (the “Notice of Objection”) to Purchaser within such period, setting forth in specific detail the basis for its objection and Seller’s proposal for any adjustments to the Retail Inventory Value Statement. If a timely Notice of Objection is received by Purchaser, then the Retail Inventory Value Statement shall become final and binding (except as provided below with respect to resolution of disputes) on Seller and Purchaser on the first to occur of (i) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Objection, or (ii) the date all matters in dispute are finally resolved in writing by the Accountants, in each case as provided below. Seller and Purchaser shall seek in good faith to reach agreement with respect to any such proposed adjustment or that no such adjustment is necessary within twenty (20) days following Purchaser’s receipt of the Notice of Objection. If agreement is reached in writing within such twenty (20) day period as to all proposed adjustments, or that no adjustments are necessary, Purchaser shall revise the Retail Inventory Value Statement accordingly. If Seller and Purchaser are unable to reach agreement within twenty (20) days following receipt of the Notice of Objection, then the Accountants shall be engaged at that time to review the Retail Inventory Value Statement, and shall make a determination as to the resolution of any adjustments. The determination of the Accountants shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser and Purchaser shall revise the Retail Inventory Value Statement accordingly. The Parties agree that judgment may be entered on such determination in any court having jurisdiction. Seller, on the one hand, and Purchaser, on the other hand, shall each pay one-half of the cost of the Accountants.

(e) Within three (3) Business Days after the date on which the Retail Inventory Value Statement becomes final and binding on Seller and Purchaser pursuant to Section 2.8(d), then:

(i) To the extent the Retail Inventory Value Statement (as final and binding on the Parties in accordance with Section 2.8(d)) provides that Seller owes a payment to Purchaser, Seller shall pay Purchaser an amount equal to the amount due as follows:

(A) first, amounts contained in the Retail Escrow Account up to and including the amount due shall be paid to Purchaser pursuant to the terms of the Retail Escrow Agreement; and

(B) second, to the extent such amounts held in the Retail Escrow Account are insufficient to satisfy in full such amounts due, Seller shall pay to Purchaser an amount equal to the remaining amounts due which have not been paid to Purchaser from the Retail Escrow Account; or

(ii) To the extent the Retail Inventory Value Statement (as final and binding on the Parties in accordance with Section 2.8(d)) provides that Purchaser owes a payment to Seller, Purchaser shall pay Seller such amount due (exclusive of the return of funds in the Retail Escrow Account pursuant to Section 2.8(e)(iii)); and

(iii) All amounts remaining in the Retail Escrow Account (after giving effect to Section 2.8(e)(i), if applicable), if any, shall be paid to Seller pursuant to the terms of the Retail Escrow Agreement.

2.9  Escrow.  At the Closing, Purchaser shall, in addition to any other reductions to the Purchase Price paid at Closing to be made pursuant to this Article II, if any, withhold Fifteen Million Dollars ($15,000,000) (the ”Escrow Amount”) from the Purchase Price paid at Closing, which Escrow Amount shall be delivered to the Escrow Agent for deposit into a separate escrow account (the “Escrow Account”). The Escrow Amount shall be held pursuant to the provisions of Escrow Agreement. The Escrow Amount will be available to compensate Purchaser for Losses as provided in Article X, subject to the terms, conditions and limitations in the Escrow Agreement. On the six (6)-month anniversary of the Closing Date, Seven Million Five-Hundred Thousand Dollars ($7,500,000) (or such lesser amount then remaining in the Escrow Account) shall be released from the Escrow Account to Seller, provided that, if any good faith claims for indemnification by Purchaser have been made pursuant to this Agreement and remain unresolved at such time and an amount equal to such unresolved good faith claims would not remain in the Escrow Account following such release from the Escrow Account, an amount equal to such good faith claims shall remain in the Escrow Account and all other amounts in the Escrow Account at such time, up to a maximum of Seven Million Five-Hundred Thousand Dollars ($7,500,000), shall be released from the Escrow Account to Seller. On the one (1)-year anniversary of the Closing Date, all amounts then remaining in the Escrow Account shall be released from the Escrow Account to Seller, provided that, if any good faith claims for indemnification by Purchaser have been made pursuant to this Agreement and remain unresolved at such time, an amount equal to such good faith claims shall remain in the Escrow Account and all other amounts in the Escrow Account at such time shall be released from the Escrow Account to Seller. If any amounts remain in the Escrow Account after the one (1)-year anniversary of the Closing Date in order to satisfy unresolved good faith claims for indemnification made by Purchaser pursuant to this Agreement, any and all such amounts remaining in the Escrow Account following the resolution of such claims, if any, shall be promptly released to Seller.

2.10  Risk of Loss.  Until the delivery to Purchaser pursuant to this Agreement, following the Effective Time, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Purchased Assets shall be transferred to Purchaser. After the delivery to Purchaser pursuant to Section 3.2(a)(i) following the Effective Time, Purchaser shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

ARTICLE III

Closing

3.1  Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date following the satisfaction or waiver of all of the conditions set forth in Article VII, which shall be specified by Purchaser and be, if such conditions have been satisfied by such time, no later than December 31, 2006, such date (the “Closing Date”) and take place through facsimile exchange of signature pages together with email exchange of electronic files in Adobe® PDF file format containing copies of the executed documents, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. The Closing shall be deemed to have occurred at 11:59 p.m. eastern time on such day on which the Closing occurs (the “Effective Time”).

3.2  Transactions at Closing.  At the Closing, subject to the terms and conditions hereof:

(a) Seller’s Actions and Deliveries.  Seller shall deliver or cause to be delivered to Purchaser:

(i) the Inventory (which shall be delivered at the facilities of ICS, Mallinckrodt, Elan, and/or Cardinal, as the case may be);

(ii) the forms of all of the Other Agreements have been mutually agreed by the Parties and attached to this Agreement as the appropriate Exhibits;

(iii) executed counterparts of each of the Other Agreements to which it is a party;

(iv) a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the Registrations to Purchaser, in form and substance reasonably satisfactory to Purchaser, set forth on Schedule 3.2(a)(iv) hereto;

(v) a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Sections 7.2(a) and (b);

(vi) such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions, including, without limitation reasonably stored and organized Product Records;

(vii) executed Consents to the Assignments in the forms that have been mutually agreed by the Parties with respect to each party set forth on Schedule 2.5 hereto.

(b) Purchaser’s Actions and Deliveries.  Purchaser shall deliver or cause to be delivered to Seller:

(i) the Purchase Price (subject to adjustments and reductions as set forth in Section 2.6), by wire transfer of immediately available funds directly to the Purchase Price Bank Account designated by Seller;

(ii) the forms of all of the Other Agreements have been mutually agreed by the Parties and attached to this Agreement as the appropriate Exhibits;

(iii) executed counterparts of each of the Other Agreements to which it is a party;

(iv) a letter from Purchaser to the FDA duly executed by Purchaser, assuming responsibility for Registrations from Seller, in form and substance reasonably satisfactory to Seller, as set forth on Schedule 3.2(b)(iv);

(v) a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Sections 7.3(a) and (b); and

(vi) such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

ARTICLE IV

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, as of the Execution Date, as follows:

4.1  Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to own, lease and operate, as applicable, the Purchased Assets and to carry on the Product Line Business as presently conducted.

4.2  Due Authorization.  Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been authorized by all requisite board and, only as of the Closing Date, all requisite stockholder action.

4.3  No Conflicts; Enforceability.  The execution, delivery and performance of this Agreement and the Other Agreements by Seller (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Seller or any Subsidiary of Seller, (b) assuming all of the consents, approvals, authorizations and permits described in Section 4.7 have been obtained and all the filings and notifications described in Section 4.7 have been made and any waiting periods thereunder have terminated or expired, except as would not reasonably be expected to have a Material Adverse Effect, do not conflict with or result in violation or breach of any Law applicable to Seller, and (c) except as set forth on Schedule 4.3 of the Seller Disclosure Schedule, does not conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, including without limitation any Assigned Contracts, or instrument binding on Seller prior to the Effective Time or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Seller is a party or by which Seller is bound or to which any of its Assets is subject. This Agreement and the Other Agreements have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

4.4  Title; Assets.  Except as set forth on Schedule 4.4 of the Seller Disclosure Schedule, Seller has good and valid title to the Purchased Assets, whether by ownership, leases, licenses or other instruments granting Seller the right to use the Purchased Assets, in each case free and clear of all Encumbrances other than the Permitted Encumbrances. Neither Seller nor any Affiliate of Seller has any right, title or interest in or to any product containing morphine or other opioid as an active pharmaceutical ingredient in any stage of development. Seller does not lease any manufacturing tools or test equipment utilized in the conduct of the Product Line Business. The Purchased Assets transferred to Purchaser pursuant to this Agreement constitute all assets necessary and sufficient for the conduct of the Product Line Business as has been conducted by Seller and as is presently conducted by Seller, other than permits issued by the U.S. Drug Enforcement Agency and controlled substances permits issued by State Governmental Authorities.

4.5  Intellectual Property.

(a) Schedule 4.5(a) of the Seller Disclosure Schedule sets forth any and all Patents licensed, owned or Controlled by Seller (i) pursuant to the Product License and Supply Agreement, and/or (ii) relating to the Product or its use or manufacture.

(b) Included in the Product Intellectual Property are all rights in and to any and all Intellectual Property necessary and sufficient for the conduct of the Product Line Business as has been conducted by Seller and as is presently conducted by Seller, and all such rights are included in the Purchased Assets transferred to Purchaser pursuant to this Agreement.

(c) Except as set forth on Schedule 4.5(c) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property necessary for the conduct of the Product Line Business is under the Control of Seller.

(d) Except as set forth on Schedule 4.5(d) of the Seller Disclosure Schedule, (i) to Seller’s Knowledge the Product Intellectual Property is enforceable and valid and (ii) none of the Product Intellectual Property has been or is the subject of: (A) any pending adverse judgment, injunction, order, decree or agreement restricting (x) its use in connection with the Product or the Product Line Business or (y) assignment or license thereof by Seller; or (B) any threatened litigation or claim of infringement threatened or made, in each case made in writing or to Seller’s Knowledge made otherwise; or (C) any pending litigation; or (D) any requests for royalty payments or offers for licenses to Intellectual Property which would relate to the Product or the Product Line Business, in each case made in writing or to Seller’s Knowledge made otherwise; or (E) to Seller’s Knowledge any discussions relating to any of the matters addressed by Sections 4.5(d)(ii)(B) or (D).

(e) Except as set forth on Schedule 4.5(e) of the Seller Disclosure Schedule, all Product Intellectual Property is under the Control of Seller.

(f) Except as set forth on Schedule 4.5(f) of the Seller Disclosure Schedule, (i) neither Seller nor any of its Affiliates has granted any licenses to the Product Intellectual Property to third parties; (ii) neither Seller nor any of its Affiliates, nor to Seller’s Knowledge, any other Person, is party to any agreements with third parties that materially limit or restrict use of the Product Intellectual Property or require any payments for their use; and (iii) to Seller’s Knowledge, no other Person has any joint ownership or royalty interest in the Product Intellectual Property.

(g) Except as set forth on Schedule 4.5(g) of the Seller Disclosure Schedule, (i) to Seller’s Knowledge, the use or sale of the Product in the Territory, and the manufacture of the Product in the Territory or where manufactured by or behalf of Seller for use or sale in the Territory, does not and will not infringe any valid intellectual property right of any third party, and (ii) neither Seller nor any of its Affiliates has received written notice of a claim of any such infringement.

(h) Seller has not received written notice of any misappropriation or infringement of, any of the Product Intellectual Property by any Person.

(i) All issuance, renewal, maintenance and other payments that are or have become due with respect to the Product Intellectual Property have been timely paid by or on behalf of Seller, except as would not reasonably be expected to have a Material Adverse Effect.

(j) To Seller’s Knowledge, there are no actual or threatened inventorship challenges, interferences declared or assertions of invalidity with respect to any Patents included in the Product Intellectual Property.

(k) (i) to Seller’s Knowledge, the use of the Product Mark(s) in the Territory does not infringe any intellectual property right, including Trademark, of any third party, and (ii) neither Seller nor any of its Affiliates has received written notice of any such infringement claims.

(l) Seller and its Affiliates have taken reasonable measures to maintain in confidence all Product Know-How, except as would not reasonably be expected to have a Material Adverse Effect.

(m) To Seller’s Knowledge, except as set forth on Schedule 4.5(m) of the Seller Disclosure Schedule, no present or former employee or consultant of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in the Product Intellectual Property.

4.6  Litigation.  Except as set forth on Schedule 4.6 of the Seller Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect or would prevent the consummation by Seller of the Transactions, as of the Execution Date, to Seller’s Knowledge, there is no Action pending or threatened related to the Product, the Product Line Business or the Transactions.

4.7  Consents.  Except for the Consents to Assignments required to be delivered by Seller to Purchaser pursuant to Section 7.2(c), the approval of the Required Seller Stockholders, any requisite filings under the HSR Act and the expiration or termination of the waiting period under the HSR Act, any other necessary premerger or competition filings, and all of the filings and other actions contemplated set forth on Schedule 4.7 of the Seller Disclosure Schedule (including the letters to the FDA contemplated by Sections 3.2(a)(iv) and 3.2(b)(iv), any applicable filings required under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Exchange, and as may be necessary as a result of any facts or circumstances relating solely to Purchaser), no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Seller to consummate the Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

4.8  Taxes.

(a) There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on the Purchased Assets or the Inventory.

(b) Except as set forth on Schedule 4.8, there are no ongoing or pending or, to Seller’s Knowledge, threatened Actions or audits concerning any Tax Liability of Seller attributable to or associated with any of the Purchased Assets or the Product Line Business.

4.9  Employee Matters.

(a) Plans and Material Documents.  Schedule 4.9 of the Seller Disclosure Schedule lists all material Seller Plans. Seller has made available to Purchaser a true and complete copy of each Seller Plan.

(b) Compliance.  Each Seller Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and Seller has no Knowledge of any material default or violation by any party to, any Seller Plan.

(c) Qualification of Certain Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Seller Plan for which determination or opinion letters are currently available that the Seller Plan is so qualified and no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Seller Plan or the exempt status of any such trust.

(d) Collective Bargaining Agreements.  With respect to Product Employees, (i) Seller is not a party to, or bound by, the terms of any collective bargaining agreement, and is under no obligation to collectively bargain with any labor organization as those terms are interpreted under the federal National Labor Relations Act, (ii) Seller has experienced no material labor difficulties during the last five (5) years, (iii) there are currently no labor disputes involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other forms or methods of interference with work or production, or any other concerted action by Product Employees, (iv) there is currently no existing or threatened grievance or other legal action arising out of any collective bargaining agreement or employment relationship of any kind or otherwise pending against Seller, and (v) there are currently no charges or proceedings before the National Labor Relations Board, or other governmental agency.

(e) To Seller’s Knowledge, all Product Employees are authorized to work in the United States under the Immigration Reform and Control Act of 1986, 8 U.S.C. § 1324a, et seq.

(f) To Seller’s Knowledge, no Product Employee intends to terminate his or her employment with Seller,

(g) To Seller’s Knowledge, (i) there are no pending or threatened Actions (including unfair labor practice and wage/hour charges) by any Product Employee against Seller, and (ii) none of the Product Employees have been the subject of any such actual or threatened proceedings within the past two (2) years, except as set forth on Schedule 4.9(g) of the Seller Disclosure Schedule.

4.10  Compliance with Laws.  Except as set forth on Schedule 4.10 of the Seller Disclosure Schedule:

(a) all Registrations employed in the Product Line Business or necessary to the ongoing conduct of (i) the Product Line Business, or (ii) to Seller’s Knowledge, the manufacture or supply of the Product for sale in the Territory, are in full force and effect;

(b) except as set forth under Schedule 4.10(c) of the Seller Disclosure Schedule, Seller and its conduct of the Product Line Business are in material compliance with all applicable Laws relating to the Product and the Purchased Assets; and

(c) to Seller’s Knowledge, no circumstances presently exist which would reasonably be expected to lead to any loss of or refusal to renew any Registrations employed in the Product Line Business.

4.11  Regulatory Matters.

(a) All existing Registrations held by Seller as of the date of this Agreement are set forth in Schedule 1.1(j). Seller is the sole and exclusive owner of the Registrations.

(b) To Seller’s Knowledge, the Distribution of the Product by Seller in the Territory has been conducted in material compliance with the Registrations and all applicable Laws, including the Act and the PDM Act.

(c) Except as set forth in Schedule 4.11(c) of the Seller Disclosure Schedule, Seller has not received any written or, to Seller’s Knowledge, other notice of proceedings from a Governmental Authority alleging that the Product or any of the Purchased Assets or the ownership, manufacturing, operation, storage, Distribution, warehousing, packaging, labeling, handling and/or testing thereof is in material violation of any applicable Law.

(d) Seller has completed and filed all annual or other reports required by the FDA in order to maintain the Registrations to the extent required under the Product License and Supply Agreement.

4.12  Government Product Contracts; Liability for Cost and Pricing Data.  (a) Seller has made available to Purchaser true and correct copies of all Government Product Contracts; provided that such copies may have been redacted to prevent disclosure of information not related to the Product.

(b) Seller has made available to Purchaser true and correct copies of Seller’s Non-FAMP calculations and submissions, with all supporting data, for the two (2) most recent calendar quarters, as well as Seller’s annual Federal Ceiling Price (“FCP”) calculation and submission for the FCP currently in effect, with all supporting data.

(c) Seller has made available to Purchaser the FCP for Product on Seller’s FSS Contract.

(d) To Seller’s Knowledge, there exists no claim for Liability against Seller by any Governmental Authority as a result of incomplete or Product-related defective pricing data submitted to any Governmental Authority.

(e) Seller has made available to Purchaser all AMP and Best Price related submissions regarding sales of the Product during the period since the launch of the Product as submitted to the Centers for Medicare and Medicaid Services.

4.13  Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller’s SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in such filings and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in such filings), and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect).

4.14  Warranties.  Except as set forth on Schedule 4.14 of the Seller Disclosure Schedule, Seller has not made any warranties to its customers with respect to the quality or absence of defects of the Products which it has sold or have been sold on its behalf which are in force as of the date hereof or with respect to which claims are outstanding as of the date hereof. To Seller’s Knowledge, there are no claims pending, or threatened against Seller with respect to the quality of, or existence of defects in, any such Products and, to the Knowledge of Seller, there is no legitimate basis for any such claim. Seller has made available to Purchaser information which is accurate in all material respects, regarding all returns of defective or expired Products (other than Products damaged in transit), and all credits and allowances for such defective or expired products given or promised to customers during said period. Seller has not paid or been required to pay or received a request or demand for payment of any direct, incidental or consequential damages to any Person in connection with any of such Products, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

4.15  Brokers, Etc.  No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for UBS Securities LLC, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

4.16  Inventory and Equipment.  To Seller’s Knowledge, (i) the Product Equipment and Inventory are free from material defects, and (ii) the Inventory is useable, saleable and merchantable in all material respects.

4.17  Contracts.

(a) Other than the Pre-Existing Assigned Contracts, except as set forth on Schedule 4.17(a) of the Seller Disclosure Schedule, Seller is not a party to or bound by any material Contract that is used primarily in or is necessary to the operation or conduct of the Product Line Business.

(b) Except as set forth in Schedule 4.17(b) of the Seller Disclosure Schedule,

(i) all Pre-Existing Assigned Contracts listed in Schedule 1.1(b) are valid and binding on Seller and, to Seller’s Knowledge, are valid and binding on the other party or parties thereto and in full force and effect;

(ii) Seller has performed all material obligations required to be performed by it to date under the Pre-Existing Assigned Contracts;

(iii) Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder;

(iv) to Seller’s Knowledge, no third party to any Pre-Existing Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder; and

(v) Complete and correct copies of all Pre-Existing Assigned Contracts listed in Schedule 1.1(b), together with all modifications and amendments thereto and material correspondence related thereto, have been made available to Purchaser.

(c) With respect to those Assigned Contracts which Seller does not deliver to Purchaser on or before Closing the written consent of the parties to such Assigned Contracts regarding the assignment to Purchaser, (i) the assignment of such Assigned Contracts to Purchaser as contemplated by the Transactions (X) is permitted under applicable Law, (Y) shall not constitute a default or breach of under such Assigned Contracts, and (ii) Seller has all rights and consents necessary to effect such assignment to Purchaser as contemplated by the Transactions, and (iii) upon such assignment to Purchaser, Purchaser shall have all rights necessary to exercise and enforce its rights (as assignee) under such Assigned Contracts and to require performance of the other parties to such Assigned Contracts.

4.18  Product Liability; Distributors; Recalls.  To Seller’s Knowledge there is no (X) fact relating to the Product that may impose upon the Seller a duty to recall the Product or to warn customers of a defect therein, or (Y) latent or overt design, manufacturing or other defect in any Product. Except as set forth on Schedule 4.18 of the Seller Disclosure Schedule, Seller has not granted rights to any third party nor appointed any third party as a licensee, distributor or subdistributor of the Product. To Seller’s Knowledge, (i) there have been no recalls ordered by any Governmental Authority with respect to the Product being sold by or on behalf of Seller and (ii) each of the third parties appointed by Seller as a licensee, distributor or subdistributor of the Product identified on Schedule 4.18, if any, to Seller’s Knowledge, have obtained all approvals and clearances necessary in order to market the Product in any and all geographic areas in which they are marketed by or on behalf of Seller.

4.19  Product Treatments; Product Returns; Exporting and Manufacturing.  Except as set forth on Schedule 4.19, Seller has not offered any promotional allowance (including, without limitation, any coupon programs and co-pay assistance programs) to any customer nor has Seller or its agents provided any customer-specific packaging or value added services (other than displays) with respect to the Products. Seller has processed all material returns or requests for returns of the Products of which Seller is aware. Seller’s returns policy in effect prior to Closing and during the one (1) year period prior to the Execution Date is attached hereto as Schedule 4.19 of the Seller Disclosure Schedule. During the one (1) year period prior to the Execution Date, (i) Seller has processed returns consistent with the foregoing returns policy, and (ii) except as would not reasonably be expected to have a Material Adverse Effect, (A) Seller has not refused to accept returns of any Products and (B) no disputes arose with any customer of Seller regarding any attempted return to Seller of any Product sold by Seller. During the one (1) year period prior to the Execution Date, no customer of Seller has refused to accept further shipments of the Products. Seller does not have outstanding any authorization to any of its customers to destroy any of the Products in lieu of returning such product. Except as set forth on Schedule 4.19 of the Seller Disclosure Schedule, the Seller has not engaged in (i) any exporting or manufacturing activities of or relating to any Product or the Product Line Business, or (ii) Product Line Business activities in Canada.

4.20  Customers, Suppliers and Third Party Service Providers.  Prior to the Execution Date, Seller has provided Purchaser with a list of Seller’s top ten (10) customers by total sales of the Product for each of the three (3) most recent calendar years (the “Customers”). For purposes of this Section 4.20, “Customer” shall mean any entity contracting with Seller to purchase the Product whether through written contract and without regard to the end user of the goods in question. Since January 1, 2006, no supplier or third party service provider of Seller providing goods or services to the Product Line Business has indicated that it shall stop, or materially decrease the rate of, providing materials, products or services to Seller.

4.21  Medical Information.  Prior to the date hereof, Seller has provided Purchaser with access to (a) a list of all serious adverse event reports and periodic adverse event reports with respect to the Products that have been filed by Seller since Seller’s initial launch of the Product, including any material correspondence or other material documents relating thereto, complete copies of which have been made available to Purchaser prior to the Effective Date, (b) all payouts made by Seller since Seller’s initial launch of the Product to end-users in respect of claims relating to the Products and (c) all actual or threatened claims made by end-users since Seller’s initial launch of the Product against Seller relating to the Product.

4.22  Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE SELLER OR ITS REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, THE PRODUCT, THE PRODUCT INTELLECTUAL PROPERTY OR THE PRODUCT LINE BUSINESS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE PRODUCT LINE BUSINESS BY PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY SELLER OR, (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PRODUCT LINE BUSINESS AFTER THE CLOSING.

ARTICLE V

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

5.1  Organization.  Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of the place of its incorporation. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2  Due Authorization.  Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Purchaser and, to the extent required by Law, contract or otherwise, its stockholders.

5.3  No Conflicts; Enforceability.  The execution, delivery and performance of this Agreement and the Other Agreements by Purchaser (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Purchaser, (b) assuming all of the consents, approvals, authorizations and permits described in Section 5.5 have been obtained and all the filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, conflict with any Law applicable to Purchaser, and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Purchaser prior the Closing Date or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Purchaser is a party or by which Purchaser is bound or to which any of its Assets is subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent, approval, conflict breach or default which would not prevent or delay consummation by Purchaser of the Transactions. This Agreement and the Other Agreements have been duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

5.4  Litigation.  There is no Action pending or, to Purchaser’s knowledge, threatened, directly or indirectly involving Purchaser (or to Purchaser’s knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Purchaser’s ability to perform its obligations hereunder or under the Other Agreements, including the assumption of the Assumed Liabilities, would affect the legality, validity or enforceability of this Agreement or the Other Agreements, or prevent or delay the consummation of the Transactions.

5.5  Consents.  Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, any other necessary premerger or competition filings, the letters to the FDA contemplated by Sections 3.2(a)(iv) and 3.2(b)(iv), and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Purchaser to consummate the Transactions.

5.6  Financing.  Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Other Agreements or otherwise necessary to consummate all the Transactions.

5.7  Brokers, Etc.  No broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser, except for CitiGroup, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

ARTICLE IV

Covenants Prior to Closing

6.1  Access to Information; Reporting; Correspondence and Notices.  Between the Execution Date and the Closing Date, Seller shall, (i) afford Purchaser and its Representatives access, during regular business hours and upon reasonable agreed-upon times, to Seller’s personnel, personnel records (relating solely to the Product Employees, if and to the extent permitted under applicable Law, but in any event including date of hire, current base salary, and severance for each Product Employee calculated consistent with Schedule 9.1(a)(2)), and properties pertaining primarily or exclusively to any of the Purchased Assets, provided that such access shall not unreasonably interfere with Seller’s business and operations; and (ii) copies of all Assigned Contracts or other documentation constituting Purchased Assets. Without limiting the generality of the foregoing, or being limited thereby, Seller shall, at its own cost and expense, provide to Purchaser on (1) the last Business Day of each calendar month occurring prior to Closing, (2) daily for each of the five (5) Business Days prior to Closing, and (3) on the Closing Date, the following information and data (“Product Inventory Data”):

(a) wholesale data comprised of (i) 852 reports from each distribution services provider for the Product, (ii) inventory balances as reported on 852 forms for each wholesaler of the Product, (iii) “morgue” data for each wholesaler of the Product, and (iv) quarter-to-date 867 information for each wholesaler of the Product beginning July 1, 2006 through the Closing Date;

(b) retail data comprised of (i) IMS prescription data for the Product, and (ii) “APROV” study data for the Product; and

(c) data relating to Inventory of Product held at ICS including the lot numbers and expiration dates of such Inventory, as well as Seller’s out of pocket cost (without markup and appropriately supported and documented in accordance with GAAP) paid to Elan and/or Cardinal for all such units of Product.

Furthermore, Seller shall promptly provide Purchaser with complete copies of any and all material correspondence, notices, subpoenas, requests, demands, complaints or other written or electronic communications received from, or sent by or behalf of Seller to, (X) the third parties identified on Schedule 2.5 and any other party to an Assigned Contract, and (Y), to the extent such correspondence or other communications relates to the Product or the Product Line Business, to any of the top five (5) wholesalers of the Product or the FDA, Health Canada, or any other Governmental Authority, and (Z) any Person if it relates to any Material Adverse Effect.

6.2  Conduct of the Product Line Business.  The Parties acknowledge that various actions are desirable with respect to the smooth transition of the Purchased Assets and Product Line Business from Seller to Purchaser at the Effective Time and, consequently, Seller hereby agrees to advise Purchaser from the date of this Agreement through the Effective Time promptly following any material developments or changes, if any, with respect to the Purchased Assets or the Product Line Business. In addition, each of Purchaser and Seller agree to advise the other Party promptly upon becoming aware of any event, circumstance or development arising subsequent to the date of this Agreement that would result in any material breach of a representation, warranty or covenant of such advising Party in this Agreement or that would have the effect of making any representation or warranty of such advising Party in this Agreement untrue or incorrect in any material respect so as to cause the failure of any Closing condition to be satisfied prior to or at the Closing. In addition to the foregoing, to the extent consistent with applicable Law throughout the period between the Execution Date and the Effective Time:

(a) except as required by Law (including the Law of fiduciary duties), neither Purchaser nor Seller shall take any willful action reasonably likely to result in any material representation or warranty made by such Party hereunder to become untrue;

(b) subject to Section 6.3, Seller shall exercise its reasonable best efforts to operate the Product Line Business only in the ordinary course of business, consistent with past practices and preserve intact in all material respects the Purchased Assets and the Product Line Business, including, to the extent that Seller currently has or currently purchases wholesale data in support of the Product, Seller shall maintain such wholesale data arrangements in all material respects;

(c) Seller shall not mortgage, pledge or subject the Purchased Assets to any Encumbrance (other than Permitted Encumbrances);

(d) Seller shall not enter into any Contracts (other than Permitted Contracts) relating primarily or exclusively to the Products or the Product Line Business;

(e) Seller shall not terminate Contracts that will constitute Assigned Contracts at and as of the Effective Time;

(f) Seller shall use its commercially reasonable efforts to maintain satisfactory relationships with and preserve the goodwill of suppliers and customers providing products or services primarily to or exclusively in connection with the Product Line Business;

(g) Seller shall not transfer or grant any rights or options in or to any of the Purchased Assets except for the transfer of Inventory in the ordinary course of business consistent with past practice;

(h) Seller shall not transfer or agree to transfer to any third party any rights under any licenses, sublicenses or other agreements with respect to any Product Intellectual Property;

(i) Seller shall pay all payables and Taxes relating to the Product Line Business;

(j) Seller shall not fail to exercise any rights of renewal with respect to any Assigned Contracts that by its terms would otherwise expire and which Purchaser shall reasonably request Seller to renew;

(k) Seller shall not (i) initiate any litigation or arbitration actions or (ii) make any claims or demands for breach against any party to any of the Assigned Contracts, or threaten to take any such action;

(l) Seller shall not (i) enter into or modify any employment agreement with a Product Employee; (ii) except in the ordinary course consistent with past practice, increase or improve wages or fringe benefits of Product Employees, or (iii) promote, re-assign, transfer or change the job description of any Product Employee; and

(l) Seller shall not agree to take any of the actions specified in this Section 6.2.

6.3  Inventory.  Seller shall exercise its best efforts to reduce Inventory in commercial (wholesale and retail) distribution channels to meet the Wholesale Target and the Retail Target, provided, however, that notwithstanding the foregoing (i) Seller shall be entitled to ship Inventory after the Execution Date and prior to Closing to the extent Seller determines in its reasonable discretion that such shipments are necessary to meet its ongoing cash requirements, and (ii) such shipments shall not be a breach of this Agreement; provided further Seller shall provide Purchaser with advance written notice of any such shipments. Seller shall give written notice to Purchaser of all Product shipments made after the Execution Date promptly following each shipment. Such notice shall set forth the quantity of the Product shipped and, to the extent reasonably ascertainable, the then current Inventory levels in commercial (wholesale and retail) distribution channels.

6.4  Required Approvals and Consents.  As soon as reasonably practicable after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transactions, including all filings under the HSR Act and any other necessary premerger or competition filings in accordance with Section 6.5.

Seller shall also provide reasonable assistance with respect to all filings that Purchaser elects to make which Purchaser, in its reasonable discretion, deems legally necessary.

6.5  HSR Act.

(a) If required pursuant to applicable Law, each Party shall file as soon as practicable, and in any event no later than three (3) Business Days after the execution of a LOI by the Parties, or if no LOI is executed by the Parties, after the Execution Date except as mutually agreed otherwise, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, as well as any other necessary premerger or competition filings. As deemed advisable, each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in the Territory for additional information or documentation. Each Party shall (i) promptly notify the other Party of any communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party or the other Party’s counsel to review in advance any proposed written communication to any of the foregoing; (ii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority in the Territory, gives the other Party the opportunity to attend and participate thereat; and (iii) subject to applicable Law and any other reasonable confidentiality obligations of the disclosing Party, furnish the other Party with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) (including documents submitted as attachments to each Party’s Notification and Report Form under the HSR Act) between such Party (its affiliates, and its respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement. The responsibility for any required HSR Act filing fees shall be split 50/50 between Purchaser and Seller.

(b) In furtherance and not in limitation of the other covenants of the Parties contained herein, Purchaser shall have the right, but not the obligation, to seek to remedy any material competition concerns that any Governmental Authority may have with respect to the consummation of the Transactions. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or any of the Transactions as violative of any anti-competition Law, Purchaser may, but shall not be required to, elect to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Transactions. In the event Purchaser elects not to seek to remedy any such competition concerns of a Governmental Authority after being given notice thereof, Seller may terminate this Agreement by giving notice of termination to Purchaser. Seller shall cooperate in a commercially reasonable manner with any efforts of Purchaser to remedy any such competition concerns of a Governmental Authority.

6.6  Proxy Statement; Seller Stockholders’ Meeting.

(a) Proxy Statement.  As promptly as practicable after the Execution Date, Seller shall prepare and file with the SEC a proxy statement relating to Seller Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Seller, after consultation with Purchaser, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and to make any further filings in connection therewith Seller in its reasonable discretion deems necessary or appropriate. Purchaser shall furnish all information as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the clearance of the Proxy Statement by the SEC, Seller shall mail the Proxy Statement to its stockholders. Subject to Section 6.7, the Proxy Statement shall include the Seller Recommendation. Seller will notify Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Seller shall supply Purchaser with copies of all written correspondence between Seller or any of its Representatives, on the one hand, and the SEC or the SEC’s staff or any other governmental officers, on the other hand, with respect to the Proxy Statement or the Transactions; provided, however, that nothing herein shall obligate Seller to disclose any written information submitted to the SEC for which Seller has obtained confidential treatment thereof from the SEC. If at any time prior to the Effective Time, any event or circumstance relating to Purchaser or any Affiliate of Purchaser, or their respective Representatives, should be discovered by Purchaser which should be set forth in an amendment or a supplement to the Proxy Statement, Purchaser shall promptly inform Seller. If at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective Representatives, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Purchaser. All documents that Seller is responsible for filing in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

(b) Information Supplied.  The Proxy Statement is Seller’s document and Seller shall be and remain solely responsible for its contents. All documents that Seller is responsible for filing with the SEC in connection with the Transactions will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Seller Stockholders’ Meeting.  Subject to this Section 6.6, Seller shall mail the Proxy Statement to its stockholders and call and hold a meeting of its stockholders (the “Seller Stockholders’ Meeting”) in accordance with Seller’s bylaws and applicable Law as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the approval of the Required Seller Stockholders. Subject to Seller’s fiduciary duties and applicable Law, Seller will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Transactions, and will take all other reasonable action, if any, deemed necessary by Seller to secure the approval of its stockholders (by vote or consent) required by applicable Law, Seller’s certificate of incorporation and bylaws, each as amended to date, and, if applicable, all Contracts binding on Seller. The Proxy Statement will contain the Seller Recommendation; provided, however, that no director or officer of Seller shall be required to violate any fiduciary duty or other requirement imposed by Law in connection therewith.

(d) Convertible Notes.  Prior to Seller Stockholders’ Meeting, Seller shall mail to each of the holders of the Convertible Notes a notice of redemption pursuant to Section 3.04 of the Indenture entered into by Seller and dated as of November 26, 2002. Without limiting the foregoing or being limited thereby, Seller shall have redeemed or converted all of the Convertible Notes by the earlier of the Closing Date or the Outside Date. Seller shall not disperse or otherwise distribute to any of its stockholders any proceeds from any sale of Seller’s assets prior to (i) the redemption or conversion of all of the Convertible Notes and (ii) repayment in full of any indebtedness owed to Purchaser by Seller.

(e) No Restriction.  Nothing in this Section 6.6 shall be deemed to prevent Seller or the board of directors of Seller from taking any action they are permitted or required to take under, and in compliance with, Section 6.6 or are required to take under applicable Law. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or its Subsidiaries’ operations prior to the Effective Time.

6.7  No Negotiation.  Between the Execution Date and the Closing Date, Seller agrees it shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action to (i) solicit, initiate or facilitate any Acquisition Proposal, (ii) as to any such Acquisition Proposal, participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person that has made an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, however, that, at any time prior to the Closing Date, Seller shall, following the provision of notice to Purchaser, be permitted to:

(a) participate in any discussions or negotiations with, and provide any non-public information (other than any confidential information of Purchaser or any non-public financial or other material terms of this Agreement) to, any Person in response to an Acquisition Proposal by any such Person, if the board of directors of Seller determines that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal;

(b) if Seller has received an Acquisition Proposal from a third party and the board of directors of Seller determines that such Acquisition Proposal constitutes a Superior Proposal, effect a change in the Seller Recommendation or enter into an agreement with respect to such Acquisition Proposal;

(c) effect a change in the Seller Recommendation if the board of directors of Seller determines that doing so is consistent with its fiduciary duties to Seller’s stockholders under applicable Law; and

(d) take and disclose to Seller’s stockholders a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 of the Exchange Act.

6.8  Notifications.  Between the Execution Date and the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.9  Product Packaging.

(a) Following the Execution Date, Purchaser shall exercise its reasonable best efforts to obtain its own NDC number for the Product and develop and obtain governmental approval of its own proposed packaging for the Product for use by Purchaser upon Closing, in each case at Purchaser’s sole cost and expense (including, without limitation, any fees, expenses or costs associated with converting at Purchaser’s request existing Inventory to reflect Purchaser’s packaging for the Product).

(b) In order ensure the Parties’ compliance with Drug Enforcement Administration guidelines and requirements and to facilitate a more efficient transfer of the Product and Product Line Business to Purchaser upon Closing, Seller shall, in cooperation with Purchaser, use commercially reasonable efforts (i) to arrange, effective upon a date mutually agreed upon by the Parties, for Elan and Cardinal to appropriately hold and store in unlabeled bottles (e.g., “bright stock”) at their respective manufacturing sites all production of Product currently scheduled to be produced and shipped to ICS between execution and Closing; and (ii) upon appropriate lead time, to arrange for Elan and Cardinal to label such Product using labeling made available by Purchaser but retain possession of such packaged Product until the date of Closing. In the event this Agreement is terminated, Purchaser shall pay for all reasonable costs and expenses to label with Seller’s label all such Purchaser labeled Product.

6.10  Further Assurances; Further Documents.

(a) As of the Execution Date, each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each of them, (ii) to cause the Transactions to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

(b) Each of Purchaser and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transactions.

ARTICLE VII

Conditions to Closing

7.1  Conditions Precedent to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver (in accordance with Section 12.7) at or prior to the Closing Date of the following conditions:

(a) Litigation.  No preliminary or permanent injunction or other order has been issued by any court or by any Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transactions on the Closing Date.

(b) HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions has expired or been terminated.

(c) Stockholder Approval.  The Required Seller Stockholders shall have approved stockholder resolutions authorizing Seller to consummate the Transactions.

7.2  Conditions Precedent to Purchaser’s Obligations.  Purchaser’s obligations to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Purchaser’s sole discretion, in writing by Purchaser:

(a) Representations and Warranties.  The representations and warranties of Seller contained in Article IV shall be true and correct in all material respects as of the Execution Date and true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b) Performance.  Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement on or before the Closing.

(c) Consents.  All Consents to the Assignments shall have been duly executed and delivered to Purchaser; provided that with respect to each of Seller’s Contracts with ICS or Stericycle (formerly Universal Solutions International Inc.) relating to the Product, if, prior to Closing Purchaser shall have entered into its own contracts with such third parties regarding Purchaser’s conduct of the Product Line Business following Closing, Seller shall be relieved of its obligation to obtain Consent to Assignment of such Contracts.

(d) Officer’s Certificate.  Purchaser shall have received a certificate executed by a duly elected, qualified and acting officer of Seller certifying to the satisfaction of the conditions set forth in Sections 7.2(a) and (b).

(e) Other Agreements.  Seller shall have duly executed and delivered to Purchaser the Other Agreements.

(f) Convertible Notes.  Seller shall have redeemed or converted all of the Convertible Notes.

7.3  Conditions Precedent to Seller’s Obligations.  Seller’s obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller’s sole discretion, in writing by Seller:

(a) Representations and Warranties.  Each of the representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b) Performance.  Purchaser shall have performed and complied in all material respects with each of the covenants, agreements and obligations Purchaser is required to perform under this Agreement on or before the Closing.

(c) Officer’s Certificate.  Seller shall have received a certificate executed by a duly elected, qualified and acting officer of Purchaser certifying to the satisfaction of the conditions set forth in Sections 7.3(a) and (b).

(d) Other Agreements.  Purchaser shall have duly executed and delivered the Other Agreements to Seller.

ARTICLE VIII

Additional Covenants

8.1  Confidentiality; Publicity.

(a) The terms of the Confidentiality Agreement shall apply to any information provided to Seller or Purchaser pursuant to this Agreement.

(b) The Parties shall jointly agree upon the necessity and content of any press release in connection with the execution of this Agreement and the matters contemplated hereby as well as the Closing of the Transactions hereunder. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding any contrary term contained in the Confidentiality Agreement, (i) any disclosure that is required by Law as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party, provided a copy of such disclosure is provided to the other Party prior to any such legally required disclosure, and (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least three (3) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof or a notification thereof to comply with the requirements of an applicable stock exchange, Exchange regulation, New York Stock Exchange regulation or Nasdaq regulation or any Governmental Authority, including without limitation the SEC, such Party shall give at least two (2) Business Days advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall reach mutual agreement with respect thereto regarding any confidential treatment request. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

8.2  Availability of Records.  After the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all Product Records in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Purchaser; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax Returns to any Person, other than as required by applicable Laws). Purchaser and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product, Product Line Business, Purchased Assets or Assumed Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Purchaser), including product liability and general insurance liability.

8.3  Notification of Customers.  Promptly after the Closing, Purchaser and Seller shall jointly notify all wholesale distributors of the Product (a) of the transfer of the Purchased Assets to Purchaser, (b) that all purchase orders for the Product received by Seller or any of its Affiliates prior to the Closing Date but not shipped prior to 11:59 p.m. eastern time on or prior to the Business Day immediately preceding the Closing Date will be transferred to Purchaser (provided that to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same Liability associated with filling such purchase order as if such purchase order had been so transferred), and (c) that all purchase orders for the Product received after the Closing Date should be sent to the Persons and addresses as directed by Purchaser.

8.4  Product Returns, Rebates and Chargebacks.

(a) Product Returns.

(i) Purchaser shall be responsible for all Product returns from and after the Closing Date other than with respect to any returns of the Product sold prior to the Effective Time for which Seller shall be and remain responsible for processing after the Closing Date. A list of all lot numbers of Product sold by Seller since the launch of the Product and to the Closing Date is attached at Schedule 8.4(a). The Parties shall use, and cause any third party return processing service providers to use, the foregoing list to determine which Party shall be responsible for returns of a particular lot of Product.

(ii) The Party responsible for the returns of the Product in a given lot number and/or NDC shall be responsible for processing such returns as well as be financially responsible for such returns. Seller and Purchaser shall issue joint instructions in writing to third parties from which Product returns may be expected hereunder and otherwise reasonably cooperate with one another to help ensure Product returns are made in an appropriate manner.

(iii) Notwithstanding any provision herein to the contrary, Purchaser and its Affiliates shall not take any action with the intention of encouraging or otherwise affirmatively causing Seller’s customers and distributors to return Products.

(b) Government Rebates.

(i) Seller shall be responsible for all claims for all rebates pursuant to any governmental rebate program (“Government Rebates”) for Products dispensed prior to the Effective Time; provided that Seller’s responsibility with respect to such Government Rebates shall terminate 180 days following the Closing Date (the “Rebate Tail Period”) and, after the termination of the Rebate Tail Period, Purchaser shall be responsible for legally and accurately calculated Government Rebates owed by Seller for Products dispensed prior to the Effective Time (to the extent not previously paid by Seller) and, in addition, for the avoidance of doubt, Purchaser shall be responsible for all Government Rebates for Products dispensed after the Effective Time. Purchaser acknowledges that Seller will require certain information from Purchaser in order to calculate the Government Rebates for Product bearing NDC numbers of Seller or any of its Affiliates. Seller acknowledges that Purchaser will require certain information from Seller to meet its obligations with regard to pricing and calculating Government Rebates. Accordingly, the Parties agree that, from and after the Closing Date until the date which is one (1) calendar year after the expiration date of the last lot of Product produced with any NDC number of Seller, each Party shall reasonably cooperate with the other Party in connection with appropriately submitting to the Centers for Medicare and Medicaid Services, and in providing to the other Party, the following information: (a) the Best Price for each Product identified by NDC number, (b) the “average manufacturer price” (“AMP”) (as defined under the Social Security Act, 42 U.S.C. § 1396r-8(k)(1)) for each Product identified by the NDC number, (c) all data used by Purchaser or Seller to calculate the AMP and Best Price for each Product identified by NDC number, and (d) any additional pricing and/or claims data or other information related to such Medicaid issues reasonably requested by the other Party. Without limiting the generality of the foregoing, or being limited thereby, Purchaser shall make all appropriate filings (even after Closing, as necessary) with the Centers for Medicare and Medicaid Services in regard to all pre-Closing sales of Product, including any filings covering Seller’s sales of Product in a partial calendar quarter period leading up the Closing Date.

(ii) Purchaser shall pay or reimburse Seller for legally and accurately calculated Government Rebates owed by Seller to any Governmental Authority (to the extent not previously paid by Seller) following the termination of Government Rebate Tail Period; provided, that the Parties acknowledge that Government Rebates are billed on a calendar quarter basis and, to the extent that Purchaser’s reimbursement obligations under this Section 8.4(b)(ii) commence following the first (1st) day of any calendar quarter, Purchaser shall reimburse Seller in an amount equal to the total amount of the Government Rebates billed to Seller for such quarter, multiplied by a fraction, the numerator of which shall be the number of days elapsed during such quarter for which Purchaser has a reimbursement obligation under this Section 8.4(b), and the denominator of which shall be the number of days elapsed during such calendar quarter. Seller shall submit an invoice to

Purchaser for the amount due from Purchaser to Seller hereunder within ten (10) Business Days after receipt by Seller of any claim for a Government Rebate for which Purchaser may be responsible under this Section 8.4(b).  Purchaser shall make all payments due under this Section 8.4(b) to Seller upon receipt by Purchaser of invoices from Seller that describe the requested payments in reasonable detail. IN NO EVENT SHALL SELLER OR ANY GOVERNMENTAL AUTHORITY CLAIM, AND PURCHASER SHALL NOT BE OBLIGATED TO REIMBURSE SELLER FOR OR PAY ANY GOVERNMENTAL AUTHORITY FOR ANY GOVERNMENT REBATES THAT ARE NOT OWED BY SELLER OR ARE NOT BASED UPON LEGALLY AND ACCURATELY CALCULATED INFORMATION SUBMITTED TO GOVERNMENTAL AUTHORITIES BY SELLER.

(iii) If Purchaser disputes in good faith any Government Rebate claimed by Seller to be owed by Purchaser to Seller under any invoice submitted to Purchaser pursuant to Section 8.4(b)(ii), Purchaser shall provide notice to Seller within ten (10) Business Days of receipt of such invoice requesting that Seller notify the applicable Governmental Authority that Purchaser disputes such claim and the reasonable basis therefor. Seller shall, to the extent not part of the Purchased Assets, provide to Purchaser, upon Purchaser’s reasonable request, copies of any documents and records evidencing the original Government Rebate claims and any resubmission of such claims and data relating to unit Government Rebate calculations that are reasonably necessary to enable Purchaser to resolve such disputed amount. Purchaser shall be responsible for managing the dispute and amount owed under any such disputed Government Rebate, and Seller shall provide reasonable assistance to Purchaser in its dispute thereof; provided that Purchaser shall reimburse Seller for any and all reasonable costs and expenses incurred by Seller as a result of Purchaser’s dispute of such Government Rebate.

(iv) Notwithstanding the other provisions of this Section 8.4, the Parties acknowledge that the VA National Acquisition Center must approve the addition of the Product to Purchaser’s Federal Supply Schedule (“FSS”) Contract and the removal of the Product from Seller’s FSS Contract before the responsibility of processing such chargebacks is transferred from Seller to Purchaser. Until such approval is obtained, Seller shall continue to be responsible for processing the FSS chargebacks on Purchaser’s behalf, at Purchaser’s sole costs and expense (with Purchaser promptly paying such costs and expenses as they become due or promptly reimbursing Seller for such costs as paid by Seller), in each case in a manner consistent with this Agreement. Seller shall provide Purchaser with all information reasonably related to the Product and the prices thereof that Purchaser reasonably requires in order to comply with applicable rules and regulations relating to P.L. 102-585 as it relates to the FSS. When requested, such information shall be provided by Seller to Purchaser as promptly as practicable.

(v) Schedule 8.4(b) sets forth the “Best Price” (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and AMP reported by Seller for the Product for the two most recently ended calendar quarters.

(c) Commercial Rebates.  Seller shall be responsible for all claims for all commercial rebates for Products sold prior to the Effective Time; provided that Seller’s responsibility with respect to such commercial rebates shall terminate upon termination of the Rebate Tail Period and thereafter Purchaser shall be responsible for commercial rebates (to the extent not already paid by Seller) for Products sold prior to the Effective Time and, in addition, for the avoidance of doubt, Purchaser shall be responsible for all claims for commercial rebates for Products sold after the Effective Time. Schedule 8.4(c) hereto contains a list of all commercial rebate agreements, commercial chargeback agreements and Medicare Part D agreements in which the Product is included (“Commercial Rebate Agreements”). Seller and Purchaser agree that Purchaser shall continue to honor all such Commercial Rebate Agreements following the Effective Time; provided, however, that Seller shall exercise its reasonable best efforts to terminate each such Commercial Rebate Agreement promptly following the Closing and no later than ten (10) Business Days thereafter and shall notify Purchaser in writing of such terminations in accordance with the applicable agreement. Upon termination of such agreements, Seller’s Liability for such rebates and chargebacks shall cease. Seller shall be responsible at Sellers’ sole cost and expense for the processing, payment, administration, support, and termination of all such Commercial Rebate Agreements. To the extent that Purchaser processes commercial rebates and chargebacks that are the responsibility of Seller, Seller shall reimburse Purchaser within thirty (30) days of receipt of Purchaser’s invoices for the same together with appropriate documentation supporting such claim, including without limitation, the lot numbers, NDC number, the party/customer filing for the rebates and chargebacks and identification of the contract under which the Product in question with purchased. Similarly, to the extent that Seller processes commercial rebates and chargebacks for Product sold under Seller’s NDC by or on behalf of Purchaser after the Effective Time, Purchaser shall reimburse Seller within thirty (30) days of receipt of Seller’s invoices for the same. Any disputes with respect to such amounts due (and the related costs of any Accountants incurred in connection therewith, if any) shall be resolved in the manner set forth in Section 2.8(d).

(d) Credits Shelf Stock Adjustments.  Notwithstanding the foregoing, Purchaser and Seller agree that (i) Seller shall not be responsible for credits shelf stock adjustments to the extent resulting from price decreases initiated by Purchaser after Closing and (ii) any such payments by Seller shall be made on the terms and conditions comparable to Seller’s rebate obligations as of the Closing with respect to each commercial customer and shall be based on Seller’s terms of agreement with the respective contract. To the extent that Seller processes such claims, Purchaser shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

8.5  Accounts Receivable.  The Parties acknowledge and agree that all Accounts Receivable are and shall after Closing remain the property of Seller and Seller’s Affiliates and shall be collected by Seller or Seller’s Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or Purchaser’s Affiliates receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Purchaser shall within thirty (30) days of receipt of such payment remit the full amount of such payment to Seller. In the case of the receipt by Purchaser of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to Seller. In the event that, subsequent to the Closing, Seller or Seller’s Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then Seller shall within thirty (30) days of receipt of such payment remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.

8.6  Regulatory Matters.

(a) From and after the Closing Date, Purchaser, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority (whether the Product is sold before or after transfer of such Registrations), (ii) taking all actions and conducting all communication with third parties with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse drug experiences with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations).

(b) From and after the Closing Date, Seller promptly (and in any event within the time periods required by Law) shall notify Purchaser within three (3) Business Days if Seller receives a complaint or a report of an adverse drug experience with respect to the Product, but within twenty-four (24) hours if Seller receives a complaint or a report of a serious adverse drug experience. In addition, Seller shall cooperate with Purchaser’s reasonable requests and use commercially reasonable efforts to assist Purchaser in connection with the investigation of and response to any complaint or adverse drug experience related to the Product sold by Seller.

(c) From and after the Closing Date, Purchaser, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of the Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of units of the Product sold by Seller deemed necessary by Seller in its reasonable discretion; provided, however, that Seller shall promptly reimburse Purchaser for all reasonable expenses and costs incurred by Purchaser relating to recalls (whether voluntary or required by any Governmental Authority) relating to Product sold by or on behalf of Seller prior to the Closing, including without limitation the costs of notifying customers, the costs associated with shipment of such recalled Product, the price paid for such Product, and reasonable credits extended to customers in connection with the recall. Seller promptly shall notify Purchaser in the event that a recall of the Product sold by Seller is necessary.

8.7  Website Information.  As soon as practicable following the Closing Date, but in no event less than ten (10) Business Days following the Closing Date, Seller shall remove all references to the Product from the “Product Information” and “Research and Development” sections of its website; provided upon request of Purchaser, Seller shall place a link to website(s) designated by Purchaser.

8.8  Tax Matters.

(a) Seller and Purchaser shall reasonably cooperate with one another to lawfully minimize all Transfer Taxes, and resulting Transfer Taxes, if any, shall be split by Purchaser and Seller 50/50. Seller and Purchaser shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by applicable Tax Law.

(b) Seller and Purchaser hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Purchaser of the Purchased Assets and the Inventory by Seller.

8.9  Government Product Contracts.

(a) After the Effective Time, Purchaser shall honor and perform all Liabilities of Seller arising after the Effective Time under and pursuant to each Government Product Contract with respect to supplying the Product to the applicable party pursuant to such Government Product Contract until such time as the VA permits Purchaser add the Product to its FSS Contract. Seller agrees that, except as otherwise required by applicable Law, after the Effective Time it will not take any action with respect to any Government Product Contract that would, to Seller’s Knowledge, extend the term of such Government Product contract with respect to the Product or otherwise adversely affect Purchaser or the Product Line Business, without the prior consent of Purchaser. Seller may enter into a separate agreement with such government party, provided that such agreements do not contain any provisions relating to the Product or the Product Line Business.

(b) Seller shall provide Purchaser with all information and data reasonably requested by Purchaser necessary for Purchaser to add the Product to its FSS Contract to the extent not included in the Purchased Assets. Seller shall terminate the rights and obligations of Seller with respect to the Product under each such government product contract, to the extent permitted by the terms thereof and to the extent permitted by, and in accordance with, applicable Law, as soon as reasonably practicable after notification from Purchaser that the Product has been added to Purchaser’s FSS Contract.

(c) Seller shall provide Purchaser all data related to Seller’s sales of Product necessary for Purchaser to calculate a new Federal Ceiling Price under the Veterans Health Care Act, 38 U.S.C. § 8126.

8.10  Insurance.  Seller shall maintain, at its expense, general liability insurance together with product liability coverage for sales of the Product made prior to the Closing Date, which shall be written by A-rated insurance carriers as rated by A.M. Best Company, having a limit of not less than Ten Million Dollars ($10,000,000) in the aggregate, for a period of three (3) years following the Closing Date. Such insurance shall name each of King, King R&D and their respective Affiliates as additional named insureds. Seller shall provide to Purchaser thirty (30) days prior written notice of any cancellation or change in any of the foregoing coverage. Prior to Closing and thereafter upon request of Purchaser, Seller shall provide to Purchaser certificates of insurance evidencing the foregoing coverage.

8.11  Product Promotion.

(a) Purchaser shall exercise commercially reasonable efforts to promote the Product during the Royalty Term. Commercially reasonable efforts to promote shall mean (except to the extent the FDA, the U.S Drug Enforcement Administration or a court of competent jurisdiction finally and conclusively determines that Purchaser is legally prohibited from doing so): (a) for the period during the Royalty Term from the Closing Date through December 31, 2008, that Purchaser shall cause to be performed a minimum of 15,000 PDEs per calendar month (pro-rated for partial months); and (b) for the period during the Royalty Term from January 1, 2009 through December 31, 2009, that Purchaser shall cause to be performed a minimum of 10,000 PDEs per month (pro-rated for partial months); provided that, in each case, such PDEs shall be calculated on a quarterly basis. Thereafter, during the remainder of the Royalty Term, commercially reasonable efforts shall mean at least the same degree of effort as exercised in the promotion of Purchaser’s other products of a similar market size, patent life and similar commercial opportunity.

(b) Purchaser shall exercise commercially reasonable efforts to explore alternate formulations and derivations of the Product which utilize the same single active ingredient as the Product.

(c) During the Royalty Term, Purchaser shall not market in the Territory for once-daily administration any controlled release solid oral dosage formulation containing morphine and its salts as its sole active ingredient, other than Product.

(d) Purchaser confirms that it has received a copy of the Product License and Supply Agreement. Purchaser agrees that it shall be bound by the provisions of the Product License and Supply Agreement and shall perform in accordance with its terms all the obligations which by the terms of the Product License and Supply Agreement are required to be performed by Seller. Without limiting the foregoing, Purchaser acknowledges the foregoing covenant shall continue throughout the duration of the Royalty Term.

8.12  Advisory Fees, etc.  Seller will provide for the transfer, on the Closing Date, to UBS Securities LLC (who is an intended third-party beneficiary of this paragraph) a cash amount sufficient to pay in full all amounts due and payable to UBS Securities LLC in connection with the Transactions.

ARTICLE IX

Employee Matters

9.1  Employee Offers.

(a) Effective as of the Effective Time, Purchaser or an Affiliate of Purchaser shall offer to employ, on an at-will basis, each of the Product Employees listed on Schedule 9.1(a)(1) (provided that such list shall in no event exceed eighty-seven (87) individuals, and after review of the employment records and/or interview of each listed individual (which in no event shall occur prior to HSR approval), Purchaser, in its discretion, may decline to offer employment to any Product Employee for valid, job-related reasons and provided further that Purchaser, in its discretion, will determine its staffing needs and therefore the aggregate number of Product Employees to be offered employment and the tasks to be performed by them) so long as (i) each such employee is currently performing his or her regular tasks during what have been customarily scheduled work hours for its salespersons; (ii) as of the Effective Time, each such employee is then able to perform the essential functions of the positions to be offered by Purchaser, with or without reasonable accommodation, and (iii) each such employee is already subject to or, prior to hire by Purchaser, signs a trade secret, confidentiality, “work for hire,” non-compete, and any other similar agreement or agreements proffered by and with Purchaser, with such employment, if accepted, to commence as of the Effective Time. Such offers of employment shall be delivered to applicable Product Employees at least five (5) Business Days prior to the Closing or as soon as practicable thereafter but, in any event, prior to the Closing. The Product Employees who become employed by Purchaser are herein referred to as the “Hired Employees”.

(b) On or before the effective date of hire by Purchaser, Seller shall terminate the employment of each Hired Employee and all Hired Employees shall cease participation in all Seller Plans, subject to the terms of such plans.

(c) All Product Employees on Schedule 9.1(a)(1) who receive no employment offers from Purchaser will remain employees of Seller, or, at Seller’s option, Seller will sever their employment. If such employment severance occurs within ten (10) Business Days following the Closing Date, Seller shall treat such Product Employees as terminated employees under the severance pay policy attached hereto as Schedule 9.1(a)(2), and, to the extent they are eligible for severance pay under such policy, will, at Seller’s discretion, offer them severance pay consistent with Schedule 9.1(a)(2). Purchaser agrees to reimburse Seller for the amount of severance pay paid out to such severed Product Employees only to the extent (i) Purchaser has not offered employment to such Product Employees pursuant to Section 9.1(a) above, and (ii) such severance pay is properly paid out in accordance with the severance pay policy attached hereto as Schedule 9.1(a)(2), including without limitation that each such severance pay-eligible Product Employee submits to Seller and Purchaser a valid, binding, signed release of all possible legal claims against Seller and Purchaser in a form and in substance acceptable to Seller and Purchaser. Seller shall otherwise remain solely liable for the severance of such severed Product Employees.

(d) Seller, at the request of Purchaser, shall enforce, now or in the future, any non-competition, non-solicitation, confidentiality, trade secret or like agreements between Seller and any of its employees, including any Product Employees, who have any confidential knowledge or information about the Product Line Business or have had any role in Distribution of the Product.

9.2  Benefits.

(a) Seller shall pay out to each Hired Employees any and all vacation pay, personal pay, and sick leave benefits earned but not yet used as of the date on which each such employee terminates employment with Seller in order to commence employment with Purchaser.

(b) Seller shall retain responsibility for and continue to pay all workers’ compensation, medical and dental and similar plan benefits for each Hired Employee with respect to claims incurred by such Hired Employee or his or her covered dependents under the Seller Plans prior to the Closing Date and beyond the Closing Date, to the extent the benefit-triggering event occurred prior to Closing and Liability continues after Closing. Without limiting the generality of Section 9.2, Seller and its Affiliates shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law to Product Employees and any other current and former employees of Seller and their Affiliates and their eligible dependents with respect to “qualifying events” (as defined in Section 4980B of the Code) occurring prior to the Closing Date. Purchaser shall be responsible for satisfying all obligations under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law with respect to any Hired Employee with respect to “qualifying events” occurring on or after the Closing Date.

9.3  WARN Act.  Purchaser shall be responsible for all Liabilities, obligations, costs, claims, proceedings and demands, under the WARN Act, or any state plant closing or notification law, or similar Law in other jurisdictions, arising out of, or relating to, (i) in respect of Product Employees, the failure of Purchaser to offer employment to Product Employees in accordance with Section 9.1(a), or (ii) in respect of Hired Employees, any actions taken by Purchaser or its Affiliates on or after the Closing Date; so long as any information provided by Seller and relied upon by Purchaser is accurate, and with the further understanding, that Purchaser shall not be responsible for any such Liabilities, obligations, costs, claims, proceedings and demands to or in respect of any employees of Seller other than the Product Employees.

9.4  Employee Information.  Following the Execution Date, Seller shall use commercially reasonable efforts to provide Purchaser with all information and data reasonably requested by Purchaser in connection with Purchaser’s rights and obligations under this Article IX, including exchanging information and data relating to employee employment history and benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

ARTICLE X

Indemnification

10.1  Indemnification by Seller.  For purposes of determining the existence and amount of Seller’s indemnification obligations hereunder, a breach of Seller’s representations or warranties shall be determined without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth in such representation or warranty. Seller shall indemnify Purchaser and its Affiliates and their respective, officers, directors, employees, stockholders, agents and Representatives against, and hold them harmless from, any Losses, to the extent arising from:

(a) any breach of any representation or warranty of Seller contained in this Agreement or Seller’s Officer’s Certificate;

(b) any pre-Closing activities of Seller, including but not limited to Seller’s returns pertaining to sales of the Product before the Closing or termination of this Agreement;

(c) any breach of any covenant of Seller contained in this Agreement;

(d) any Excluded Liabilities; and

(e) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the Transactions.

10.2  Indemnification by Purchaser.  Purchaser shall indemnify Seller and its Affiliates and their respective officers, directors, employees, stockholders, agents and Representatives against, and agrees to hold them harmless from, any Losses, to the extent arising from or in connection with or otherwise with respect to:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement or Purchaser’s Officer’s Certificate;

(b) any breach of any covenant of Purchaser contained in this Agreement;

(c) any Assumed Liability; and

(d) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the Transactions.

10.3  Procedures.

(a) In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days’ after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees and Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or other matters reasonably related to such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Losses in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 10.1 or 10.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party, but in any event not later than five (5) Business Days after the Indemnified Party determines that it has or could have a claim to indemnification hereunder, stating the amount of Loss, if known, and method of computation thereof, and containing a specific reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification obligation that it may have to such Indemnified Party under Section 10.1 or 10.2, as applicable, except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party disputes that it has an indemnification obligation with respect to such claim, the Indemnifying Party shall deliver notice of such dispute with reasonable promptness and the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute for a period of thirty (30) days following the receipt by the Indemnified Party of such dispute notice. If the Indemnified Party and the Indemnifying Party have not resolved such dispute during such time period through good faith negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or other mutually agreeable non-judicial dispute resolution mechanism.

10.4  Certain Limitations on Indemnification Obligations.  Purchaser shall not be entitled to receive any indemnification payments under this Article X unless and until the aggregate amount of all indemnifiable Losses incurred by Purchaser equals One Million Five Hundred Thousand Dollars ($1,500,000) (the “Basket Amount”), whereupon Purchaser shall be entitled to receive in full indemnity payments for all such Losses that exceed the Basket Amount; provided that the maximum aggregate amount of indemnification payments under this Article X to which Purchaser shall be entitled shall not exceed Forty Million Dollars ($40,000,000); provided further that Purchaser shall not be permitted to submit a claim for indemnification if aggregate Losses with respect to such claim are less than Two Thousand Five Hundred Dollars ($2,500).

10.5  Set-Off.  Any indemnifiable Losses to which Purchaser is entitled pursuant to the provisions of this Article X shall be satisfied as follows: first, such Losses shall be satisfied from the Escrow Account pursuant to the terms of the Escrow Agreement; second, subject to the provisions of this Article X, such Losses shall be set-off against Royalties then accrued but not paid to Seller hereunder to the extent no amounts remain in the Escrow Account; and third, to the extent, and only to the extent, unable to be satisfied from the Escrow Account and the Royalties, directly from Seller. Any payment for indemnifiable Losses determined to be due to Purchaser pursuant to this Article X from the Escrow Account, or any set-off against Royalties due and payable to Seller for indemnifiable Losses determined to be due to Purchaser pursuant to this Article X, shall be made within ten (10) days following the determination (in accordance with this Article X) of the amount of such indemnifiable Losses due and payable to Purchaser.

10.6  Survival.  Seller’s indemnification obligation hereunder shall survive sixteen (16) months after the Closing Date, provided, however, that Seller’s indemnification obligation for Seller’s breach of Sections 4.2, 4.4 or 4.9 shall survive for a period of thirty (30) months after the Closing Date. Notwithstanding the foregoing, indemnification obligations of an Indemnifying Party shall survive the foregoing termination dates with respect to matters that the Indemnified Party has in good faith provided notice to the Indemnifying Party prior to the applicable termination date pursuant to Section 10.3 above, and the Indemnifying Party’s obligation shall be tolled until such matters are definitively resolved.

ARTICLE XI

Termination and Survival

11.1  Termination.

(a) This Agreement may be terminated:

(i) at any time before the Closing Date by mutual written consent of Purchaser and Seller; or

(ii) by either Party, in writing, if the Transactions have not been consummated on or before December 31, 2006 (the “Outside Date”), provided that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement; or

(iii) by either Party if the adoption of this Agreement by the Required Seller Stockholders shall not have been obtained at Seller’s Stockholders’ Meeting (or at any adjournment thereof) by reason of the failure to obtain the required vote; or

(iv) by either Party, if a material breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is not cured within sixty (60) days after written notice thereof.

(b) This Agreement may be terminated by Seller before Closing, in writing,if:

(i) (A) any representation or warranty of Purchaser set forth in this Agreement shall have become untrue in any material respect or Purchaser has materially breached any covenant or agreement of Purchaser set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date;

(ii) a material breach of any provision of this Agreement has been committed by Purchaser, such breach has not been waived by Seller and such breach is not cured by Purchaser within ten (10) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Purchaser; or

(iii) the board of directors of Seller determines that an Acquisition Proposal is a Superior Proposal, in which case Seller must, within two (2) days thereafter, provide Purchaser written notice of such determination.

(c) This Agreement may be terminated by Purchaser before Closing, in writing, if:

(i) (A) any representation or warranty of Seller set forth in this Agreement shall have become untrue in any material respect or Seller has materially breached any covenant or agreement of Seller set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date;

(ii) a material breach of any provision of this Agreement has been committed by Seller and such breach is not cured by Seller within ten (10) days after written notice thereof or, in the reasonable determination of Purchaser, is incapable of being cured by Seller; or

(iii) if, prior to obtaining the approval of this Agreement by the Required Seller Stockholders (A) Seller has failed to include the Seller Recommendation in the Proxy Statement or (B) the board of directors of Seller approves or recommends an Acquisition Proposal to Seller’s stockholders or approves or recommends that its stockholders tender their shares of Seller’s common stock in any tender offer or exchange offer that is an Acquisition Proposal; or

(iv) Purchaser has received written notice from Seller indicating that Seller’s board of directors has determined that an Acquisition Proposal is a Superior Proposal.

11.2  Procedure and Effect of Termination.

(a) Upon termination of this Agreement by Seller or Purchaser pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate forthwith and become void and there shall be no Liability or obligation on the part of the Parties or their respective Representatives. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) Section 8.1, this Article XI and Article XII; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination.

(b) In the event that this Agreement is terminated by Seller pursuant to (i) Section 11.1(b)(iii) or (ii) by Purchaser pursuant to Sections 11.1(c)(iii) or (iv), Seller shall pay King a fee equal to Twelve Million Dollars ($12,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by King in writing. The Termination Fee shall be paid promptly, but in no event later than three (3) Business Days after the date of receipt by Seller of such wiring instructions. Receipt of the Termination Fee shall be Purchaser’s sole and exclusive remedy against Seller for accepting a Superior Proposal.

(c) In the event that this Agreement is terminated by Seller pursuant to Section 11.1(b)(i) or Section 11.1(b)(ii) then, in addition to any other remedies available to Seller under this Agreement, Purchaser shall pay to Seller within two (2) Business Days after the receipt of a notice therefor an amount equal to Seller’s reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the actions taken in furtherance of the consummation of this Agreement, by wire transfer of immediately available funds to an account designated by Seller in writing.

(d) In the event that this Agreement is terminated by Purchaser pursuant to Section 11.1(c)(i) or Section 11.1(c)(ii) then, in addition to any other remedies available to Purchaser under this Agreement, Seller shall pay to King within two (2) Business Days after the receipt of a notice therefor an amount equal to Purchaser’s reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the actions taken in furtherance of the consummation of this Agreement, by wire transfer of immediately available funds to an account designated by King in writing.

ARTICLE XII

Miscellaneous

12.1  Assignment; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that Purchaser may not sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be granted, withheld or conditioned at Seller’s sole and absolute discretion; provided, further notwithstanding the foregoing Purchaser may assign its rights under this Agreement as security to one or more financial institutions providing financing (not in relation to the Closing of the Transactions contemplated hereunder) to Purchaser and may be assigned pursuant to the terms of the relevant security agreement; provided, further, that any permitted assignment shall protect Seller’s rights under this Agreement.

12.2  Expenses.  Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transactions.

12.3  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (c) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller, to:

Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California 92121
Attention: General Counsel

with a copy sent concurrently to:

Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attn: Scott Wolfe
Attn: Faye Russell

If to Purchaser, to:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attention: General Counsel, Legal Affairs

with copies sent concurrently to:

King Pharmaceuticals, Inc.
400 Crossing Boulevard
Bridgewater, New Jersey 08807
Attention: General Counsel, Legal Affairs

Reed Smith LLP
Princeton Forrestal Village
136 Main Street, Suite 250
Princeton, New Jersey 08540
Attn: Andres Liivak

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

12.4  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.

12.5  Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the Execution Date

12.6  No Third Party Beneficiaries.  Except as otherwise set forth under Article IX, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

12.7  Waiver.  The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

12.8  Governing Law; Jurisdiction.  Except for federal Laws referenced in this Agreement, and except as superseded by federal Law, this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the Other Agreements, the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts, (b) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action in the Court of Chancery of the State of Delaware, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware. Each of the Parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

12.9  Injunctive Relief.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement. Either Party agrees that in the event the other Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any Canadian or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

12.10  Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

12.11  Counterparts.  This Agreement may be executed manually, electronically in Adobe® PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

12.12  Schedules.  Purchaser agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed.

12.13  Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

* * * * * * * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Henry F. Blissenbach

Name:	Henry F. Blissenbach

Title:	Chairman and CEO

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison

Name:	Brian A. Markison

Title:	President and CEO

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

By:	/s/ Brian A. Markison

Name:	Brian A. Markison

Title:	President and CEO

ANNEX B

Opinion of UBS Securities LLC

[LETTERHEAD OF UBS SECURITIES LLC]

September 6, 2006

The Board of Directors
Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California 92121

Dear Members of the Board:

We understand that Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), is considering a transaction whereby King Pharmaceuticals, Inc., a Tennessee corporation (“King”), and its wholly owned subsidiary, King Pharmaceuticals Research and Development, Inc., a Delaware corporation (“King R&D”), will purchase from Ligand all of its rights in and to certain finished dosage strengths of the once-daily oral dosage microparticulate formulation developed by Elan Corporation (“Elan”) currently marketed by Ligand as Avinza®, other dosage strengths, reformulations or derivations thereof and any other product sold or distributed under the Avinza® trademark (the “Product”) and certain related assets (such rights and assets to be purchased from Ligand, the “Purchased Assets”). Pursuant to the terms of the Purchase Agreement, dated as of September 6, 2006 (the “Purchase Agreement”), among King, King R&D and Ligand, Ligand will transfer to King and King R&D the Purchased Assets and specified liabilities (the “Transaction”) for initial consideration of $312.75 million (the “Initial Consideration”), subject to adjustment as specified in the Purchase Agreement, consisting of $265.0 million in cash and the assumption of Ligand’s payment obligation of $47.75 million to Organon Pharmaceuticals USA Inc. (or reimbursement to Ligand of such amount to the extent paid by Ligand prior to the closing of the Transaction). The Purchase Agreement also provides that, beginning on the later of the closing date of the Transaction or January 1, 2007 until November 25, 2017, King will make royalty payments to Ligand based on the Net Sales (as defined in the Purchase Agreement) of the Product in accordance with a specified schedule (the “Royalty Payments” and, together with the Initial Consideration, the “Aggregate Consideration”). The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Ligand of the Aggregate Consideration to be received by Ligand in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Ligand in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS in the past has provided, and currently is providing, investment banking services to Ligand unrelated to the proposed Transaction, for which UBS received and expects to receive compensation. In the past, UBS has provided investment banking services to King unrelated to the proposed Transaction, for which UBS received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Ligand and King and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Purchased Assets or Ligand’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder of Ligand as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Aggregate Consideration to the extent expressly specified herein, of the Purchase Agreement or any related documents or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) Ligand, King and King R&D will comply with all material terms of the Purchase Agreement and related documents and (ii) the Transaction will be consummated in accordance with the terms of the Purchase Agreement and related documents without any adverse waiver or

The Board of Directors
Ligand Pharmaceuticals Incorporated
September 6, 2006

amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Purchased Assets, Ligand, King or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Purchased Assets and King; (ii) reviewed certain internal financial information and other data relating to the Purchased Assets that were provided to us by the management of Ligand and not publicly available, including financial forecasts and estimates (including forecasts and estimates as to Net Sales anticipated by the management of Ligand to be achieved by King) prepared by the management of Ligand; (iii) conducted discussions with members of the senior management of Ligand concerning the Purchased Assets; (iv) reviewed publicly available financial and stock market data with respect to certain companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed the Purchase Agreement and certain related documents; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your direction, we contacted third parties to solicit indications of interest in a possible transaction with Ligand and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any assets (including the Purchased Assets) or liabilities (contingent or otherwise) of Ligand, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates (including forecasts and estimates as to Net Sales) referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ligand as to the future performance of the Purchased Assets and as to Net Sales. In addition, we have assumed, with your approval, that the forecasts and estimates as to Net Sales referred to above will be achieved at the times and in the amounts projected. We also have relied, at your direction, without independent verification or investigation, upon the assessments of the management of Ligand as to the Product and the risks associated therewith (including the potential impact of drug competition). Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by Ligand in the Transaction is fair, from a financial point of view, to Ligand.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/  UBS Securities LLC
UBS SECURITIES LLC

B-2

The Board of Directors recommends a vote FOR Items 1, 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN

1. To approve the sale of all or substantially all of our assets under Delaware law through the sale of our rights in and to AVINZA® (morphine sulfate extended-release capsules), in the United States, its territories and Canada, pursuant to the asset purchase agreement.
	☐	☐	☐

2. To amend Ligand’s 2002 Stock Incentive Plan to allow equitable adjustments to be made to options outstanding under the plan in the event of the payment of a large non-recurring cash dividend.	☐	☐	☐

3. To approve the adjournment of the special meeting, if necessary, to facilitate the approval of proposals 1 or 2, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or to approve proposals 1 or 2.
	☐	☐	☐

4. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Special meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/lgnd
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Proxy Statement on the
internet at www.ligand.com on the Investor Relations page

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
LIGAND PHARMACEUTICALS INCORPORATED
The undersigned hereby appoints Henry F. Blissenbach and Warner R. Broaddus, as proxies, jointly and severally, with full power of substitution to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Ligand Pharmaceuticals Incorporated to be held at                    . local time at the La Jolla Marriott located at 4240 La Jolla Village Drive, La Jolla, California, 92037 on                    , 2006, or at any postponements of adjournments thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the Special Meeting and any adjournments thereof.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲